EXHIBIT 2.1
-----------



                                                          EXECUTION VERSION





                        AGREEMENT AND PLAN OF MERGER

                                by and among

                      JONES LANG LASALLE INCORPORATED,


               JONES LANG LASALLE TENANT REPRESENTATION, INC.,

                                     and


                           STAUBACH HOLDINGS, INC.


                                    dated


                                June 16, 2008



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                              TABLE OF CONTENTS
                              -----------------

                                                                    Page
                                                                    ----

ARTICLE I  THE MERGER; EFFECTIVE TIME; CLOSING . . . . . . . . . . .   2
   Section 1.1    The Merger . . . . . . . . . . . . . . . . . . . .   2
   Section 1.2    Effective Time . . . . . . . . . . . . . . . . . .   2
   Section 1.3    Closing. . . . . . . . . . . . . . . . . . . . . .   2
   Section 1.4    Right to Revise Structure of Merger. . . . . . . .   2

ARTICLE II  THE SURVIVING CORPORATION. . . . . . . . . . . . . . . .   2
   Section 2.1    Certificate of Formation . . . . . . . . . . . . .   2
   Section 2.2    Bylaws . . . . . . . . . . . . . . . . . . . . . .   2
   Section 2.3    Directors and Officers of the
                  Surviving Corporation. . . . . . . . . . . . . . .   3

ARTICLE III CONVERSION OF SECURITIES . . . . . . . . . . . . . . . .   3
   Section 3.1    Conversion of Shares . . . . . . . . . . . . . . .   3
   Section 3.2    Closing Consideration. . . . . . . . . . . . . . .   4
   Section 3.3    Post-Closing Adjustment/Accounts Receivable. . . .   5
   Section 3.4    Integration Costs. . . . . . . . . . . . . . . . .   9
   Section 3.5    Deferred Payments. . . . . . . . . . . . . . . . .   9
   Section 3.6    Earnout Payments . . . . . . . . . . . . . . . . .  13
   Section 3.7    Earnout Statement. . . . . . . . . . . . . . . . .  14
   Section 3.8    Appraisal Rights . . . . . . . . . . . . . . . . .  16
   Section 3.9    Shareholder Election . . . . . . . . . . . . . . .  17
   Section 3.10   Exchange of Certificates . . . . . . . . . . . . .  17
   Section 3.11   Withholding Rights . . . . . . . . . . . . . . . .  20
   Section 3.12   Early Termination. . . . . . . . . . . . . . . . .  20
   Section 3.13   Payments . . . . . . . . . . . . . . . . . . . . .  20

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE COMPANY. . . . . .  21
   Section 4.1    Organization . . . . . . . . . . . . . . . . . . .  21
   Section 4.2    Subsidiaries and Affiliates. . . . . . . . . . . .  22
   Section 4.3    Capitalization . . . . . . . . . . . . . . . . . .  23
   Section 4.4    Authorization; Validity of Agreement;
                  Company Action . . . . . . . . . . . . . . . . . .  24
   Section 4.5    Board Approvals. . . . . . . . . . . . . . . . . .  25
   Section 4.6    Consents and Approvals; No Violations. . . . . . .  25
   Section 4.7    Financial Statements . . . . . . . . . . . . . . .  25
   Section 4.8    Absence of Certain Changes . . . . . . . . . . . .  26
   Section 4.9    No Undisclosed Liabilities; Indebtedness . . . . .  26
   Section 4.10   Litigation . . . . . . . . . . . . . . . . . . . .  27
   Section 4.11   Employee Benefit Plans; ERISA. . . . . . . . . . .  27
   Section 4.12   Taxes. . . . . . . . . . . . . . . . . . . . . . .  30
   Section 4.13   Contracts. . . . . . . . . . . . . . . . . . . . .  34
   Section 4.14   Real and Personal Property . . . . . . . . . . . .  35
   Section 4.15   Intellectual Property. . . . . . . . . . . . . . .  37
   Section 4.16   Related Party Transactions . . . . . . . . . . . .  40
   Section 4.17   Labor Matters. . . . . . . . . . . . . . . . . . .  40
   Section 4.18   Compliance with Laws; Permits. . . . . . . . . . .  42
   Section 4.19   Assets . . . . . . . . . . . . . . . . . . . . . .  42
   Section 4.20   Significant Clients. . . . . . . . . . . . . . . .  43
   Section 4.21   Environmental Matters. . . . . . . . . . . . . . .  43
   Section 4.22   Insurance. . . . . . . . . . . . . . . . . . . . .  45
   Section 4.23   Information Statement. . . . . . . . . . . . . . .  45
   Section 4.24   Foreign Corrupt Practices. . . . . . . . . . . . .  45
   Section 4.25   Customer Non-Discrimination. . . . . . . . . . . .  45
   Section 4.26   Investment Funds . . . . . . . . . . . . . . . . .  46
   Section 4.27   Government Contracts.. . . . . . . . . . . . . . .  47
   Section 4.28   Opinion of Financial Advisor . . . . . . . . . . .  48
   Section 4.29   Brokers. . . . . . . . . . . . . . . . . . . . . .  48






                                      i


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                                                                    ----

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB .  48
   Section 5.1    Organization . . . . . . . . . . . . . . . . . . .  48
   Section 5.2    Authorization; Validity of Agreement;
                  Necessary Action . . . . . . . . . . . . . . . . .  49
   Section 5.3    Capitalization . . . . . . . . . . . . . . . . . .  49
   Section 5.4    Consents and Approvals; No Violations. . . . . . .  49
   Section 5.5    Brokers. . . . . . . . . . . . . . . . . . . . . .  49
   Section 5.6    Financing. . . . . . . . . . . . . . . . . . . . .  50
   Section 5.7    SEC Filings; Financial Statements. . . . . . . . .  50
   Section 5.8    Tenant Rep Business. . . . . . . . . . . . . . . .  50
   Section 5.9    Labor Matters. . . . . . . . . . . . . . . . . . .  50
   Section 5.10   Significant Clients. . . . . . . . . . . . . . . .  50

ARTICLE VI  COVENANTS RELATING TO CONDUCT OF BUSINESS. . . . . . . .  51
   Section 6.1    Conduct of Business of the Company . . . . . . . .  51
   Section 6.2    No Solicitation. . . . . . . . . . . . . . . . . .  53
   Section 6.3    Tax Matters. . . . . . . . . . . . . . . . . . . .  54

ARTICLE VII  ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . .  58
   Section 7.1    Information Statement. . . . . . . . . . . . . . .  58
   Section 7.2    Commercially Reasonable Efforts; Consents
                  and Approvals. . . . . . . . . . . . . . . . . . .  58
   Section 7.3    Notification of Certain Matters. . . . . . . . . .  59
   Section 7.4    Access; Confidentiality. . . . . . . . . . . . . .  59
   Section 7.5    Publicity. . . . . . . . . . . . . . . . . . . . .  60
   Section 7.6    Indemnification. . . . . . . . . . . . . . . . . .  60
   Section 7.7    Takeover Laws. . . . . . . . . . . . . . . . . . .  60
   Section 7.8    Interim Financial Statements; Financing. . . . . .  60
   Section 7.9    Pre-Closing Transactions . . . . . . . . . . . . .  61
   Section 7.10   Sarbanes-Oxley Compliance. . . . . . . . . . . . .  62
   Section 7.11   Certain Appointments . . . . . . . . . . . . . . .  62
   Section 7.12   Stock Exchange Listing . . . . . . . . . . . . . .  63
   Section 7.13   Certain Prohibited Activities. . . . . . . . . . .  63
   Section 7.14   Registration Rights. . . . . . . . . . . . . . . .  63
   Section 7.15   Severance. . . . . . . . . . . . . . . . . . . . .  66

ARTICLE VIII  CONDITIONS . . . . . . . . . . . . . . . . . . . . . .  66
   Section 8.1    Conditions to Each Party's Obligation
                  to Effect the Merger . . . . . . . . . . . . . . .  66
   Section 8.2    Conditions to the Company's Obligation
                  to Effect the Merger . . . . . . . . . . . . . . .  67
   Section 8.3    Conditions to Parent's and Merger Sub's
                  Obligations to Effect the Merger . . . . . . . . .  67

ARTICLE IX  TERMINATION. . . . . . . . . . . . . . . . . . . . . . .  69
   Section 9.1    Termination. . . . . . . . . . . . . . . . . . . .  69
   Section 9.2    Effect of Termination. . . . . . . . . . . . . . .  70

ARTICLE X  INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . .  70
   Section 10.1   Indemnification. . . . . . . . . . . . . . . . . .  70
   Section 10.2   Survival . . . . . . . . . . . . . . . . . . . . .  74
   Section 10.3   Information; Waiver. . . . . . . . . . . . . . . .  75
   Section 10.4   Set-Off Rights . . . . . . . . . . . . . . . . . .  75
   Section 10.5   Recoupment . . . . . . . . . . . . . . . . . . . .  78
   Section 10.6   Third Party Claims . . . . . . . . . . . . . . . .  78
   Section 10.7   Treatment of Indemnification Payments. . . . . . .  79
   Section 10.8   Advancement of Expenses. . . . . . . . . . . . . .  79










                                     ii


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                                                                    ----

ARTICLE XI  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . .  80
   Section 11.1   Shareholders' Representative . . . . . . . . . . .  80
   Section 11.2   Amendment and Modification . . . . . . . . . . . .  81
   Section 11.3   Company Disclosure Schedule. . . . . . . . . . . .  81
   Section 11.4   Expenses . . . . . . . . . . . . . . . . . . . . .  82
   Section 11.5   Notices. . . . . . . . . . . . . . . . . . . . . .  82
   Section 11.6   Interpretation . . . . . . . . . . . . . . . . . .  83
   Section 11.7   Jurisdiction . . . . . . . . . . . . . . . . . . .  83
   Section 11.8   Service of Process . . . . . . . . . . . . . . . .  83
   Section 11.9   WAIVER OF JURY TRIAL . . . . . . . . . . . . . . .  83
   Section 11.10  Specific Performance . . . . . . . . . . . . . . .  83
   Section 11.11  Counterparts . . . . . . . . . . . . . . . . . . .  83
   Section 11.12  Entire Agreement; No Third-Party Beneficiaries . .  84
   Section 11.13  Severability . . . . . . . . . . . . . . . . . . .  84
   Section 11.14  Governing Law. . . . . . . . . . . . . . . . . . .  84
   Section 11.15  Headings . . . . . . . . . . . . . . . . . . . . .  84
   Section 11.16  Waivers. . . . . . . . . . . . . . . . . . . . . .  84
   Section 11.17  Assignment . . . . . . . . . . . . . . . . . . . .  84

                           INDEX OF DEFINED TERMS
                           ----------------------

                         Not Part of this Agreement


Defined Term                                                 Section No.
------------                                                 -----------

AAA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10.4(e)
Acquisition Proposal . . . . . . . . . . . . . . . . . . . . . . . . 6.2
Adjustment Date. . . . . . . . . . . . . . . . . . . . . . . . . .3.2(g)
Adverse Change of Control. . . . . . . . . . . . . . . . . . . . .3.5(o)
Advisers Act . . . . . . . . . . . . . . . . . . . . . . . . . . 4.26(a)
Aggregate Claimed Amount . . . . . . . . . . . . . . . . . . . . 10.4(f)
Agreed Rate. . . . . . . . . . . . . . . . . . . . . . . . . . . .3.3(f)
Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . .Recitals
Americas Business. . . . . . . . . . . . . . . . . . . . Schedule 3.6(b)
Ancillary Agreements . . . . . . . . . . . . . . . . . . . . . . . . 4.4
Approved Estimated Balance Sheet . . . . . . . . . . . . . . . . .3.2(a)
Arbitral Tribunal. . . . . . . . . . . . . . . . . . . . . . . . 10.4(e)
Balance Sheet Resolution Period. . . . . . . . . . . . . . . . . .3.3(f)
Bankruptcy Default . . . . . . . . . . . . . . . . . . . . . . . .3.5(k)
Basket Amount. . . . . . . . . . . . . . . . . . . . . . . . .10.1(d)(i)
Business Dispositions. . . . . . . . . . . . . . . . . . . . . . . . 7.9
Cash Closing Consideration . . . . . . . . . . . . . . . . . . . .3.2(e)
Certificate of Merger. . . . . . . . . . . . . . . . . . . . . . . . 1.2
Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . 3.10(d)
Claim Notice . . . . . . . . . . . . . . . . . . . . . . . . . . 10.4(b)
Claimed Amount . . . . . . . . . . . . . . . . . . . . . . . . . 10.4(b)
Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.3
Closing Accounts Receivable. . . . . . . . . . . . . . . . . . . .3.3(a)
Closing Adjustment Amount. . . . . . . . . . . . . . . . . . . 3.2(b)(i)
Closing Balance Sheet. . . . . . . . . . . . . . . . . . . . . . .3.3(b)
Closing Cash True-Up . . . . . . . . . . . . . . . . . . . . . . .3.3(e)
Closing Consideration Amount . . . . . . . . . . . . . . . . . . .3.2(c)
Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.2
Closing Date Liabilities . . . . . . . . . . . . . . . . . . . . .3.3(b)
Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4.11(b)(v)
Collected Accounts Receivable. . . . . . . . . . . . . . . . . . .3.3(c)
Collection Period. . . . . . . . . . . . . . . . . . . . . . . . .3.3(a)
Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . .3.1(a)
Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . .Recitals
Company Agreements . . . . . . . . . . . . . . . . . . . . . . . . .4.13
Company Board of Directors . . . . . . . . . . . . . . . . . . .Recitals
Company Disclosure Schedule. . . . . . . . . . . . . . . . . . . . . .IV
Company Employees and Contractors. . . . . . . . . . . . . . . . .3.6(c)
Company Financial Advisor. . . . . . . . . . . . . . . . . . . . . .4.28
Company Group. . . . . . . . . . . . . . . . . . . . . . . . . . 4.12(i)
Company Material Adverse Change. . . . . . . . . . . . . . . . . .4.1(a)
Company Material Adverse Effect. . . . . . . . . . . . . . . . . .4.1(a)
Company Permits. . . . . . . . . . . . . . . . . . . . . . . . . 4.18(b)
Company Subsidiary . . . . . . . . . . . . . . . . . . . . . . . .4.2(a)
Company Transaction Expenses . . . . . . . . . . . . . . . . . . .3.2(d)
Confidentiality Agreement. . . . . . . . . . . . . . . . . . . . . . 7.4
Contest. . . . . . . . . . . . . . . . . . . . . . . . . . . 6.3(b)(iii)
Contingent Issuance. . . . . . . . . . . . . . . . . . . . . . . .3.1(a)
Contribution Agreements. . . . . . . . . . . . . . . . . . . . . .3.1(a)
Copyrights . . . . . . . . . . . . . . . . . . . . . . . . . .4.15(a)(i)
Covered Losses . . . . . . . . . . . . . . . . . . . . . . . .10.1(d)(i)
Credit Agreement . . . . . . . . . . . . . . . . . . . . . . . . .3.5(d)
Defense Notice . . . . . . . . . . . . . . . . . . . . . . . . . 10.6(a)
Deferral Notice. . . . . . . . . . . . . . . . . . . . . . . . . 7.14(b)
Deferred Future Payment. . . . . . . . . . . . . . . . . . . . . . .3.12
Deferred Payments. . . . . . . . . . . . . . . . . . . . . . . . .3.5(c)
Dissenters Holdback. . . . . . . . . . . . . . . . . . . . . . . .3.2(c)
Dissenting Shares. . . . . . . . . . . . . . . . . . . . . . . . .3.8(a)



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Domain Names . . . . . . . . . . . . . . . . . . . . . . . . .4.15(a)(i)
Earnout Calculation Period . . . . . . . . . . . . . . . Schedule 3.6(b)
Earnout Date Adjustment. . . . . . . . . . . . . . . . . Schedule 3.6(b)
Earnout Payment. . . . . . . . . . . . . . . . . . . . . . . . . .3.6(b)
Earnout Payment Statement. . . . . . . . . . . . . . . . . . . . .3.7(a)
Earnout Statement. . . . . . . . . . . . . . . . . . . . . . . . .3.7(c)
Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.2
Electing Holder. . . . . . . . . . . . . . . . . . . . . . . . . . . 3.9
Election Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . 3.9
Encumbrances . . . . . . . . . . . . . . . . . . . . . . . . . . .4.2(a)
Environmental Claim. . . . . . . . . . . . . . . . . . . . . 4.21(a)(ii)
Environmental Laws . . . . . . . . . . . . . . . . . . . . . .4.21(a)(i)
ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.11(a)
ERISA Affiliate. . . . . . . . . . . . . . . . . . . . . . . . . 4.11(a)
Established Loss . . . . . . . . . . . . . . . . . . . . . . . . 10.4(f)
Estimated Closing Date Liabilities . . . . . . . . . . . . . . . .3.2(a)
Exchange Act . . . . . . . . . . . . . . . . . . . . . . . . . . .5.7(a)
Exchange Agent . . . . . . . . . . . . . . . . . . . . . . . . . 3.10(a)
Final Determination. . . . . . . . . . . . . . . . . . . . . . . 10.4(f)
Financial Statements . . . . . . . . . . . . . . . . . . . . . . .4.7(c)
Financing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7.8
FIRPTA Certificate . . . . . . . . . . . . . . . . . . . . . . . .8.3(j)
First Deferred Payment . . . . . . . . . . . . . . . . . . . . . .3.5(a)
First Receivables True-Up Period . . . . . . . . . . . . . . . . .3.3(c)
Floor Price. . . . . . . . . . . . . . . . . . . . . . . . . . . .3.2(g)
Foreign Plan . . . . . . . . . . . . . . . . . . . . . . . . . . 4.11(o)
Fully-Diluted Basis. . . . . . . . . . . . . . . . . . . . . . . .3.1(a)
Future Payments. . . . . . . . . . . . . . . . . . . . . . . . . .3.1(a)
GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3.2(a)
Government Contract. . . . . . . . . . . . . . . . . . . . . . . 4.13(o)
Governmental Entity. . . . . . . . . . . . . . . . . . . . . . . . . 4.6
Hazardous Substances . . . . . . . . . . . . . . . . . . . .4.21(a)(iii)
HSR Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.6
Included Other Assets. . . . . . . . . . . . . . . . . . . . . . .3.3(b)
Incurred and Budgeted Integration Costs. . . . . . . . . . . . . .3.4(a)
Indemnified Party. . . . . . . . . . . . . . . . . . . . . . . . 10.6(a)
Indemnifying Party . . . . . . . . . . . . . . . . . . . . . . . 10.6(a)
Information Statement. . . . . . . . . . . . . . . . . . . . . . . . 7.1
Integration Cost Adjustment. . . . . . . . . . . . . . . . . .3.2(b)(ii)
Integration Costs. . . . . . . . . . . . . . . . . . . . . . . . .3.4(b)
Integration Costs Refund . . . . . . . . . . . . . . . . . . . . .3.4(a)
Integration Costs Statement. . . . . . . . . . . . . . . . . . . .3.4(a)
Interest Rate. . . . . . . . . . . . . . . . . . . . . . . . . . . .3.12
Investment Company Act . . . . . . . . . . . . . . . . . . . . . 4.26(a)
IP Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . 4.13(k)
IRS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4.11(b)(v)
Last Fiscal Quarter. . . . . . . . . . . . . . . . . . . . . . . .3.3(a)
Leased Real Property . . . . . . . . . . . . . . . . . . . . . . 4.14(c)
License Terminations . . . . . . . . . . . . . . . . . . . . . . . . 7.9
Listed Company Agreements. . . . . . . . . . . . . . . . . . . . . .4.13
Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10.1(a)
Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.1
Merger Consideration . . . . . . . . . . . . . . . . . . . . . . .3.1(a)
Merger Sub . . . . . . . . . . . . . . . . . . . . . . . . . . .Recitals
Minimum Tenant Rep Business Revenue. . . . . . . . . . . Schedule 3.6(b)
Name Assignment and License Agreement. . . . . . . . . . . . . .Recitals
Name Assignment and License Amendment. . . . . . . . . . . . . .Recitals
Neutral Auditor. . . . . . . . . . . . . . . . . . . . . . . . . .3.3(f)
New York Courts. . . . . . . . . . . . . . . . . . . . . . . . . . .11.7
Non-Election Share . . . . . . . . . . . . . . . . . . . . . . . . . 3.9
Northeast. . . . . . . . . . . . . . . . . . . . . . . . . . . . .4.7(b)
Northeast Audited Financial Statements . . . . . . . . . . . . . .4.7(b)
NYSE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3.2(f)
Offset True-Up Period. . . . . . . . . . . . . . . . . . . . .3.3(d)(ii)
Owned Real Property. . . . . . . . . . . . . . . . . . . . . . . 4.14(b)
Parent . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Recitals
Parent Adjustment Trading Price. . . . . . . . . . . . . . . . . .3.2(g)

Parent Closing Trading Price . . . . . . . . . . . . . . . . . . .3.2(f)
Parent Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . 5.3
Parent Indemnified Party . . . . . . . . . . . . . . . . . . . . 10.1(a)
Parent Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . 5.3
Parent Retention Costs . . . . . . . . . . . . . . . . . . . . . .3.4(b)
Parent SEC Filings . . . . . . . . . . . . . . . . . . . . . . . .5.7(a)
Pass Through Subsidiary. . . . . . . . . . . . . . . . . . . . . 4.12(u)
Patents. . . . . . . . . . . . . . . . . . . . . . . . . . . .4.15(a)(i)
Payment Date . . . . . . . . . . . . . . . . . . . . . . . . . . 10.4(g)
PBGC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.11(c)
Per Share Closing Consideration. . . . . . . . . . . . . . . . . .3.2(h)
Permitted Encumbrances . . . . . . . . . . . . . . . . . . . . . 4.14(a)
Person . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4.2(a)
Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.11(a)
Post-Closing Tax Period. . . . . . . . . . . . . . . . . . . 6.3(b)(iii)
Pre-Closing Tax Period . . . . . . . . . . . . . . . . . . . 6.3(b)(iii)
Pre-Closing Transactions . . . . . . . . . . . . . . . . . . . . . . 7.9
Preliminary Estimated Balance Sheet. . . . . . . . . . . . . . . .3.2(a)
Private Funds. . . . . . . . . . . . . . . . . . . . . . . . . . 4.26(a)
Proposal . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.13(o)
Proprietary Software . . . . . . . . . . . . . . . . . . . . . . 4.15(d)
Prospectus . . . . . . . . . . . . . . . . . . . . . . . . . . . 7.14(a)
QSUB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.12(v)
Real Property Lease. . . . . . . . . . . . . . . . . . . . . . . 4.13(j)
Receivables Payment. . . . . . . . . . . . . . . . . . . . . . . .3.3(d)
Receivables Shortfall. . . . . . . . . . . . . . . . . . . . .3.3(d)(ii)
Receivables Statement. . . . . . . . . . . . . . . . . . . . . . .3.3(c)
Receivables True-Up Periods. . . . . . . . . . . . . . . . . . . .3.3(c)
Registrable Stock. . . . . . . . . . . . . . . . . . . . . . . . 7.14(a)
Registration Statement . . . . . . . . . . . . . . . . . . . . . 7.14(a)
Related Party. . . . . . . . . . . . . . . . . . . . . . . . . . . .4.16
Related Party Agreement. . . . . . . . . . . . . . . . . . . . . 4.13(h)
Required Financial Information . . . . . . . . . . . . . . . . . . . 7.8
Resolution Period. . . . . . . . . . . . . . . . . . . . . . . . .3.7(b)
Roll-Up Transactions . . . . . . . . . . . . . . . . . . . . . . . . 7.9
Rules. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10.4(e)
SEC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7.10
Second Deferred Payment. . . . . . . . . . . . . . . . . . . . . .3.5(b)
Section 481 Adjustment . . . . . . . . . . . . . . . . . . . 10.1(c)(ii)
Securities Act . . . . . . . . . . . . . . . . . . . . . . . . . .5.7(a)
Settlement Agreement . . . . . . . . . . . . . . . . . . . . . . 10.4(f)
Shareholder Election Form and Agreement. . . . . . . . . . . . . . . 3.9
Shareholder Indemnified Parties. . . . . . . . . . . . . . . . . 10.1(b)
Shareholder Losses . . . . . . . . . . . . . . . . . . . . . .10.1(c)(i)
Shareholders Agreement . . . . . . . . . . . . . . . . . . . . . .4.3(b)
Shareholders' Representative . . . . . . . . . . . . . . . . . . 11.1(a)
Shareholders' Representative Member. . . . . . . . . . . . . . . 11.1(a)
Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3.10(a)
Significant Clients. . . . . . . . . . . . . . . . . . . . . . . . .4.20
SOA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7.10
Software . . . . . . . . . . . . . . . . . . . . . . . . . . .4.15(a)(i)
Staubach Audited Financial Statements. . . . . . . . . . . . . . .4.7(a)
Staubach Company . . . . . . . . . . . . . . . . . . . . . . . . .4.7(a)
Staubach IP. . . . . . . . . . . . . . . . . . . . . . . . . 4.15(a)(ii)
Stock Consideration. . . . . . . . . . . . . . . . . . . . . . . .3.2(f)
Straddle Contest . . . . . . . . . . . . . . . . . . . . . . 6.3(b)(iii)
Straddle Period. . . . . . . . . . . . . . . . . . . . . . . 6.3(b)(iii)
Subsequent Receivables True-Up Period. . . . . . . . . . . . . . .3.3(c)
Subsidiary . . . . . . . . . . . . . . . . . . . . . . . . . . . .4.2(a)
Surviving Corporation. . . . . . . . . . . . . . . . . . . . . . . . 1.1
Target Tenant Rep Business Revenue . . . . . . . . . . . Schedule 3.6(b)
Tax. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.12(z)
Tax Claim. . . . . . . . . . . . . . . . . . . . . . . . . . .6.3(b)(ii)
Tax Losses . . . . . . . . . . . . . . . . . . . . . . . . . 10.1(c)(ii)
Tax Notice . . . . . . . . . . . . . . . . . . . . . . . . . .6.3(b)(ii)
Tax Return . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.12(z)
Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.12(z)

TBOC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .Recitals
Tenant Rep Base Revenue. . . . . . . . . . . . . . . . . Schedule 3.6(b)
Tenant Rep Business. . . . . . . . . . . . . . . . . . . Schedule 3.6(b)
Tenant Rep Business Revenue. . . . . . . . . . . . . . . Schedule 3.6(b)
Tenant Representative Significant Clients. . . . . . . . . . . . . .5.10
Third Deferred Payment . . . . . . . . . . . . . . . . . . . . . .3.5(c)
Third Party Claim. . . . . . . . . . . . . . . . . . . . . . . . 10.6(a)
Third Party Claim Notice . . . . . . . . . . . . . . . . . . . . 10.6(a)
Title IV Plans . . . . . . . . . . . . . . . . . . . . . . . . . 4.11(a)
Trade Secrets. . . . . . . . . . . . . . . . . . . . . . . . .4.15(a)(i)
Trademarks . . . . . . . . . . . . . . . . . . . . . . . . . .4.15(a)(i)
Undisputed Claim . . . . . . . . . . . . . . . . . . . . . . . . 10.4(c)
Voting Debt. . . . . . . . . . . . . . . . . . . . . . . . . . . .4.3(b)
WARN Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.17(g)
Withheld Amount. . . . . . . . . . . . . . . . . . . . . . . . . 10.4(g)

                        AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated June 16, 2008, by and among Jones Lang LaSalle Incorporated, a Maryland corporation ("Parent"), Jones Lang LaSalle Tenant Representation, Inc., a Texas corporation and an indirect, wholly-owned subsidiary of Parent ("Merger Sub") and Staubach Holdings, Inc., a Texas corporation (the "Company").

      WHEREAS, the board of directors of the Company (the "Company Board of Directors") has declared and determined that the Merger is advisable, fair to and in the best interests of the shareholders of the Company, and the Company Board of Directors has approved this Agreement and the transactions contemplated hereby;

      WHEREAS, this Agreement has been approved by the shareholders of the Company in accordance with Sections 6.202 and 21.457 of the Texas Business Organizations Code ("TBOC");

      WHEREAS, Electing Holders (as defined herein) have specified a sufficient number of Election Shares (as defined herein) such that the Per Share Closing Consideration (as defined herein) payable with respect to all Non-Election Shares in accordance with the terms of this Agreement may be satisfied in full from the Cash Closing Consideration (as defined herein);

      WHEREAS, the board of directors of each of Parent and Merger Sub has approved this Agreement and the transactions contemplated hereby and this Agreement has been approved by the sole shareholder of Merger Sub;

      WHEREAS, concurrently with the execution of this Agreement, Parent and each of the employees of the Company set forth on Section 8.3(i)(i) of the Company Disclosure Schedule are entering into an employment agreement with Parent or one of its affiliates contingent upon the consummation of the transactions contemplated hereby; and

      WHEREAS, it is a condition to the consummation of the transactions contemplated by this Agreement that, Roger T. Staubach and Marianne H. Staubach, on the one hand, and the Company and The Staubach Company, on the other hand, will amend that certain Name Assignment and License Agreement dated June 30, 2007 as amended by that certain First Amendment to Name Assignment and License Agreement dated November 30, 2007 by and between Roger T. Staubach, Marianne H. Staubach, the Company and The Staubach Company (the "Name Assignment and License Agreement"), by entering into that certain Second Amendment to Name Assignment and License Agreement (the "Name Assignment and License Amendment") substantially in the form attached hereto as Exhibit A.

      NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                  ARTICLE I

                     THE MERGER; EFFECTIVE TIME; CLOSING


      SECTION 1.1 THE MERGER. Subject to the terms and conditions of this Agreement and in accordance with the TBOC, at the Effective Time, the Company and Merger Sub shall consummate a merger (the "Merger") pursuant to which (i) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease and (ii) the Company shall be the surviving corporation in the Merger. The Merger shall have the effects set forth in the TBOC. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation."

      SECTION 1.2 EFFECTIVE TIME. Subject to the terms and conditions of this Agreement, Parent, Merger Sub and the Company shall cause an appropriate certificate of merger (the "Certificate of Merger") to be executed and filed on the date of the Closing with the Secretary of State of the State of Texas as provided in the TBOC. The Merger shall become effective on the date and time on which the Certificate of Merger has been filed with the Secretary of State of the State of Texas, or such later date or time as agreed upon by Parent and the Company and specified in the Certificate of Merger, such time being hereinafter referred to as the "Effective Time" and the date of the Effective Time as the "Closing Date."

      SECTION 1.3 CLOSING. The closing of the Merger (the "Closing") will take place (a) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois at 10:00 a.m., Chicago time, on July 2, 2008, or, if later, due to the failure of the satisfaction or waiver of all of the conditions set forth in Article VIII to be satisfied by such date, as soon as practicable after satisfaction or waiver of all of the conditions set forth in Article VIII up to August 1, 2008; provided, however, in the event the Closing does not occur on or before August 1, 2008, the Closing shall occur on August 31, 2008, subject to the satisfaction or waiver of all of the conditions set forth in Article VIII as of such date or (b) at such other place, time and date as Parent and the Company may agree.

      SECTION 1.4 RIGHT TO REVISE STRUCTURE OF MERGER. At Parent's election subject to the Company's prior written approval, which shall not be unreasonably withheld, conditioned or delayed, the Merger may alternatively be structured so that another direct or indirect wholly-owned Subsidiary of Parent is merged with and into the Company. In the event of such an election by Parent and approval by the Company, the Company agrees to execute such documentation as may be reasonably requested by Parent to reflect such election.


                                 ARTICLE II

                          THE SURVIVING CORPORATION


      SECTION 2.1 CERTIFICATE OF FORMATION. The certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Corporation, except as to the name of the Surviving Corporation, which shall be Jones Lang LaSalle Americas Transactions, Inc.

      SECTION 2.2 BYLAWS. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, except as to the name of the Surviving Corporation, which shall be Jones Lang LaSalle Americas Transactions, Inc.

      SECTION 2.3  DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.
The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of formation and bylaws.


                                 ARTICLE III

                          CONVERSION OF SECURITIES


      SECTION 3.1 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of shareholders of the Company or Merger Sub:

            (a) Each share of common stock, par value $0.01 per share, of the Company (the "Common Stock") issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be canceled and shall be converted automatically into the right to receive, subject to the terms and conditions of this Agreement, (i) the Per Share Closing Consideration and (ii) a pro rata portion based on the total number of shares of Common Stock outstanding on a Fully-Diluted Basis immediately prior to the Effective Time of the Deferred Payments, any Earnout Payment and any Receivables Payment (collectively, the "Future Payments;" the Per Share Closing Consideration together with such pro rata portion of the Future Payments, the "Merger Consideration"). The number of shares of Common Stock outstanding on a "Fully-Diluted Basis" includes any shares of Common Stock subject to the "Contingent Issuance" provisions in the "Contribution Agreements" between the Company and various parties entered into in connection with the Company's 2007 reorganization transaction and the merger agreements between the Company and various parties entered into in connection with the Roll-Up Transactions, with the number of such shares to be determined by the Shareholders' Representative after the Closing. Parent's sole obligation under this Agreement, is to pay the aggregate Merger Consideration (as reduced pursuant to the terms of this Agreement) to the Exchange Agent, the Shareholders' Representative or a paying agent designated by the Shareholders' Representative in accordance with the provisions of Section 3.10 of the Agreement. None of Parent, the Surviving Corporation or any of their respective affiliates shall have any liabilities or obligations with respect to the actual per share amount of the Merger Consideration paid to any Person entitled to receive the Merger Consideration, which subject to the terms of this Agreement, shall be determined solely by the Shareholders' Representative.

      (b) Each share of Common Stock held in the treasury of the Company immediately prior to the Effective Time and each share of Common Stock owned by Parent or any of its Subsidiaries or any Company Subsidiary immediately prior to the Effective Time shall be canceled without any conversion thereof, and no payment or distribution shall be made with respect thereto.

      (c) Each share of common stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and all such shares of Surviving Corporation common stock shall constitute the only outstanding shares of the Surviving Corporation immediately after the Effective Time.

      SECTION 3.2 CLOSING CONSIDERATION.

            (a)   The Company will cause to be delivered to Parent, three
(3) business days prior to Closing, (i) an estimated consolidated balance sheet as of the Effective Time for the Company (the "Preliminary Estimated Balance Sheet"), which shall be prepared in good faith and in conformity with United States generally accepted accounting principles ("GAAP") and shall include a schedule setting all liabilities reflected on such balance sheet, including "deferred tax liabilities" (the "Estimated Closing Date Liabilities") and (ii) a certificate executed by the chief financial officer of the Company certifying that the Preliminary Estimated Balance Sheet was prepared in accordance with clause (i) above. The Preliminary Estimated Balance Sheet shall be subject to Parent's review and approval, such approval not to be unreasonably withheld, conditioned or delayed. The Preliminary Estimated Balance Sheet as so approved by Parent shall be the "Approved Estimated Balance Sheet."

            (b) Based on the amounts set forth on the Approved Estimated Balance Sheet, the Closing Adjustment Amount shall be determined as follows: the "Closing Adjustment Amount" shall mean an amount equal to (A) the Estimated Closing Date Liabilities plus $10,000,000 minus (B) all accounts receivable; provided that the Closing Adjustment Amount shall not be less than zero.

            (c) The "Closing Consideration Amount" shall mean an amount equal to (A) $233,827,500 less, without duplication, (B) (i) the Integration Cost Adjustment, if any, (ii) the Closing Adjustment Amount, if any, (iii) the amount of all outstanding consolidated indebtedness of the Company as of the Effective Time, (iv) the aggregate amount of all outstanding Company Transaction Expenses, if any and (v) the aggregate portion of the Closing Consideration Amount payable to holders of Dissenting Shares (assuming for this purpose only that such holders were not holders of Dissenting Shares) (the "Dissenters Holdback").
"Integration Cost Adjustment" shall mean an amount equal to $11,000,000.

            (d) "Company Transaction Expenses" shall mean all fees, costs and expenses (including all fees and expenses of counsel, accountants, financial and other advisors) incurred by or on behalf of the Company or any of its affiliates which is payable by the Company or any Company Subsidiary in connection with this Agreement and the transactions contemplated hereby to the extent not paid in full by the Company prior to the Effective Time, but specifically excluding Integration Costs.

            (e) The "Cash Closing Consideration" shall mean an amount in cash equal to the Closing Consideration Amount minus $100,000,000.

            (f) The "Stock Consideration" shall mean a number of shares of Parent Common Stock equal to $100,000,000 divided by the Parent Closing Trading Price (rounded down to the nearest whole share), subject to adjustment as provided below. For purposes of this Agreement, the "Parent Closing Trading Price" means the average of the reported closing sale prices per share of Parent Common Stock on the New York Stock Exchange ("NYSE") as reported on the NYSE consolidated tape system for the five (5) consecutive trading days ending on (and including) the trading day prior to the Effective Time.

            (g) The number of shares of Parent Common Stock constituting the Stock Consideration is subject to adjustment as follows: if on the date that is one (1) trading day prior to the effective date of the Registration Statement contemplated by Section 7.14(a) (the "Adjustment Date"), the average of the reported closing sales prices per share of Parent Common Stock on the NYSE as reported on the NYSE consolidated tape system for the five (5) consecutive trading days ending on (and including) the Adjustment Date (the "Parent Adjustment Trading Price") (i) is greater than 110% of the Parent Closing Trading Price, the Stock Consideration shall be a number of shares of Parent Common Stock equal to $110,000,000 divided by the Parent Adjustment Trading Price (rounded down to the nearest whole share) or (ii) is less than the Parent Closing Trading Price, the Stock Consideration shall be a number of shares of Parent Common Stock equal to $100,000,000 divided by the Parent Adjustment Trading Price (rounded down to the nearest whole share); provided, however, that in the event that that Parent Adjustment Trading Price is less than 75% of the Parent Closing Trading Price (the "Floor Price"), the Parent Adjustment Trading Price for purposes of this clause (ii) shall be equal to the Floor Price. Parent may elect to reduce all or any portion of the increase in number of shares of Parent Common Stock otherwise required by Section 3.3(g)(ii) by paying, in lieu of such increase, an amount in cash equal to the Parent Adjustment Trading Price for each share (any such cash so paid, shall be deemed part
of the Stock Consideration).   On the Adjustment Date, Parent shall deliver
a statement to the Shareholders' Representative and the Exchange Agent specifying the number of shares of Parent Common Stock constituting the Stock Consideration as determined in accordance with Sections 3.2(f) and
(g).

            (h)   The "Per Share Closing Consideration" shall mean:

                  (i) with respect to each Non-Election Share, an amount payable in cash from the Cash Closing Consideration equal to a pro rata portion (based on the number of shares of Common Stock outstanding immediately prior to the Effective Time on a Fully-Diluted Basis) of the Closing Consideration Amount; and

                  (ii) with respect to each Election Share, (A) an amount payable in cash equal to a pro rata portion (based on the total number of Election Shares) of the remaining portion of the Cash Closing Consideration, if any, after payment from the Cash Closing Consideration with respect to Non-Election Shares as provided above and (B) an amount payable in Parent Common Stock equal to a pro rata portion (based on the total number of Election Shares) of the Stock Consideration.


      SECTION 3.3  POST-CLOSING ADJUSTMENT/ACCOUNTS RECEIVABLE.

            (a) During the period (the "Collection Period") commencing with the Closing Date and ending on the last day of Parent's fiscal quarter ending immediately prior to the third anniversary of the Closing Date (the "Last Fiscal Quarter"), Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to collect the accounts receivable of the Company as of the Effective Time (the "Closing Accounts Receivable") consistent with Parent's practices for collection of its accounts receivable. Any payment received by Parent or the Surviving Corporation (i) at any time after the Closing and (ii) from a customer of the Company after the Closing who was also a customer of the Company prior to the Closing, shall be presumptively applied to the accounts receivable which such customer specified in such payment; provided, however, that if no amount is so specified, Parent shall inquire of such customer as to which accounts receivable such amount is to be applied and such amount
shall be applied in accordance with such instructions.   Neither Parent nor
the Surviving Corporation shall be obligated to refer any of the Closing Accounts Receivable to a collection agency or to an attorney for collection. Parent shall incur no liability for any collected (other than to comply with the provisions of this Section 3.3) or uncollected Closing Accounts Receivable; provided, however, that upon the written request of the Shareholders' Representative, Parent shall cause any uncollected Closing Accounts Receivable with respect to which the Surviving Corporation determines not to collect in accordance with the Company's practices for collection of its accounts receivable prior to the Effective Time to be assigned (without recourse) to Shareholders' Representative's designee, unless Parent agrees to treat such Closing Accounts Receivable as having been collected pursuant to this Section 3.3. Following such assignment, the Shareholders' Representative (or its designee) shall be solely responsible for all costs and expenses incurred in connection with the collection of such accounts receivable, and Parent shall have no liabilities or obligations with respect thereto.

            (b) On the date that is 75 days after the Closing Date, Parent (with preparation assistance by Shareholders' Representative's designee) shall deliver to the Shareholders' Representative (i) a consolidated balance sheet of the Company as of the Effective Time (the "Closing Balance Sheet"), which shall be prepared in good faith and in conformity with GAAP and shall include separate schedules setting forth (A) all Closing Accounts Receivable included on such balance sheet, (B) Included Other Assets reflected on such balance sheet and (C) all liabilities reflected on such balance sheet, including "deferred tax liabilities" (the "Closing Date Liabilities") and (ii) a certificate executed by an officer of Parent certifying that the Closing Balance Sheet was prepared in accordance with clause (i) above. "Included Other Assets" shall mean the sum of the items included on the Closing Balance Sheet in the captions "prepaid expenses," "deposits" and "deferred tax assets" provided that such assets shall only be "Included Other Assets" to the extent Parent has been provided supporting documentation for such assets, reasonably satisfactory to Parent.

            (c) On the date that is 75 days after the Closing Date (the period between such date and the Closing Date the "First Receivables True-Up Period") and as soon as practicable, but not later than 15 calendar days, following the end of each subsequent calendar month thereafter for the first 12 months after the Closing and thereafter at the end of each of Parent's fiscal quarters up to and including the Last Fiscal Quarter (each, a "Subsequent Receivables True-Up Period" and, together with the First Receivables True-Up Period, the "Receivables True-Up Periods"), Parent shall prepare and deliver to the Shareholders' Representative a statement (the "Receivables Statement") setting forth for the applicable Receivables True-Up Period all amounts received with respect to the Closing Accounts Receivable during such Receivables True-Up Period (the "Collected Accounts Receivable").

            (d) Subject to the terms and conditions of this Agreement, Parent shall make any Receivables Payments in the following amounts and on the following terms:

                  (i) if, based on the amounts set forth on the Closing Balance Sheet and the Receivables Statement with respect to First Receivables True-Up Period, the (A) sum of (1) the Collected Accounts Receivable for such period, if any, (2) the Included Other Assets, if any, (3) the Closing Cash True-Up, if any, and (4) the Closing Adjustment Amount, if any, exceeds (B) the Closing Date Liabilities, then

                        (1) with respect to the First Receivables True-Up Period, the amount of such excess, subject to Section 10.4, shall be payable, subject to Section 10.4, no later than five (5) business days following delivery of the Receivables Statement for the First Receivables True-Up Period; and

                        (2) with respect to each Subsequent Receivables True-Up Period, an amount, subject to Section 10.4, equal to the Collected Accounts Receivable during such period shall be payable, subject to Section 10.4, no later than five (5) business days following delivery of the Receivables Statement for such Subsequent Receivables True-Up Period;

                  (ii) if, based on the amounts set forth on the Closing Balance Sheet and the Receivables Statement with respect to the First Receivables True-Up Period, the (A) the Closing Date Liabilities exceed (B) the sum of (1) Collected Accounts Receivable for such period, if any, (2) the Included Other Assets, if any, (3) the Closing Cash True-Up, if any, and (4) the Closing Adjustment Amount, if any (the amount of such excess being hereinafter referred to as the "Receivables Shortfall"), then no payment shall be required in connection with the Collected Accounts Receivable for such period or any Subsequent Receivables True-up Period, unless and until, the aggregate amount of Collected Accounts Receivable for all Subsequent Receivables True-Up Periods exceeds the Receivables Shortfall, after which the amount of any such Collected Accounts Receivable in excess of the Receivables Shortfall, subject to Section 10.4, shall be payable, subject to Section 10.4, no later than five (5) business days following delivery of the Receivables Statement for the Subsequent Receivables True-Up Period that first reflects such excess and any Subsequent Receivables True-Up Period thereafter during the Collection Period; provided, however, in the event that, as of the end of the Receivables True-Up Period ending immediately prior to the payment date of any Future Payment (the "Offset True-Up Period"), the Receivables Shortfall exceeds the aggregate amount of Collected Accounts Receivable for all Receivables True-Up Periods as of the last day of the Offset True-Up Period, Parent shall be entitled to withhold and set-off the amount of such excess against such Future Payment; provided further, that (A) if the Receivables Shortfall is fully offset by such Future Payment, then, with respect to each Subsequent Receivables True-Up Period following the Offset True-Up Period, an amount, subject to Section 10.4, equal to the Collected Accounts Receivable during such period shall be payable, subject to
      Section 10.4, no later than five (5) business days following delivery of the Receivables Statement for such Subsequent Receivables True-Up Period; and (B) if the Receivables Shortfall is not fully offset by such Future Payment, then the unpaid amounts shall be deemed to be the Receivables Shortfall subject to this Section 3.3(d)(ii). If as of the Last Fiscal Quarter, a Closing Account Receivable has not been collected and a commission associated with such Closing Account Receivable was reflected as a Closing Date Liability on the Closing Balance Sheet, the final Receivables Payment shall be increased by the amount of such commission, but only to the extent such commission has not been paid and neither Parent nor any of its affiliates has any liability or obligation for such commission; and

                  (iii) an amount, subject to Section 10.4, equal to the consolidated cash, cash equivalents and deposits in transit of the Company, if any (net of any outstanding checks and other instruments issued but not drawn) as of the Effective Time, such amount to be paid as soon as practicable after Parent and the Company determine such amount.

Any of the foregoing payments are hereinafter referred to as the "Receivables Payment."

            (e) "Closing Cash True-Up" shall mean the amount, if any, equal to the aggregate amount of all payments received by the Company or any Company Subsidiary prior to July 2, 2008 or, in the event the Closing occurs on August 31, 2008, prior to August 31, 2008, in connection with revenues which are not recognizable under GAAP until after the applicable date; it being understood that such Closing Cash True-Up may only be a negative number (with Parent's calculation of such amount subject to the procedures in Section 3.3(f)).

            (f) After receipt of the Closing Balance Sheet, the Shareholders' Representative shall have 60 days to review the Closing Balance Sheet. Parent shall give the Shareholders' Representative and its agents and representatives (including accountants) full access to all relevant books and records (excluding any materials prepared in connection with any dispute or potential dispute regarding the Closing Balance Sheet) and employees of Parent and its Subsidiaries and Parent's accountants and work papers to the extent required to complete its review of the Closing Balance Sheet (provided that the obligation to provide access to, and to produce work papers of, accountants is limited to commercially reasonable efforts and subject to the Shareholders' Representative providing such indemnification and other documentation as such accountants may request). Unless the Shareholders' Representative delivers written notice to Parent on or prior to the 45th day after the Shareholders' Representative's receipt of the Closing Balance Sheet specifying in reasonable detail all disputed items and the basis therefor, the Shareholders' Representative shall be deemed to have accepted and agreed to the Closing Balance Sheet. If the Shareholders' Representative so notifies Parent of the Shareholders' Representative's objection to the Closing Balance Sheet, Parent and the Shareholders' Representative shall, within 45 days following the date of such notice (the "Balance Sheet Resolution Period"), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive. If at the conclusion of the Balance Sheet Resolution Period, there are amounts remaining in dispute, then such amounts shall be submitted to Grant Thornton LLP or such other nationally recognized accounting firm mutually agreed to by Parent and the Shareholders' Representative (the "Neutral Auditor"). Parent and the Shareholders' Representative agree to execute, if requested by the Neutral Auditor, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor shall be the responsibility of the non-prevailing party. If the Shareholders' Representative is the non-prevailing party, then such fees and expenses shall be deemed Established Losses for purposes of this Agreement. The Neutral Auditor shall act as an arbitrator to determine, based solely on presentations by Parent and the Shareholders' Representative, and not by independent review, only those amounts still in dispute. The Neutral Auditor's determination shall be made within 30 days of its engagement, shall be set forth in a written statement delivered to Parent and the Shareholders' Representative and shall be final, binding and conclusive.
If any amounts are referred to the Neutral Auditor, the term "Closing Balance Sheet," as used in this Agreement, shall mean the definitive Closing Balance Sheet resulting from the determinations made by the Neutral Auditor in accordance with this section (in addition to those items theretofore agreed to by Parent and the Shareholders' Representative) and appropriate adjustments shall be made to the calculations in this Section
3.3 to reflect any differences between the definitive Closing Balance Sheet and the Closing Balance Sheet delivered by Parent in accordance with
Section 3.3(b), with any amounts to be paid by Parent to be added to the next Receivables Payment together with a notional amount equal to interest on such amount at the interest rate applicable to revolving borrowings under the Credit Agreement (the "Agreed Rate") for the period beginning on the 75th day after the Closing Date and ending on the date such amount is paid with such Receivables Payment.

      SECTION 3.4  INTEGRATION COSTS.

            (a) As soon as practicable following the second anniversary of the Closing Date, Parent shall deliver to the Shareholders' Representative a statement (the "Integration Costs Statement"), certified by an officer of Parent, setting forth the Integration Costs incurred prior to the second anniversary of the Closing Date and any Integration Costs budgeted by Parent in good faith in accordance with its normal budgeting process for incurrence following such date (collectively, the "Incurred and Budgeted Integration Costs"). If, as reflected on the Integration Costs Statement, 50% of the Incurred and Budgeted Integration Costs, subject to the limitations in Section 3.4(b) below, is less than $11,000,000, then such difference shall be the "Integration Costs Refund," which amount shall increase the First Deferred Payment in accordance with Section 3.5(a).

            (b) "Integration Costs" means all costs related to (i) the integration of the Company's and Parent's respective businesses following the Closing (or prior to the Closing with Parent's written consent) that would not have been incurred but for the consummation of the transactions contemplated hereby, including stay bonuses and severance payments for the Company's legacy employees, information technology costs and occupancy changes and (ii) the retention of Parent's legacy revenue professionals in connection with the transactions contemplated hereby ("Parent Retention Costs"), with all such Integration Costs to be borne equally by Parent, on the one hand, and the former holders of the Shares, on the other hand; provided that in no event shall the obligation of the former holders of the Shares exceed $11,000,000 in the aggregate; provided further, that in no event shall the former holders of the Shares be obligated for any Parent Retention Costs in excess of $2,125,000 in the aggregate.

      SECTION 3.5  DEFERRED PAYMENTS.

      Subject to the terms and conditions of this Agreement, Parent shall make the Deferred Payments in the following amounts and on the following terms:

      (a) The First Deferred Payment shall be payable, subject to Sections 3.3(d)(ii) and 10.4, on the first business day of the 25th month following the Closing Date; provided, however, if the Tenant Rep Business Revenues for the 12 months ending one month prior to the 25th month following the Closing Date are less than the Tenant Rep Base Revenue, then such payment shall be payable, subject to Sections 3.3(d)(ii) and 10.4, on the first business day of the 37th month following the Closing Date. The "First Deferred Payment" means, subject to Sections 3.3(d)(ii) and 10.4, an amount in cash equal to $77,942,500 plus the Integration Cost Refund, if any.

      (b) The Second Deferred Payment shall be payable, subject to Sections 3.3(d)(ii) and 10.4, on the first business day of the 37th month following the Closing Date; provided, however, if the Tenant Rep Business Revenues for the 12 months ending one month prior to the 37th month following the Closing Date are less than the Tenant Rep Base Revenue, then such payment shall be payable, subject to Sections 3.3(d)(ii) and 10.4, on the first business day of the 49th month following the Closing Date. The "Second Deferred Payment" means, subject to Sections 3.3(d)(ii) and 10.4, an amount in cash equal to $155,885,000.

      (c) The Third Deferred Payment shall be payable, subject to Sections 3.3(d)(ii) and 10.4, on the first business day of the 61st month following the Closing Date. The "Third Deferred Payment" means, subject to Sections 3.3(d)(ii) and 10.4, an amount in cash equal to $155,885,000.

      The First Deferred Payment, Second Deferred Payment and Third Deferred Payment are hereinafter referred to as the "Deferred Payments." For the avoidance of doubt, Parent shall pay when due any non-disputed amount of the Deferred Payments when due as set forth above.

      (d) Notwithstanding the foregoing, upon the occurrence of any default under Parent's Amended and Restated Multicurrency Credit Agreement dated June 6, 2007 (or any credit agreement or other financing or refinancing which replaces such credit agreement, in each case as the same may be amended, supplemented, restated or modified from time to time in compliance with this Agreement, the "Credit Agreement") which results in the acceleration of indebtedness outstanding under the Credit Agreement prior to its express maturity, any remaining Deferred Payments shall become, subject to Sections 3.3(d)(ii) and 10.4, immediately due and payable.

      (e) If Parent fails to pay all or any portion of a Deferred Payment when due hereunder in breach of this Agreement, (i) the amount not so paid shall bear interest at the applicable "default rate" set forth in the Credit Agreement for the period beginning on the date such amount was due and payable and ending on the date such amount is paid and (ii) if such Deferred Payment (together with accrued interest) is not paid in full on or before the 270th day following the payment due date (or on or before the 135th day if there has been a prior Deferred Payment payment default which was cured within the time period specified herein; or on or before the 180th day if the remaining Deferred Payment obligations have been accelerated pursuant to Section 3.5(l), below), then (A) the non-competition and non-solicitation covenants contained in any employment or independent contractor agreement or other agreement or arrangement entered into in connection with this Agreement between Parent (or one of its Subsidiaries) and a shareholder of the Company who is a shareholder immediately prior to the Effective Time shall terminate upon the termination of the employee or independent contractor party to such agreement, (B) the Name Assignment and License Agreement shall immediately terminate and be of no further force or effect and (C) Section 3.12 shall immediately terminate and be of no further effect with any payments theretofore delayed pursuant to Section 3.12 to be paid within five (5) business days after the termination of the applicable cure period. For the avoidance of doubt, any payment required to be made pursuant to Section 10.4(h), including in connection with a Withheld Amount related to a Deferred Payment, shall not be due and payable except to the extent provided in Section 10.4(h), and Section 10.4(h) shall govern any interest payment required to be paid in connection with such payment.

      (f) If, by June 1, 2012, the final maturity of the loans under the Credit Agreement has not been extended (including through a refinancing) to a date not earlier than the first business day of the 61st month following the Closing Date, then any remaining Deferred Payments shall become, subject to Sections 3.3(d)(ii) and 10.4, due and payable on June 2, 2012. The Credit Agreement shall not be amended or otherwise modified to change the maturity of the indebtedness thereunder to a date prior to June 6, 2012 after the Closing Date.

      (g) The Credit Agreement shall not, without the consent of the Shareholders' Representative (not to be unreasonably withheld, conditioned or delayed), be amended or otherwise modified to (i) permit a Total Funded Debt to Adjusted EBITDA Ratio (as defined in the Credit Agreement) greater than 3.75 to 1.00 or (ii) permit an Interest Coverage Ratio (as defined in the Credit Agreement) less than 1.750 to 1.0. However, notwithstanding anything to the contrary in the foregoing, but subject to Section 3.5(h) below, Parent may make any of the modifications to the Credit Agreement described in this Section 3.5(g) in order to cure or avoid an event of default under the Credit Agreement so long as Parent shall pay to the Shareholders' Representative on behalf of the former shareholders of the Company a proportionate amount of any waiver fees, incremental interest or other compensation paid to lenders under the Credit Agreement in connection with such amendment or waiver. Such waiver fees, incremental interest and other compensation paid to the Shareholders' Representative shall be deemed proportionate if the amount paid to such lenders is multiplied by a fraction, the numerator of which is the aggregate amount of remaining Deferred Payments and the denominator of which is the total of the outstanding loans and unfunded loan commitments under the Credit Agreement.

Nothing in this Agreement prohibits any prepayment of indebtedness under the Credit Agreement.

      (h) The Credit Agreement shall not, without the consent of the Shareholders' Representative (to be granted or withheld in its sole discretion), be amended or otherwise modified to (i) permit a Total Funded Debt to Adjusted EBITDA Ratio (as defined in the Credit Agreement) greater than 4.75 to 1.00 or (ii) permit an Interest Coverage Ratio (as defined in the Credit Agreement) less than 1.3750 to 1.0 or (iii) permit Consolidated Net Worth (as defined in the Credit Agreement) less than the sum of $700,000,000 plus an amount equal to 50% of the cumulative positive Consolidated Net Income (as defined in the Credit Agreement) earned in 2009 and any subsequent fiscal year completed thereafter (but without subtraction for any negative Consolidated Net Income for any such fiscal year).

      (i) The Credit Agreement shall not, without the consent of the Shareholders' Representative (not to be unreasonably withheld, conditioned or delayed), be amended or otherwise modified to change the definition of the terms "Total Funded Debt," "Adjusted EBITDA Ratio," "Interest Coverage Ratio" or "Consolidated Net Worth" (or any of the terms used in the definitions of such terms) if such change has a material adverse effect on the Parent's ability to pay the Deferred Payments as they come due. However, notwithstanding anything to the contrary in the foregoing, Parent may make any of the amendments or modifications to the Credit Agreement described in this Section 3.5(i) in connection with the amendment or refinancing of the Credit Agreement in 2008. For all purposes of this Agreement, (i) references to certain terms "as defined in the Credit Agreement" shall mean such terms as defined in the Credit Agreement excluding, and without giving effect to, the impact of non-cash or non-recurring items and (ii) nothing in this Agreement shall restrict Parent's ability to amend or modify any provision of the Credit Agreement to exclude the impact of non-cash or non-recurring items.

      (j) Parent shall not voluntarily reduce or terminate revolving commitments under the Credit Agreement (other than in connection with a refinancing or replacement thereof in accordance with the provisions of this Section 3.5) unless the board of directors of Parent shall have reasonably determined in good faith that adequate liquidity will be available (including by virtue of access to debt and/or equity markets) to satisfy all remaining Deferred Payments and Earnout Payments without such revolving commitments.

      (k) If a Bankruptcy Default occurs, then any remaining Deferred Payments shall become, subject to Sections 3.3(d)(ii) and 10.4, immediately due and payable. For purposes of the foregoing, "Bankruptcy Default" means
(x) the Parent or any Subsidiary thereof shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, or any analogous action is taken under any other applicable law relating to bankruptcy or insolvency, (ii) fail to pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail within the time allowed therefor to file an answer or other pleading denying the material allegations of any such proceeding filed against it,
(vi) take any corporate action (such as the passage by the board of directors of a resolution) in furtherance of any matter described in parts
(i)-(v) above, or (vii) fail to contest in good faith any appointment or proceeding described in the following clause (y), or (y) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Parent or any Subsidiary thereof or any substantial part of any of their property, taken as a whole, or a proceeding described in the foregoing clause (x) shall be instituted against the Parent or any Subsidiary thereof, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days.
                                     11

      (l) If any Event of Default (as defined in the Credit Agreement, other than a Bankruptcy Default) occurs under the Credit Agreement and is not cured or waived (including by virtue of a modification or refinancing of the Credit Agreement) on or before the 180th day following the earlier of the date that Parent is notified or otherwise becomes, or reasonably should be, aware of such Event of Default, then any remaining Deferred Payments shall become, subject to Sections 3.3(d)(ii) and 10.4, immediately due and payable. Parent shall notify the Shareholders' Representative of an Event of Default under the Credit Agreement promptly after Parent is notified or otherwise becomes aware of such Event of Default.

      (m) If collateral is granted as security for obligations under the Credit Agreement, Parent shall make or cause to be made effective provision whereby the remaining Deferred Payments will be secured by such lien, or a lien of equal priority on the same collateral, equally and ratably with such indebtedness under the Credit Agreement as long as any such Credit Agreement indebtedness shall be so secured, it being agreed, however, that all decisions relating to such lien, including the decision to release or subordinate such lien, and the decision to foreclose or pursue other remedies with respect to such lien, shall be reserved to the lenders under the Credit Agreement and/or their collateral agent (to be made by them in accordance with the terms of the Credit Agreement), and that the payees of the remaining Deferred Payments shall have no rights to direct such decisions.

      (n) If any Person shall guarantee obligations under the Credit Agreement, Parent shall make or cause to be made effective provision whereby the remaining Deferred Payments will be guaranteed by such Person, equally and ratably with such indebtedness under the Credit Agreement as long as any such Credit Agreement indebtedness shall be so guaranteed, it being agreed, however, that all decisions relating to such guarantee, including the decision to release or subordinate such guarantee, and the decision to pursue remedies with respect to such guarantee, shall be reserved to the lenders under the Credit Agreement and/or their collateral agent (to be made by them in accordance with the terms of the Credit Agreement), and that the payees of the remaining Deferred Payments shall have no rights to direct such decisions.

      (o) If an Adverse Change of Control occurs, then any remaining Deferred Payments shall, upon written notice delivered by the Shareholders' Representative to Parent within 90 days after such Adverse Change of Control, become, subject to Sections 3.3(d)(ii) and 10.4, immediately due and payable. For purposes of the foregoing, an "Adverse Change of Control" shall be deemed to occur if both (i) any Person or "group" (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) shall have acquired beneficial ownership of more than 50% on a fully diluted basis of the voting interest in Parent and (ii) in connection with (and within 90 days after) the event described in clause (i), the Parent's corporate debt ratings issued by Moody's Investors Service, Inc. and Standard & Poor's Ratings Group, Inc. are reduced to levels below both (A) the respective ratings of such agencies in effect immediately after the Closing Date and
(B) the respective ratings of such agencies in effect immediately prior to the event described in clause (i).

      SECTION 3.6  EARNOUT PAYMENTS.

      Subject to the terms and conditions of this Agreement, Parent shall make the Earnout Payments in the following amounts and on the following terms:

            (a)   Earnout Payments, if any, are payable as follows:

                  (i) The Earnout Payment, if any, for the Earnout Calculation Period ending December 31, 2010 shall be paid in two equal installments, with (A) the first such installment to be paid, subject to Sections 3.3(d)(ii) and 10.4, as soon as practicable following the date on which Parent's audited financial statements for the fiscal year ending December 31, 2010 are available; provided that in the event such first installment is not paid by March 15, 2011, such amounts shall accrue interest at the Agreed Rate from such date until the date such first installment is paid and (B) the second installment to be paid, subject to Sections 3.3(d)(ii) and 10.4, not later than January 2, 2012; and

                  (ii) The Earnout Payment, if any, for any subsequent Earnout Calculation Period shall be paid, subject to Sections 3.3(d)(ii) and 10.4, as soon as practicable following the date on which Parent's audited financial statements for the fiscal year ending as of the end of each applicable earnout calculation period are available, but in no event later than 30 days thereafter.

      Notwithstanding the foregoing, in the event of an Earnout Date Adjustment, any Earnout Payment shall not be due and payable until 75 days after the end of the calendar month in which the applicable Earnout Calculation Period ended as a result of such Earnout Date Adjustment (and no interest shall be due with respect thereto in the case of Section 3.6(a)(i)(A) until such date).

      If Parent fails to pay all or any portion of an Earnout Payment when due hereunder in breach of this Agreement, the amount not so paid shall bear interest at the Agreed Rate for the period beginning on the date such amount was due and payable and ending on the date such amount is paid. For the avoidance of doubt, (i) any payment required to be made pursuant to Section 10.4(h), including in connection with a Withheld Amount related to an Earnout Payment, shall not be due and payable except to the extent provided in Section 10.4(h), and Section 10.4(h) shall govern any interest payment required to be paid in connection with such payment and (ii) any payments required to be made pursuant to 3.7(c) shall not be due and payable except to the extent provided in Section 3.7(c), and Section 3.7(c) shall govern any interest payment required to be paid in connection with such payment. For the avoidance of doubt, Parent shall pay when due any non-disputed amount of the Earnout Payment when due as set forth in
      Section 3.6(a).

            (b) "Earnout Payment" means, subject to Sections 3.3(d)(ii) and 10.4, for any Earnout Calculation Period, an amount in cash, if any, equal to (A) (x) $113,850,000 multiplied by (y) a fraction (which in no event shall be greater than 1.0 or less than 0.0) equal to (1) the numerator of which is the Tenant Rep Business Revenue for such Earnout Calculation Period as set forth on the Earnout Statement for such period minus the Minimum Tenant Rep Business Revenue for such Earnout Calculation Period and (2) the denominator of which is the Target Tenant Rep Business Revenue for such Earnout Calculation Period minus the Minimum Tenant Rep Business Revenue for such Earnout Calculation Period minus (in the case of any Earnout Calculation Period ended December 31, 2011 or December 31, 2012 (as such dates may be extended as a result of an Earnout Date Adjustment))
(B) the aggregate Earnout Payments earned (without giving effect to any reduction in the amount actually paid with respect thereto in accordance with Sections 3.3(d)(ii) or 10.4)), if any, in prior Earnout Calculation Periods, calculated as set forth in Section 3.6(b) of the Company Disclosure Schedule.

            (c) During any Earnout Calculation Period, without the prior written consent of the Shareholders' Representative (such consent not to be unreasonably withheld, conditioned or delayed), Parent shall not, and shall cause its Subsidiaries not to, solicit to hire or engage, or hire or engage, any employee or independent contactor of the Surviving Corporation or any of its Subsidiaries as of the Effective Time listed on Section 8.3(i)(i) or (ii) of the Company Disclosure Schedule or who otherwise generates revenue from client engagements in the Tenant Rep Business ("Company Employees and Contractors"). For the avoidance of doubt, the foregoing shall not in any way limit Parent's or any of its Subsidiaries' internal or external communications regarding employment or independent contractor opportunities as long as such communications are not specifically targeted at Company Employees and Contractors. For purposes of this Section 3.6(c), it is agreed and understood that the Shareholders' Representative shall have reasonable grounds to withhold consent if the employment or engagement of the subject person by Parent or a Subsidiary of Parent for a position with Parent or any of its Subsidiaries that is not a revenue generating position for the Tenant Rep Business would reasonably be expected to adversely impact the achievement of the Earnout Payments.

            (d) If (i) employees or independent contactors of Jones Lang LaSalle Americas, Inc. or its Subsidiaries who generate revenue from client engagements relating to the Tenant Rep Business as of the Effective Time move after the Effective Time to positions with Parent or one of its Subsidiaries not related to the Tenant Rep Business and (ii) the revenues lost from such persons has a material adverse impact on the achievement of the Earnout Payments, upon the written request of the Shareholders' Representative, the Shareholders' Representative and Parent shall discuss in good faith equitable adjustments, if any, to the Earnout Payment targets and/or minimums resulting from such lost revenue.

            (e) If Parent sells all or a substantial portion of its project development services or corporate capital markets businesses or eliminates or makes other material adverse changes to its global delivery platform during any Earnout Calculation Period, upon the written request of the Shareholders' Representative, Parent and the Shareholders' Representative shall discuss in good faith equitable adjustments, if any, to the Earnout Payment targets and/or minimums resulting from such sale, elimination or change. If the Shareholders' Representative and Parent are unable to agree on the appropriate equitable adjustments, if any, to the Earnout Payment targets and/or minimums within 45 days of delivery of the Shareholders' Representative's written notice contemplated by the preceding sentence, the matter shall be submitted to binding arbitration using the same procedures specified in Section 10.4(e).

      SECTION 3.7  EARNOUT STATEMENT.

            (a) As soon as practicable following the date upon which Parent's audited financial statements for the fiscal year ending as of the end of each applicable earnout calculation period are available, but in no event later than 30 days thereafter (or in the event of an Earnout Date Adjustment, within 75 days after the end of the calendar month in which the applicable Earnout Calculation Period ended as a result of such Earnout Date Adjustment), Parent shall prepare and deliver to the Shareholders' Representative a written statement setting forth the calculations set forth in Section 3.6 (the "Earnout Statement").

            (b) After receipt of the Earnout Statement, the Shareholders' Representative shall have 60 days to review the Earnout Statement. Parent shall give the Shareholders' Representative and its agents and representatives (including accountants) full access to all relevant books and records (excluding any materials prepared in connection with any dispute or potential dispute regarding the Earnout Statement) and employees of Parent and its Subsidiaries and Parent's accountants and work papers to the extent required to complete its review of the Earnout Statement (provided that the obligation to provide access to, and to produce work papers of, accountants is limited to commercially reasonable efforts and subject to the Shareholders' Representative providing such indemnification and other documentation as such accountants may request). Unless the Shareholders' Representative delivers written notice to Parent on or prior to the 45th day after the Shareholders' Representative's receipt of the Earnout Statement specifying in reasonable detail all disputed items and the basis therefor, the Shareholders' Representative shall be deemed to have accepted and agreed to the Earnout Statement. If the Shareholders' Representative so notifies Parent of the Shareholders' Representative's objection to the Earnout Statement, Parent and the Shareholders' Representative shall, within 45 days following the date of such notice (the "Resolution Period"), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

            (c) If at the conclusion of the Resolution Period, there are amounts remaining in dispute, then such amounts shall be submitted to the Neutral Auditor. Parent and the Shareholders' Representative agree to execute, if requested by the Neutral Auditor, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor shall be the responsibility of the non-prevailing party. If the Shareholders' Representative is the non-prevailing party, then such fees and expenses shall be deemed Established Losses for purposes of this Agreement. The Neutral Auditor shall act as an arbitrator to determine, based solely on presentations by Parent and the Shareholders' Representative, and not by independent review, only those amounts still in dispute. The Neutral Auditor's determination shall be made within 30 days of its engagement, shall be set forth in a written statement delivered to Parent and the Shareholders' Representative and shall be final, binding and conclusive. If any amounts are referred to the Neutral Auditor, the term "Earnout Statement" as used in this Agreement, shall mean the definitive Earnout Statement resulting from the determinations made by the Neutral Auditor in accordance with this section (in addition to those items theretofore agreed to by Parent and the Shareholders' Representative) and appropriate adjustments shall be made to the calculations in Section 3.6 to reflect any differences between the definitive Earnout Statement and the Earnout Statement delivered by Parent in accordance with 3.7(a), with any amounts to be paid by Parent to be as follows:

                  (i) with respect to the Earnout Payment for the earnout calculation period ending December 31, 2010 (as such date may be extended as a result of an Earnout Date Adjustment), (A) 50% of such amounts shall be paid as soon as practicable, but in no event later than five (5) business days, after the determination of the definitive Earnout Statement with respect to such earnout calculation period, together with a notional amount equal to interest on such amount at the Agreed Rate for the period beginning the date Parent delivered the Earnout Statement for such period to the Shareholders' Representative and ending on the date of payment pursuant to this
      Section 3.7(c)(i) and (B) the payment made pursuant to Section 3.6(a)(i)(B) shall be calculated based upon the definitive Earnout Statement; and

                  (ii) with respect to the Earnout Payments for any subsequent earnout calculation periods, such amounts shall be paid as soon as practicable, but in no event later than five (5) business days, after the determination of the definitive Earnout Statement with respect to the applicable earnout calculation period, together with a notional amount equal to interest on such amount at the Agreed Rate for the period beginning the date Parent delivered the Earnout Statement for such period to the Shareholders' Representative and ending on from the date of payment made pursuant to Section 3.6(a)(ii).

            (d) With respect the determination of Tenant Rep Business Revenues solely for purposes of fixing the payment date for the First Deferred Payment and the Second Deferred Payment, in each case as set forth in the provisos of the first sentence of each of Sections 3.5(a) and 3.5(b), respectively, Parent shall provide the Shareholders' Representative and its agents and representatives (including accountants) access as described in Section 3.7(b). The Shareholders' Representative shall have the right to submit any dispute with respect to such determination of date of the First Deferred Payment and Second Deferred Payment to a Neutral Arbitrator in the manner described in Section 3.7(c) and Parent's obligation to make any such payments shall be deferred pending resolution of such dispute.

      SECTION 3.8  APPRAISAL RIGHTS.

            (a) Notwithstanding anything in this Agreement to the contrary, shares of Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not consented thereto in writing and who has otherwise taken all of the steps required by Subsection 10.356 of the TBOC to properly exercise and perfect such shareholder's dissenter's rights (any such shares being referred to herein as "Dissenting Shares") shall not be converted into a right to receive the Merger Consideration and shall be entitled to those rights and remedies set forth in Chapter 10, Subchapter H of the TBOC; provided, however, that in the event that a shareholder of the Company fails to perfect, withdraws or otherwise loses any such right or remedy granted by the TBOC, the shares of Common Stock held by such shareholder shall be converted into and represent only the right to receive the Merger Consideration, with any such holder's Per Share Closing Consideration to be paid by Parent from the Dissenters Holdback (to the extent taken into account in the calculation of the Closing Consideration Amount).

            (b) The Company shall give Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to the TBOC and received by the Company relating to rights of appraisal. Prior to Closing, the Company, and following Closing, the Shareholders' Representative shall have the right to control all negotiations and proceedings with respect to demands for appraisal under the TBOC; provided that Parent shall have the right to participate in such negotiations and proceedings and the Shareholders' Representative shall retain legal counsel in connection with such negotiations and proceedings, at the sole cost and expense of the former shareholders of the Company, reasonably satisfactory to Parent. The Company shall not, except with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, make any payment with respect to, or settle or offer to settle any demands for appraisal.

      SECTION 3.9 SHAREHOLDER ELECTION. As soon as practicable following the date hereof, the Company shall mail to each holder of Shares as of the date hereof (who has not heretofore received and completed such materials)
(i) the Parent information packet made available to the Company by Parent,
(ii) the Information Statement and (iii) the Shareholder Waiver, Agreement, Representation and Election Form in substantially the form attached hereto as Exhibit B (a "Shareholder Election Form and Agreement"). Each Shareholder who submits to the Company an effective, properly completed Shareholder Election Form and Agreement which is actually received by the Company by 5:00 p.m., central time, on June 25, 2008 (or such later date determined by the Company (not to be later than two (2) business days prior to the Closing Date) with Parent's consent, such consent not to be unreasonably, withheld, conditioned or delayed) is referred to herein as an "Electing Holder." The Shareholder Election Form and Agreement shall, among other things, (i) contain each Electing Holder's (A) waiver of the rights and remedies set forth in Chapter 10, Subchapter H of the TBOC, (B) representation that it is an "accredited investor" within the meaning of Regulation D under the Securities Act and other covenants, agreements and acknowledgements related to compliance with Regulation D, (C) agreement to be bound by covenants and agreements equivalent to those set forth in
Section 7.13 and (D) agreement to be bound by the covenants and agreements set forth in Section 7.14 and (ii) permit each Electing Holder to irrevocably specify the number of such holder's Shares with respect to which such holder elects to receive all or any portion of the Per Share Closing Consideration in shares of Parent Common Stock (the "Election Shares"). Any Common Stock or other right to receive the Merger Consideration that is not an Election Share is a "Non-Election Share." Promptly upon receipt of each Shareholder Election Form and Agreement, the Company shall deliver a copy of same to Parent. All questions as to the timely receipt, effectiveness and proper completion of Shareholder Election Forms and Agreements will be determined by Parent. None of Parent, the Company or any other Person shall be under any obligation to notify any Person of any defect in a Shareholder Election Form and Agreement. Notwithstanding anything in this Agreement to the contrary, if Parent does not reasonably believe that any Person who submitted a Shareholder Election Form and Agreement is an "accredited investor" within the meaning of Regulation D under the Securities Act, such person shall not be an Electing Holder for purposes of this Agreement and any shares held by such Person shall be Non-Election Shares.

      SECTION 3.10  EXCHANGE OF CERTIFICATES.

            (a) Prior to the Effective Time, Parent shall designate Mellon Investor Services or other agent reasonably acceptable to the Company (the "Exchange Agent") as agent for the holders of shares of Common Stock (the "Shares") in connection with the Merger and to receive the Per Share Closing Consideration to which holders of Shares shall become entitled pursuant to Section 3.1. At or prior to the Effective Time, Parent shall make available to the Exchange Agent the Cash Closing Consideration and Stock Consideration (based on the Parent Closing Trading Price). Such Cash Closing Consideration shall be invested by the Exchange Agent in investment grade debt securities as directed by the Shareholders' Representative, in his sole discretion, pending payment thereof by the Exchange Agent to the holders of the Shares. Earnings thereon shall be the sole and exclusive property of holders of Shares to be distributed in the sole discretion of the Shareholders' Representative. Promptly upon Parent's request, the Exchange Agent shall pay to Parent from the Cash Closing Consideration the pro rata portion of such amount that otherwise would have been payable to any holder of Dissenting Shares (assuming for this purpose only that such holders were not holders of Dissenting Shares), but only if such amount was not taken into account in the calculation of the Dissenters Holdback. If there is an adjustment in the number of shares of Parent Common Stock constituting the Stock Consideration as provided in Section 3.2(g), in the case of an increase in the number of shares, Parent shall make the additional shares of Parent Common Stock available to the Exchange

Agent, and in the case of a decrease in the number of shares, the Exchange Agent, shall cancel or otherwise follow Parent's instructions with respect to such excess shares, in each case, pursuant to Parent's statement as to the number of shares of Parent Common Stock constituting the Stock Consideration contemplated by Section 3.2(g).

            (b) In connection with any payment to be made with respect to the Future Payments or any payments pursuant to Section 10.4 (any such payments pursuant to Section 10.4 to be paid pro rata to the holders of shares entitled to receive Merger Consideration in accordance with the terms of this Agreement), Parent shall pay the Shareholders' Representative or a paying agent designated by the Shareholders' Representative the amount required to make such payment pursuant to the terms of this Agreement for distribution to the holders of Shares entitled to receive the Merger Consideration in accordance with the terms of this Agreement.

            (c) Parent shall have no liability with respect to any payment made pursuant to this Agreement from and after the time that Parent makes such payment to the Exchange Agent, the Shareholders' Representative or any paying agent designated by the Shareholders' Representative in accordance with the terms of this Agreement; provided, that Parent shall approve in writing each Person to whom Parent Common Stock is issued pursuant to this Agreement, not with respect to the amount of such issuance (for which the Shareholders' Representative shall be solely responsible), but to confirm that such Person is an Electing Holder.

            (d) Unless sent prior to the Effective Time, promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of Shares whose Shares were converted pursuant to
Section 3.1 into the right to receive the Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon delivery to the Exchange Agent of the certificates evidencing ownership thereof (the "Certificates)" and which shall contain the agreement and acknowledgment of the holder of such Certificates that such holder approves the terms and conditions of this Agreement, including the provisions of Sections 3.10, 3.12, 10.4 and 10.5 and the appointment of the Shareholders' Representative in accordance with the terms of this Agreement and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation (or compliance with Section 3.10(i) below) to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.10, each Certificate shall be deemed from and after the Effective Time to represent only the right to receive the Merger Consideration. Notwithstanding anything herein to the contrary, the Shareholders' Representative may delay payments to such times and make such payments in such amounts as it may determine, in its reasonable discretion, including delaying any portion of the Per Share Closing Consideration until the Contingent Issuance has been finally determined; provided, however, that no portion of the Stock Consideration shall be payable to any person other than Electing Holders and no payment may alter the amount of Merger Consideration to which any holder is entitled pursuant to the terms of this Agreement as of the Effective Time.

            (e) No shares of Parent Common Stock shall be distributed in respect of the Stock Consideration until after the close of business on the Adjustment Date, and each certificate representing shares of Parent Common Stock so issued shall be stamped or otherwise imprinted with a legend substantially in the following form:

      "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SHARES MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE A SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES."

            (f) No dividends or other distributions with respect to shares of Parent Common Stock issued in the Merger shall be paid to any Electing Holder until such shares have actually been issued to such Electing Holder in accordance with this Section 3.10, at which time such dividends or other distributions shall be paid.

            (g) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued pursuant to this Agreement. In lieu of such fractional share interests, Parent shall pay an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all Shares held by such Person) would otherwise be entitled by (ii) the Parent Closing Trading Price.

            (h) At the Effective Time, the share records of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Common Stock on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for in this Agreement or by applicable law. If, after the Effective Time, any certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III. Except as expressly provided herein, no interest shall be paid on any amount to be paid pursuant to this
Article III.

            (i) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay the Per Share Closing Consideration, and, subject to the terms of this Agreement, Parent will pay Future Payments and any payments pursuant to
Section 10.4 in respect of, and in exchange for, such lost, stolen or destroyed Certificate pursuant to this Agreement.

            (j) At any time following one year after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any Parent Common Stock or funds (including any interest received with respect thereto) made available to the Exchange Agent and not disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation only as general creditors thereof with respect to its Per Share Closing Consideration, without any interest thereon. Notwithstanding anything to the contrary herein, neither the Surviving Corporation, the Exchange Agent nor the Shareholders' Representative shall be liable to any holder of a Certificate for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            (k) The right to receive Future Payments under this Agreement shall not be evidenced by a certificate or other instrument and shall not be assignable or otherwise transferable by holders thereof (except by will or by the operation of the laws of descent after the death of a natural holder thereof, or pursuant to the valid direction of a court of competent jurisdiction, including pursuant to a domestic relations order, true and complete copies of which have been made available to Parent). Any payments made with respect to the Future Payments shall be made only to each holder of Shares that surrendered its Certificates, or as otherwise provided in
Section 3.10(i), with respect to such Shares in accordance with this
Section 3.10 by check to the address for delivery of its Per Share Closing Consideration set forth on the letter of transmittal provided by such holder in connection with the surrender of its Certificates.

      SECTION 3.11 WITHHOLDING RIGHTS. The Surviving Corporation, Parent or the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article III or otherwise such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of the shares in respect of which such deduction and withholding was made.

      SECTION 3.12 EARLY TERMINATION. Notwithstanding anything to the contrary in this Agreement, in the event that any former holder of Shares voluntarily terminates his or her employment or independent contractor relationship with Parent and its Subsidiaries after the Closing but prior to any Future Payment, all Future Payments payable after the date of such termination will become due and payable to such person on the fifth anniversary of the dates otherwise set forth in Sections 3.3, 3.4, 3.5, 3.6 and 10.4 (each such payment, a "Deferred Future Payment"); provided, however, that this Section 3.12 shall not apply to any former holder of Shares who (i) retires after the age of 62 and is bound by the terms of a "noncompete" with respect to Parent or one of its Subsidiaries and is not otherwise in breach of such terms, (ii) is terminated without "cause" or terminates for "good reason," (iii) dies or becomes disabled or (iv) is otherwise set forth on Section 3.12 of the Company Disclosure Schedule.
Any Deferred Future Payment shall accrue compound interest at a rate equal to the Interest Rate from the date such Deferred Future Payment would otherwise have been paid as a Future Payment until the date such Deferred Future Payment is actually paid. For purposes of this Section 3.12, the term "Interest Rate" means the sum of the following rates determined at the close of the first business day on or after the date a Deferred Future Payment would otherwise have been payable as a Future Payment: (a) the annual five (5)-year U.S. dollar swap rate as quoted on Bloomberg's interest rate swap page; (b) the annual rate of Parent's borrowing spread pursuant to the Credit Agreement; and (c) 0.25%. Further, for purposes of this Section 3.12, the terms "good reason", "disabled" and "cause" shall have the following meanings ascribed to them (i) if such Person is party to an employment or consulting agreement with Parent or one of its Subsidiaries, the meaning set forth in such employment or consulting agreement or (ii) if such Person is not party to an employment or consulting agreement with Parent and its Subsidiaries, the meaning set forth on Section 3.12 of the Company Disclosure Schedule.

      SECTION 3.13 PAYMENTS. Whenever this Article III refers to a payment of Merger Consideration to be made by Parent, such payment shall be made by the sole shareholder of the Surviving Corporation, and Parent shall cause such sole shareholder to make such payment.

                                 ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY


      Except as set forth in a schedule prepared and signed by the Company and delivered to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Merger Sub as set forth below. Each exception set forth in the Company Disclosure Schedule and each other response to this Agreement set forth in the Company Disclosure Schedule shall be identified by reference to, or be grouped under a heading referring to, a specific individual section, subsection, paragraph or subparagraph of this Agreement and shall relate only to such section, subsection, paragraph or subparagraph, as applicable, except to the extent that one portion of the Company Disclosure Schedule specifically refers to another portion thereof by cross reference, and the applicability of the cross-referenced portion to such other portion is readily apparent on the face of such cross-referenced portion. Any statement qualified as to the "knowledge of the Company or any Company Subsidiary," or what is known to the Company or any Company Subsidiary shall be limited to the knowledge, after reasonable inquiry, of the persons set forth on Section 8.3(i)(i) of the Company Disclosure Schedule.

      SECTION 4.1  ORGANIZATION.

            (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business and in good standing in each jurisdiction where the Company's ownership or leasing of property or the conduct of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Each such jurisdiction is listed in
Section 4.1 of the Company Disclosure Schedule. As used in this Agreement, "Company Material Adverse Change" or "Company Material Adverse Effect" means any change, event, effect or circumstance, as the case may be, that, individually or in the aggregate, is materially adverse to (y) the business, operations, properties, condition (financial or otherwise), results of operations, prospects, assets or liabilities of the Company and the Company Subsidiaries, taken as a whole, or (z) the Company's ability to consummate each of the transactions contemplated hereby or the transactions contemplated by any Ancillary Agreement; provided, however, that in no event shall any of the following be a Company Material Adverse Effect, or be taken into account in the determination of whether a Company Material Adverse Effect or Company Material Adverse Change has occurred, in each case, for purposes of clause (y) above: (A) any change resulting from conditions affecting any of the industries or markets in which the Company and the Company Subsidiaries operate; (B) changes in accounting requirements or principles; (C) any change, including the termination by employees or contractors to the Company or Company Subsidiaries of their relationships therewith, resulting from the announcement or pendency of the transactions contemplated by this Agreement; or (D) any natural disaster, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, but only to the extent such change, natural disaster, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, does not, in the case of clauses (A), (B) or (D), affect the Company and the Company Subsidiaries in a disproportionate manner.

            (b) True and complete copies of the certificate of formation and bylaws of the Company, as amended to date, have been made available to Parent. The Company is not in violation of any provision of its certificate of formation or bylaws. The minute books of the Company contain accurate and complete records, in all material respects, of all meetings of, and corporate actions taken by, the shareholders and directors of the Company, and any committees thereof, and no meeting of the shareholders or board of directors of the Company, or any committee thereof, has been held for which minutes have not been prepared and are not contained in such minute books. True and complete copies of all minute books, except with respect to minutes specifically relating to this Agreement and the transactions contemplated hereby, and all stock record books of the Company have been made available to Parent.

      SECTION 4.2  SUBSIDIARIES AND AFFILIATES.

            (a) Section 4.2(a) of the Company Disclosure Schedule sets forth the name, jurisdiction of incorporation or organization and authorized and outstanding capital of each Company Subsidiary. Other than with respect to the Company Subsidiaries, and except as set forth in
Section 4.2(a) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity securities of any Person or have any direct or indirect ownership interest in any business. Except as set forth in Section 4.2(a) of the Company Disclosure Schedule, all of the outstanding capital stock (or similar equity interests) of each Company Subsidiary is (or are) owned directly or indirectly by the Company free and clear of all liens, charges, security interests, options, claims, mortgages, pledges, or other encumbrances and restrictions of any nature whatsoever, other than those created by securities laws generally ("Encumbrances"), and is (or are) validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive or similar rights, and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock (or similar equity interests) of any such Company Subsidiary.

As used in this Agreement, the term "Company Subsidiary" means each Person which is a Subsidiary of the Company; provided that, for the avoidance of doubt, the term Company Subsidiary shall also refer to a Person during the periods prior to when such Person became a Company Subsidiary; the term "Person" means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization; and the term "Subsidiary" means, with respect to any party, any Person, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization or entity is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries or (ii) such party or any other Subsidiary of such party is a general partner or managing member, including, with respect to the Company, the Private Funds.

            (b) Each Company Subsidiary (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (ii) has full power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted or currently proposed to be conducted, and (iii) is duly qualified or licensed to do business as a foreign Person and in good standing in each jurisdiction where such Company Subsidiary's ownership or leasing of property or the conduct of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Each such jurisdiction is listed in Section 4.2(b) of the Company Disclosure Schedule.

            (c) True and complete copies of the current certificate of formation and bylaws or similar organizational documents of each Company Subsidiary have been made available to Parent. No Company Subsidiary is in violation of any provision of its certificate of formation, bylaws or similar organizational documents. Since July 1, 2007, or such later time as the respective Company Subsidiary became a Company Subsidiary, the minute books of each Company Subsidiary contain accurate and complete records, in all material respects, of all meetings of, and corporate actions taken by, the shareholders and directors (or equivalent), and any committees thereof, of such Company Subsidiary and no meeting of the shareholders or board of directors (or equivalent), or any committee thereof, of such Company Subsidiary has been held for which minutes have not been prepared and are not contained in such minute books. True and complete copies of all existing minute books and stock record books of each Company Subsidiary, including minutes and stock records relating to periods prior to July 1, 2007, have been made available to Parent on the site where such minute books and stock record books are located.

      SECTION 4.3  CAPITALIZATION.

            (a) The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, of which 20,045,091 shares of Common Stock are issued and outstanding as of June 13, 2008. Schedule 4.3(a) of the Company Disclosure Schedule sets forth as of the date hereof the name and address of each record holder of such shares of Common Stock and the number of shares owned of record by each such holder as of the date hereof.

            (b) All of the outstanding shares of the Common Stock are duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of any pre-emptive or similar rights. All issuances, sales and repurchases by the Company or any Company Subsidiary of their respective shares of capital stock have been effected in compliance in all material respects with all applicable laws, including applicable federal and state securities laws. No indebtedness of the Company or any Company Subsidiary having general voting rights (or convertible into securities having such rights) ("Voting Debt") has been issued or is outstanding. Except as set forth in Section 4.3(b) of the Company Disclosure Schedule or as provided by that certain Shareholders Agreement among the Company and its shareholders, dated as of June 30, 2007 (the "Shareholders Agreement"), (i) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements, understandings or commitments of any kind relating to the issued or unissued capital stock of, or other equity interests in, the Company or any Company Subsidiary obligating the Company or any Company Subsidiary to issue, transfer, register or sell or cause to be issued, transferred, registered or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (ii) there are no agreements, arrangements, understandings or commitments of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Common Stock or any of the capital stock of or other equity interests in any Company Subsidiary or any other entity or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other Person or that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to any holders of shares of Common Stock or any of the capital stock of or other equity interests in any Company Subsidiary.

      (c)   Except for the Shareholders Agreement or as set forth in
Section 4.3(c) of the Company Disclosure Schedule, there are no voting trusts or other agreements, arrangements or understandings to which the Company or any Company Subsidiary is a party, or of which the Company is otherwise aware, with respect to the voting of the capital stock of or other equity interests in the Company or any of the Company Subsidiaries.

      (d) Except as set forth in Section 4.3(d) of the Company Disclosure Schedule, all dividends or distributions on securities of the Company or any Company Subsidiary that have been declared or authorized have been paid in full.

      (e) From and after the Closing, the Company will have no liabilities or obligations of any kind with respect to the Contingent Issuance, including any liability or obligation to issue any shares of Common Stock. The cash dividend to be paid by the Company to holders of Common Stock after the date hereof and prior to the Effective Time shall satisfy in full any obligation on the part of the Company to pay any dividends on its Common Stock pursuant to Article VIII, Section 1 of its bylaws or otherwise, and from and after the Effective Time the Surviving Corporation shall have no obligation to pay any dividends or make any other distributions to any person who held Common Stock prior to the Effective Time.

      SECTION 4.4 AUTHORIZATION; VALIDITY OF AGREEMENT; COMPANY ACTION. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each of the agreements and instruments contemplated by this Agreement, including the Name Assignment and License Agreement (collectively, the "Ancillary Agreements") to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement, the Ancillary Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company Board of Directors; the shareholders of the Company have approved the Merger, this Agreement and the transactions contemplated hereby by action by written consent in accordance with Sections 6.202 and 21.457 of the TBOC and such consent has not been amended, rescinded or modified; and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the transactions contemplated hereby and thereby. Prior to the Effective Time, the changes to the broker-splits provided for in the agreements contemplated by Section 8.3(i) or as set forth on Section 4.4 of the Company Disclosure Schedule will have been approved by all requisite board, committee, officer or other action on the part of the Company or any Company Subsidiary. Each of this Agreement and the Ancillary Agreements to which it is a party executed by the Company contemporaneously herewith has been, and each of the Ancillary Agreements to be executed by the Company after the date hereof will be, duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery hereof and thereof by Parent and Merger Sub and the other parties party to each Ancillary Agreement, is, or in the case of any Ancillary Agreement to be executed after the date hereof, will be, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

      SECTION 4.5 BOARD APPROVALS. The Company Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Merger, are advisable, fair to and in the best interests of the shareholders of the Company, (ii) duly and validly approved this Agreement, the Ancillary Agreements, the Merger and the other transactions contemplated hereby and thereby and taken all corporate action required to be taken by the Company Board of Directors to authorize the consummation of the transactions contemplated hereby and thereby and (iii) resolved to submit this Agreement to shareholders of the Company and recommend that the shareholders of the Company approve this Agreement and the Merger and the other transactions contemplated hereby, and none of the aforesaid actions by the Company Board of Directors has been amended, rescinded or modified. Roger T. Staubach has approved this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby to the extent required by the Shareholders Agreement. Neither Subsection 21.606 of the TBOC nor any other state takeover statute or similar statute or regulation in any jurisdiction in which the Company or any Company Subsidiary does business is applicable to the transactions contemplated hereby.

      SECTION 4.6 CONSENTS AND APPROVALS; NO VIOLATIONS. None of the execution, delivery or performance of this Agreement or any Ancillary Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or thereby or compliance by the Company with any of the provisions of this Agreement or any Ancillary Agreement will (i) conflict with or result in any breach of any provision of the certificate of formation, the bylaws or similar organizational documents of the Company or any Company Subsidiary, or the Shareholders Agreement, (ii) require any material filing by the Company or any Company Subsidiary with, or material permit, authorization, consent or approval of, any federal, state, local or foreign government or other political subdivision thereof or any entity, body, regulatory or administrative authority, agency, commission, court, tribunal or judicial body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (a "Governmental Entity") (except for (A) the filing of the Certificate of Merger pursuant to the TBOC and (B) any filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act")), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any Encumbrance on the assets and properties of the Company or any Company Subsidiary under, any of the terms, conditions or provisions of any Listed Company Agreement or (iv) violate or conflict with or result in a breach of or default under any material order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Company Subsidiary or any of their respective properties or assets.

      SECTION 4.7 FINANCIAL STATEMENTS.

            (a) The Company has made available to Parent the audited consolidated balance sheets of The Staubach Company ("Staubach Company") and its consolidated Subsidiaries as of June 30, 2007, 2006 and 2005 and the related statements of operations and cash flows for the fiscal year, then ended (including the related notes and independent auditors report thereon) (the "Staubach Audited Financial Statements"). The Staubach Audited Financial Statements (i) have been prepared from, are in accordance with and accurately reflect the books and records of Staubach Company and its consolidated Subsidiaries, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present the consolidated financial position and the consolidated results of operations and cash flows of Staubach Company and its consolidated Subsidiaries as of the times and for the periods referred to therein. The reserves reflected in the Staubach Audited Financial Statements are appropriate and reasonable and have been calculated in a consistent manner.

            (b) The Company has made available to Parent the audited consolidated balance sheets of The Staubach Company - Northeast, Inc. ("Northeast") and its consolidated Subsidiaries as of June 30, 2007, 2006 and 2005 and the related statements of operations and cash flows for the fiscal year, then ended (including the related notes and independent auditors report thereon) (the "Northeast Audited Financial Statements"). The Northeast Audited Financial Statements (i) have been prepared from, are in accordance with and accurately reflect the books and records of Northeast and its consolidated Subsidiaries, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present the consolidated financial position and the consolidated results of operations and cash flows of Northeast and its consolidated Subsidiaries as of the times and for the periods referred to therein. The reserves reflected in the Northeast Audited Financial Statements are appropriate and reasonable and have been calculated in a consistent manner.

            (c) The Company has made available to Parent the unaudited balance sheet of the Company and its consolidated Subsidiaries as of March 31, 2008 and the related statement of operations for the nine (9) months ended March 31, 2008 (the "Financial Statements"). The Financial Statements (i) have been prepared from, are in accordance with and accurately reflect the books and records of the Company and its consolidated Subsidiaries, (ii) were prepared on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and
(iii) fairly present the consolidated financial position and the consolidated results of operations of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein. The reserves reflected in the Financial Statements are appropriate and reasonable and have been calculated in a consistent manner. The accounting books and records of the Company and its Subsidiaries (i) are complete and correct in all material respects; (ii) are current in a manner consistent with past practice; and (iii) have recorded therein all the properties, assets and liabilities of the Company and the Company Subsidiaries (except where the failure to so record would not violate GAAP).

      SECTION 4.8  ABSENCE OF CERTAIN CHANGES.  Except as set forth in
Section 4.8 of the Company Disclosure Schedule, since June 30, 2007, (i) each of the Company and each Company Subsidiary has conducted its respective business only in the ordinary course of business consistent with past practice and (ii) neither the Company nor any Company Subsidiary has suffered any Company Material Adverse Change or become aware of any circumstances that may, individually or in the aggregate, cause the Company or any Company Subsidiary to suffer any Company Material Adverse Change in the foreseeable future.

      SECTION 4.9 NO UNDISCLOSED LIABILITIES; INDEBTEDNESS. Except (i) as adequately and expressly reflected and reserved for in the Financial Statements or as reflected on the Closing Balance Sheet and (ii) as set forth in Section 4.9 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise to the extent required to be disclosed or reflected on or reserved against in the consolidated balance sheets of the Company and its consolidated Subsidiaries in accordance with GAAP, or knows of any valid basis for the assertion of any such liabilities, except for liabilities and obligations that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

      SECTION 4.10 LITIGATION. Except as set forth in Section 4.10 of the Company Disclosure Schedule:

            (a) there is no material action, suit, charge, complaint, claim, litigation, arbitration or other proceeding (including, alternative dispute resolution proceeding) or investigation pending or, to the knowledge of the Company or any Company Subsidiary, threatened, against, affecting or naming as a party thereto (A) the Company or any Company Subsidiary or any of their respective properties, assets or businesses or
(B) (i) to the knowledge of the Company or any Company Subsidiary, any of the Company's or any Company Subsidiary's current or former directors or officers or any other Person who may be entitled to indemnification by the Company or any Company Subsidiary in connection therewith, and (ii) to the knowledge of the Company or any Company Subsidiary, no Person has overtly threatened a valid basis for any such suit, charge, complaint, claim, action, litigation, arbitration, proceeding or investigation; and
(b) there is no outstanding or, to the knowledge of the Company or any Company Subsidiary, threatened, order, judgment, injunction, award or decree of any Governmental Entity against, affecting or naming as a party subject thereto (i) the Company, any Company Subsidiary or any of their respective properties, assets or businesses or (ii) to the knowledge of the Company or any Company Subsidiary, any of the Company's or any Company Subsidiary's current or former directors or officers or any other Person who may be entitled to indemnification by the Company or any Company Subsidiary in connection therewith.

            (b) there is no outstanding or, to the knowledge of the Company or any Company Subsidiary, threatened, order, judgment, injunction, award or decree of any Governmental Entity against, affecting or naming as a party subject thereto (i) the Company, any Company Subsidiary or any of their respective properties, assets or businesses or (ii) to the knowledge of the Company or any Company Subsidiary, any of the Company's or any Company Subsidiary's current or former directors or officers or any other Person who may be entitled to indemnification by the Company or any Company Subsidiary in connection therewith.

      SECTION 4.11  EMPLOYEE BENEFIT PLANS; ERISA.

            (a) Section 4.11(a) of the Company Disclosure Schedule contains a true and complete list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, independent contractor, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement; in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated, that together with the Company would be deemed a "single employer" within the meaning of section 4001(b) of ERISA (an "ERISA Affiliate"), or to which the Company or an ERISA Affiliate is party or in respect of which they may have any liability, whether written or oral (the "Plans"). Section 4.11(a) of the Company Disclosure Schedule identifies each of the Plans that is subject to section 302 or Title IV of ERISA or section 412 of the Code (the "Title IV Plans"). Neither the Company, any Company Subsidiary nor any ERISA Affiliate has any commitment or formal plan, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any employee or independent contractor or former employee or independent contractor of the Company or any Company Subsidiary.

            (b) With respect to each Plan, the Company has made available to Parent true and complete copies of each of the following documents:

                  (i) a copy of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof);

                  (ii) a copy of the two most recent annual reports or Form 5500 and actuarial reports, if required under ERISA, and the most recent report prepared with respect thereto in accordance with Statements of Financial Accounting Standards Nos. 87 and 106, if any;

                  (iii) a copy of the most recent summary, including any summary plan description required under ERISA with respect thereto as well as any formal or informal communication to employees under or in respect of any Plan;

                  (iv) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the most recent financial statements thereof, if any; and

                  (v) the most recent opinion, notification or determination letter as well as any other material correspondence received from the Internal Revenue Service (the "IRS") subsequent to the date of such opinion, notification or determination letter with respect to each Plan intended to qualify under section 401 of the Internal Revenue Code of 1986, as amended (the "Code").

            (c) No liability under Title IV or section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due). Insofar as the representation made in this Section 4.11(c) applies to sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company or any ERISA Affiliate made, or was required to make, contributions during the five (5) year period ending on the last day of the most recent plan year ended prior to the Closing.

            (d) The PBGC has not instituted proceedings to terminate any Title IV Plan and no condition exists that presents a material risk that such proceedings will be instituted. With respect to each Title IV Plan, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits. No Title IV Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the Closing.

            (e) All contributions required to be made with respect to any Plan on or prior to the Closing have been timely made or are reflected in the Financial Statements. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any Company Subsidiary relating to, or change in employee participation or coverage under, any Plan that would increase materially the expense of maintaining such Plan above the level or expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

            (f) No Plan is a "multiemployer plan," as defined in section 3(37) or 4001(a)(3) of ERISA, nor is any Title IV Plan a plan described in section 4063(a) of ERISA.

            (g) Neither the Company or any Company Subsidiary, any Plan, any trust created thereunder, nor, to the knowledge of the Company or any Company Subsidiary, any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any Company Subsidiary, any Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a Tax imposed pursuant to section 4975 or 4976 of the Code.

            (h) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including ERISA and the Code.

            (i) Each Plan intended to be "qualified" within the meaning of section 401(a) of the Code and any trust maintained thereunder intended to be exempt from taxation under section 501(a) of the Code is entitled to rely on an IRS opinion, notification or determination letter as to such qualification and exemption. Each Plan intended to satisfy the requirements of section 501(c)(9) of the Code has satisfied such requirements in all material respects.

            (j) Except as set forth in Section 4.11(j) of the Company Disclosure Schedule, no Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or independent contractors or former employees or independent contractors of the Company or any Company Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law or (ii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary) or current or former independent contractor. No condition exists that would prevent the Company or any Company Subsidiary from amending or terminating any Plan providing health or medical benefits in respect of any active or retired employee of the Company or any Company Subsidiary.

            (k) No amounts payable under the Plans will fail to be deductible for federal income tax purposes by virtue of sections 162(a)(1), 162(m) or 280G of the Code or result in the imposition of a Tax under section 409A of the Code.

            (l) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or independent contractor or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

            (m) There has been no material failure of a Plan that is a group health plan (as defined in section 5000(b)(1) of the Code) to meet the requirements of section 4980B(f) of the Code with respect to a qualified beneficiary (as defined in section 4980B(g) of the Code).
Neither the Company nor any Company Subsidiary has contributed to a nonconforming group health plan (as defined in section 5000(c) of the Code) and no ERISA Affiliate of the Company or any Company Subsidiary has incurred a Tax under section 5000(e) of the Code which is or could become a liability of the Company or a Company Subsidiary.

            (n) There are no pending, or to the knowledge of the Company or any Company Subsidiary, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

            (o) All contributions required to be made by the Company or any Company Subsidiary with respect to all Foreign Plans have been timely made. Each Foreign Plan is, and has been, maintained in substantial compliance with its terms and with the requirements of any and all applicable laws and has been maintained, where required, in good standing with the applicable Governmental Entity. The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing, with respect to all current and former participants in such Foreign Plan. Neither the Company nor any Company Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan. For purposes hereof, the term "Foreign Plan" shall mean any plan, program, policy, arrangement or agreement maintained or contributed to or by, or entered into with the Company or any Company Subsidiary with respect to employees (or former employees) employed outside the United States.

            (p) No "leased employees," as that term is defined in section 414(n) of the Code, perform services for the Company or any ERISA Affiliate. Neither the Company nor any ERISA Affiliate has used the services of workers provided by third party contract labor suppliers, temporary employees, such leased employees or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any Plan or the imposition of penalties or excise taxes with respect to any Plan by the Internal Revenue Service, the Department of Labor, or any other Governmental Entity.

            (q) With respect to each arrangement maintained at or before June 30, 2007, for the benefit of any current or former employee or independent contractor of the Company or any Company Subsidiary or predecessor thereof that would be a Plan but for the fact that it is not currently in effect, neither the Company nor any Company Subsidiary has any ongoing liability with respect to such arrangement, such arrangement was terminated in accordance with its terms and applicable laws, and Section 4.11(q) of the Company Disclosure Schedule sets forth, for each such arrangement in effect at any time on or after June 30, 2006, the name of such arrangement, its sponsor, the type of benefits it provided, and the manner of its termination.

      SECTION 4.12 TAXES. Except as set forth in Section 4.12 of the Company Disclosure Schedule:

            (a) The Company and each Company Subsidiary has duly and timely filed (or there has been duly and timely filed on its behalf), including extensions, all Tax Returns required to be filed by it, and all such Tax Returns are true and complete in all material respects, and (ii) all Taxes or estimated payments of Taxes for which the Company or any Company Subsidiary is or may be liable (whether or not shown on any Tax Return) in respect of periods ending on or before the Closing Date have been timely paid, will be timely paid or have been provided for on the Financial Statements in accordance with GAAP. With respect to any period (or portion thereof) through the Closing Date for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company and each Company Subsidiary has established due and sufficient reserves for the payments of such Taxes in accordance with GAAP, and such current reserves through the Closing Date are duly and fully reflected in the Financial Statements.

            (b) No deficiencies or adjustments for Taxes have been claimed, proposed or assessed, or to the knowledge of the Company or any Company Subsidiary, threatened by any taxing or other Governmental Entity against the Company or any Company Subsidiary that has not been resolved, and none of the Company or any Company Subsidiary has received any notice, or otherwise has any knowledge, of any potential claim, proposal or assessment against the Company or any Company Subsidiary for any such deficiency or adjustment for Taxes. There are no pending or, to the knowledge of the Company or any Company Subsidiary, threatened audits, investigations, claims or other proceedings for or relating to any liability in respect of Taxes, and there are no matters under discussion with respect to Taxes between the Company or any Company Subsidiary, on the one hand, and any Governmental Entity, on the other hand, that are likely to result in such a claim or proceeding, or an additional liability of the Company or any Company Subsidiary for Taxes.

            (c) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company or any Company Subsidiary.

            (d) Neither the Company nor any Company Subsidiary has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code by reason of any change in method of accounting. Neither the Company nor any Company Subsidiary has any application pending with any taxing authority requesting permission for any change in method of accounting.
The IRS has not proposed any such adjustment or change in method of accounting.

            (e) There are no liens for Taxes upon any property or assets of the Company or any Company Subsidiary, except for liens for Taxes not yet due and payable or for which adequate reserves have been provided for on the Financial Statements.

            (f) The Company and each Company Subsidiary is, and has been, in compliance with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local or foreign laws) and has duly and timely withheld, collected, deposited and paid all Taxes required to have been withheld, collected, deposited or paid under such applicable laws, rules and regulations.

            (g) No claim has ever been made to the Company or any Company Subsidiary by an authority in a jurisdiction where the Company or Company Subsidiary has not filed Tax Returns that the Company or such Company Subsidiary is or may be subject to Tax by that jurisdiction.

            (h) There are no outstanding consents, agreements, grants or requests for the extension or waiver of any statutes of limitations applicable to any Taxes for which the Company or any Company Subsidiary is or may be liable.

            (i) The Company, as the common parent of an affiliated group of corporations (as defined in Section 1504 of the Code) consisting solely of the Company and the current Company Subsidiaries that are corporations (the "Company Group"), will file its initial consolidated return for United States federal income Tax purposes on behalf of itself and all Company Subsidiaries that are corporations that are "includable corporations" (within the meaning of Section 1504(b) of the Code) for the period July 1, 2007 through June 30, 2008, and neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal Tax Return (or similar state or local filing group) other than the Company Group or (ii) has any liability for Taxes of any person (other than a member of the Company Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

            (j) There are no deferred "intercompany items" (within the meaning of Treasury Regulations Section 1.1502-13) with respect to transactions among members of the Company Group, and no member of the Company Group has an "excess loss account" within the meaning of Treasury Regulations Section 1.1502-19 with respect to the stock of another member of such group.

            (k) No power of attorney that is currently in force has been granted with respect to the Company or any Company Subsidiary with respect to any matters relating to Taxes.

            (l) Neither the Company nor any Company Subsidiary is, and during the five-year period ending on the Closing Date has been, a "United States Real Property Holding Corporation," as such term is defined in
Section 897(c) of the Code or the Treasury Regulations thereunder, and no withholding of federal income Tax will be required under Section 1445 in connection with the transactions contemplated by this Agreement.

            (m) Neither the Company nor any Company Subsidiary has received a ruling from any taxing authority or signed an agreement with respect thereto.

            (n) Other than this Agreement, neither the Company nor any Company Subsidiary is a party to, is bound by, or has any obligation under any Tax allocation, Tax indemnification or Tax sharing agreement or arrangement of any kind, whether written or verbal, or any similar contract.

            (o) Neither the Company nor any Company Subsidiary is a party to or otherwise subject to any arrangement (i) having the effect of or giving rise to the recognition of a deduction or loss before the Effective Time, and a corresponding recognition of taxable income or gain after the Effective Time, or (ii) that would reasonably be expected to have the effect of or give rise to the recognition of taxable income or gain by the Company or any Company Subsidiary after the Effective Time without the receipt of or entitlement to a corresponding amount of cash.

            (p) Other than with respect to prior years' Tax Returns that have already been filed, neither the Company nor any Company Subsidiary has requested any extension of time within which to file any Tax Return.

            (q) The Company and the Company Subsidiaries have not distributed to their stockholders stock of a controlled corporation, or had their stock distributed by another company, in a transaction purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code, nor has any such entity been a party to a transaction purported or intended to be governed in whole or in part by Sections 332, 351 or 368 of the Code.

            (r) Neither the Company nor any Company Subsidiary has entered into any transaction that (i) is the same or substantially similar to any transaction that the IRS has determined to be a reportable transaction (as described in Treasury Regulations Section 1.6011-4 (a) and
(c)(4) (or any successor provisions)) in a notice, regulation or other form of published guidance, (ii) was required to be registered as a "tax shelter" under Section 6111 of the Code and the Treasury Regulations promulgated thereunder, or (iii) for which a list is required to be maintained under Section 6112 of the Code and Treasury Regulations promulgated thereunder.

            (s) No indebtedness of the Company or any Company Subsidiary consists of "corporate acquisition indebtedness" within the meaning of
Section 279 of the Code.

            (t) Neither the Company nor any Company Subsidiary has entered into any sale leaseback or leveraged lease transaction that fails to satisfy the requirements of Revenue Procedure 75-21 or Revenue Procedure 2001-28 (or similar provisions of foreign law) or any safe harbor lease transaction. None of the Company's property nor any Company Subsidiaries' property is tax-exempt use property within the meaning of Section 168(h) of the Code.

            (u) To the knowledge of the Company, any Company Subsidiary that is classified for Tax purposes as a partnership, grantor trust, or disregarded entity (a "Pass Through Subsidiary") has been taxed as a partnership, grantor trust, or disregarded entity at all times since the date on which such entity was formed. Each Pass Through Subsidiary has filed all elections, certificates, or other documents that are necessary to obtain and maintain its status as a partnership, grantor trust, or disregarded entity, as the case may be. Any such election, certificate, or other document was duly and timely filed, and no such election, certificate, or other document has been amended, revoked, or otherwise withdrawn.





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


            (v) Except as set forth in Section 4.12(v) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has ever been an S corporation (within the meaning of Section 1361(a)(1) of the Code) or a qualified subchapter S subsidiary (within the meaning of Section 1361(b)(3) of the Code). Each Company Subsidiary that is listed in Section 4.12(v) of the Company Disclosure Schedule as having been an S corporation or a qualified subchapter S subsidiary ("QSUB") has, for all taxable years or periods during which it filed tax returns as an S corporation or QSUB, as the case may be, (i) qualified as an S Corporation or QSUB, as the case may be, within the meaning of Section 1361 of the Code and all comparable provisions of applicable state or local Tax laws, (ii) duly and timely filed all elections, certificates, or other documents that were necessary to obtain and maintain its status as an S corporation or QSUB, as the case may be, (iii) did not amend, revoke, or otherwise withdraw any such election, certificate, or other document that was necessary to obtain and maintain its status as an S corporation or QSUB, as the case may be, and
(iv) did not incur or become subject to any liability for Tax under Sections 1374 or 1375 of the Code with respect to any such taxable year or period.

            (w) All material elections with respect to Taxes affecting the Company or any Company Subsidiary have been disclosed or attached to the Tax Returns of the Company and any Company Subsidiary.

            (x) To the knowledge of the Company or any Company Subsidiary, no issue has been raised in any examination by any Governmental Entity, which if known to the IRS or any other Governmental Entity, would constitute grounds for the assessment of any Tax liability with respect to periods that have not been audited, or that are currently under audit, by the IRS or such other Governmental Entity.

            (y) All transactions that would give rise to an understatement of the United States federal income tax liability of the Company or any Company Subsidiary within the meaning of Section 6662(d) of the Code are adequately disclosed on Tax Returns in accordance with Section 6662(d)(2)(B) of the Code.

            (z) Any related party transactions conducted by the Company or any Company Subsidiary have been on an arms-length basis in accordance with Section 482 of the Code and related Treasury Regulations.

      "Tax" or "Taxes" shall mean any and all taxes, charges, fees, duties, levies or other assessments of any kind whatsoever, however denominated, imposed by law, which taxes shall include, but not be limited to all net income, gross income, gross receipts, excise, alternative minimum, add-on minimum, windfall profit, paid up capital, capital stock, greenmail, stamp, custom, duty, real or personal property, natural resources, ad valorem, value added, sales, employee or other withholding, estimated, social security, employment, unemployment, occupation, use, service, service use, license, net worth, payroll, franchise, environmental (including taxes under Section 59A of the Code), severance, transfer, recording, escheat, registration, documentation, workers' compensation, impact, hospital, health, disability or other taxes, whether computed on a separate, consolidated, unitary, combined, affiliated or any other basis, and any interest, penalties, fees, charges, assessments, duties, tariffs, imposts or additions to tax attributable thereto. "Tax Return" shall include any report, return, document, declaration, statement, election or other filing, including a schedule, statement or certificate and any amendment to any of the foregoing filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

      SECTION 4.13 CONTRACTS. Section 4.13 of the Company Disclosure Schedule lists (other than agreements of the type specified in Section 4.13(g)(ii), which need not be listed) as of the date hereof, each note, bond, mortgage, lien, indenture, lease, license, contract, agreement, statement of work, purchase order, arrangement or understanding or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound (the "Company Agreements") of the following types (such Company Agreements, whether or not listed on Section 4.13 of the Company Disclosure Schedule, being referred to hereinafter as the "Listed Company Agreements"):

            (a) any lease of, or agreement to purchase or sell, any capital assets accounted for as such by the Company or any Company Subsidiary, which individually involves payments in excess of $250,000;

            (b) any management, consulting, employment, personal service, independent contractor, agency or other contracts or contracts providing for employment or rendition of personal services and which (i) are in writing or oral and create other than an at will relationship; or (ii) provide for any profit sharing, severance, retirement or similar compensation in excess of $100,000 for personal services, other than any of the forgoing that will terminate at or prior to the Effective Time without any further liabilities or obligations on the part of the Company or any of its affiliates;

            (c) any property management or facilities management agreement or other agreement pursuant to which the Company or any Company Subsidiary provides any facilities services;

            (d) any agreement or note evidencing any indebtedness or any guaranty of performance of another Person or creating any Encumbrance;

            (e) any power of attorney (whether revocable or irrevocable) given to any Person by the Company or any Company Subsidiary that is in force;

            (f) any agreement which purports to limit in any respect the manner in which, or the localities in which, the Company, any Company Subsidiary or any other entity is entitled to conduct all or any portion of its business;

            (g) (i) any partnership, joint venture, strategic alliance or similar arrangement and (ii) any agreement with a client that operates as an exclusive, preferred, or master agreement for the provision of transaction services, for more than one transaction, in a particular market, region, or the country, which provides for or results in revenue in excess of $200,000;

            (h) any agreement or arrangement with any Related Party of the Company or any Company Subsidiary required to be listed on Schedule
4.16 of the Company Disclosure Schedule (a "Related Party Agreement");

            (i) any agreement by which the Company or any Company Subsidiary indemnifies or holds harmless any other Person other than client agreements entered into in the ordinary course of business consistent with past practice;

            (j) any lease of real property (including all amendments, modifications and supplements thereto) (a "Real Property Lease");

            (k) any agreement pursuant to which the Company or a Company Subsidiary (i) is granted or obtains any right to use or register any material Intellectual Property, but excluding any standard form click wrap or shrink wrap agreement with respect to "off-the-shelf" software, (ii) is restricted in its right to use or register any Intellectual Property, or
(iii) permits any other Person to use or register, any Intellectual Property, including license agreements, settlement agreements, coexistence agreements and covenants not to sue ("IP Agreements");

            (l) any agreement involving the acquisition, merger or purchase of the assets constituting a business;

            (m) any design and construction consulting services, economic development or other agreement pursuant to which the Company or any Company Subsidiary provides any consulting or development services which involve over $200,000 of revenue; and

            (n) any other agreement which involves annual payments to or from the Company and the Company Subsidiaries of an amount in excess of $200,000 and which cannot be terminated without a penalty or requiring more than 60 days' prior notice; and

            (o) any Company Agreement with a Governmental Entity (each, a "Government Contract") or any outstanding quotation, bid, proposal, or application that if accepted or awarded, would lead to a Company Agreement with a Governmental Entity (each, a "Proposal").

Except with respect to Listed Company Agreements described in Section 4.13(g)(ii), true and complete copies of the written Listed Company Agreements and descriptions of oral Listed Company Agreements, if any, including in each case any amendment or supplement thereto, have been made available to Parent. Each of the Listed Company Agreements (other than the Listed Company Agreements described in Section 4.13(g)(ii)) is, and to the knowledge of the Company or any Company Subsidiary, each of the Listed Company Agreements described in Section 4.13(g)(ii) is, in full force and effect and constitutes the legal and binding obligation of the Company and/or the Company Subsidiaries party thereto and, to the knowledge of the Company or any Company Subsidiary, constitutes the legal and binding obligation of the other parties thereto. There are no existing material breaches or defaults by the Company or any Company Subsidiary or, to the knowledge of the Company or any Company Subsidiary, any other party to a Listed Company Agreement under any Listed Company Agreement and, to the knowledge of the Company or any Company Subsidiary, no event has occurred which, with the passage of time or the giving of notice or both, could reasonably be expected to constitute such a breach or default.

      SECTION 4.14  REAL AND PERSONAL PROPERTY.

            (a) Except as disclosed in Section 4.14(a) of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all its properties and assets, free and clear of, and not subordinate to, any and all Encumbrances other than (i) liens securing Taxes and other ordinary course governmental obligations which are not yet due and payable, may be paid without penalty or are being contested in good faith through appropriate proceedings, (ii) mechanics', carriers', workmen's, warehousemen's, repairmen's or other similar liens arising in the ordinary course of business from amounts that are not yet due and payable and that would not, individually or collectively, materially detract from the use or value of the property subject thereto or collectively would not reasonably be expected to result in a Company Material Adverse Effect or that are being contested in good faith, with bond, in appropriate proceedings, (iii) liens arising under any original purchase price conditional sales contracts with third parties, (iv) easements, rights-of-way, covenants, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the use or value of the property subject thereto, (v) any liens set forth in any applicable lease agreement with respect thereto and (vi) other minor imperfections of title, restrictions or encumbrances not related to indebtedness, if any, which do not materially impair the ownership, operation or continued use of the specific asset to which they relate (collectively, the "Permitted Encumbrances").

            (b) Except as set forth on Section 4.14(b) of the Company Disclosure Schedule, there are no past or present, and to the Company's knowledge threatened, claims, actions, causes of action, investigations or notices, whether written or oral, related in any way whatsoever to the ownership, operation, use, possession, leasing, or management of, or investment in, any real property that the Company or any of the Company Subsidiaries owns or has owned (or is deemed to own or have owned) (collectively, the "Owned Real Property"), and the Company and Company Subsidiaries have no retained, assumed, or contingent liability of any kind related to such Owned Real Property.

            (c) Section 4.14(c) of the Company Disclosure Schedule sets forth a true and complete list of all real property leased or subleased by the Company or any Company Subsidiary pursuant to a Real Property Lease (collectively, the "Leased Real Property ). Each of the Company and the Company Subsidiaries enjoys peaceful and undisturbed possession under all Real Property Leases and there are no material disputes or oral agreements in effect as to such Real Property Leases. Except as disclosed on Section 4.14(c) of the Company Disclosure Schedule, no landlord under any Real Property Lease has any claims pending, or to the knowledge of the Company or any Company Subsidiary, threatened, against the Company or any Company Subsidiary as a tenant thereunder. Neither the Company nor any Company Subsidiary is a party to any lease, assignment or similar arrangement under which the Company or any Company Subsidiary is a lessor, sublessor, assignor or otherwise makes available for use by any third party any portion of the Leased Real Property, except as set forth on Section 4.14(c) of the Company Disclosure Schedule.

            (d) The Company and the Company Subsidiaries have made available to Parent true and complete copies of the Real Property Leases (including all amendments, modifications and supplements thereto).

            (e) To the knowledge of the Company or any Company Subsidiary, the obligations of the Company or the Company Subsidiaries, as applicable, with regard to all applicable easements, covenants, and restrictions encumbering the Leased Real Property have been and are being performed in a proper and timely manner by the Company and the Company Subsidiaries. Except as set forth on 4.14(e) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is currently in default under any agreement, order, judgment or decree relating to the Leased Real Property, and no conditions or circumstances exist which, with the giving of notice or passage of time, would constitute a default or breach with respect to the foregoing.

            (f) The Company and the Company Subsidiaries have obtained, and currently maintain, all appropriate certificates of occupancy, licenses, permits, and approvals to use and operate the Leased Real Property in the manner in which the Leased Real Property is currently being used and operated and neither the Company nor any Company Subsidiary has received notice of any threatened suspension, modification or cancellation of such certificates of occupancy, licenses, permits, and approvals.

      SECTION 4.15  INTELLECTUAL PROPERTY.

            (a) As used herein, the following terms have the following meanings:

                  (i) "Intellectual Property" means any and all intellectual property including all: (i) trademarks, service marks, trade names, trade dress, designs, logos, slogans, and other source or business identifiers, together with goodwill connected therewith or symbolized thereby, and registrations and applications for any of the foregoing (collectively, "Trademarks"); (ii) Internet domain names (collectively, "Domain Names"); (iii) issued patents, pending patent applications and patent disclosures and any divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof (collectively, "Patents"); (iv) copyrights (including copyrights in Software, databases, compilations, and websites), and mask work rights, including registrations, applications and renewals for any of the foregoing (collectively, "Copyrights"); (v) proprietary rights in and to computer programs and software (whether in source code, object code, or other form) and in and to copies and tangible embodiments thereof (in whatever form or medium) (collectively, "Software"); (vi) trade secrets and confidential business information and know how (collectively, "Trade Secrets"), and (vii) the right to use the names, likenesses and personal information of natural persons.

                  (ii) "Staubach IP" means the following Intellectual Property used in connection with the Tenant Rep Business and the other businesses of the Company and The Staubach Company and/or the Company Subsidiaries acquired by Parent as a result of the Merger:
      (i) the trademarks and service marks set forth on Schedule 1 to the Name Assignment and License Amendment; (ii) the common law rights in the marks currently using the name "Staubach" whether alone, in composite form or any formatives thereof; (iii) the trade names set forth on Schedule 2 to the Name Assignment and License Amendment;
      (iv) the Domain Names set forth on Schedule 3 to the Name Assignment and License Amendment; (v) all trademarks, service marks, trade dress, logos, designs, trade names, and corporate names using the name, "Staubach," whether alone or in combination with other terms or symbols, together with all translations, adaptations, derivations, and combinations thereof, and including all goodwill associated therewith, and all applications, registrations, and renewals thereof; and (vi) Roger T. Staubach's name and likeness.

            (b) Section 4.15(b) of the Company Disclosure Schedule sets forth a true and complete list of all of the following domestic and/or foreign intellectual property owned by the Company and/or one of the Company Subsidiaries, as indicated: (i) Patents, (ii) registered and applied for trademarks and service marks, (iii) Domain Names currently used in the Tenant Rep Business and the other businesses of the Company and The Staubach Company and the other Company Subsidiaries acquired by Parent as a result of the Merger, and Domain Names that will be transferred to the entity to which certain dispositions are to be made pursuant to Section 7.9, together which comprise all of the Domain Names owned by the Company and/or one of the Company Subsidiaries; and (iv) registered and applied-for Copyrights. The Company or one of the Company Subsidiaries is the sole owner of each item of Intellectual Property listed on Section 4.15(b) of the Company Disclosure Schedule and currently is listed in the records of the appropriate domestic or foreign agency as the sole owner of record for each application and registration listed on Section 4.15(b) of the Company Disclosure Schedule.









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


            (c) Section 4.15(c) of the Company Disclosure Schedule sets forth a true and complete list of all of the following domestic and/or foreign intellectual property owned by Roger T. Staubach and Marianne H. Staubach, individually or jointly: (i) registered and applied for trademarks and service marks, (ii) Domain Names currently used in the Tenant Rep Business and/or the other businesses of the Company and The Staubach Company and the other Company Subsidiaries acquired by Parent as a result of the Merger. Roger T. Staubach and Marianne H. Staubach, individually or jointly, are the sole owners of each item listed on Section 4.15(c) of the Company Disclosure Schedule. Each item listed on Section 4.15(c) of the Company Disclosure Schedule is either listed (to the extent permitted by law with respect to the Domain Names having a foreign country code listed on Section 4.15(c) of the Company Disclosure Schedule), or is in the process of being listed, in the records of the appropriate domestic or foreign agency showing Roger T. Staubach, individually, or Roger T. Staubach and Marianne H. Staubach, jointly, as owner(s) of record.

            (d) Section 4.15(d) of the Company Disclosure Schedule sets forth a true and complete list of (i) all material Software which is owned by the Company or any Company Subsidiary ("Proprietary Software") and (ii) all material Software which is licensed, leased or otherwise used by the Company or any Company Subsidiary in their respective business.

            (e) Except as set forth in Section 4.15(e) of the Company Disclosure Schedule:

                  (i) The Company and each Company Subsidiary owns, or possesses rights to use, all material Intellectual Property owned by the Company or used in the Company's or any Company Subsidiary's business as currently conducted, free and clear of all Encumbrances, and, except pursuant to the IP Agreements, the Company and Company Subsidiaries have not granted any rights to such Intellectual Property to any Person;

                  (ii) Roger T. Staubach and Marianne H. Staubach, individually or jointly, own the Staubach IP, free and clear of all Encumbrances; neither Roger T. Staubach or Marianne H. Staubach, nor the Company and Company Subsidiaries, have granted any rights to any Staubach IP to any Person except, as to the Company and the Company Subsidiaries, pursuant to the IP Agreements and, as to Roger T. Staubach and Marianne H. Staubach, pursuant to the Name Assignment and License Agreement and as set forth in Section 2.3 of the Second Amendment to the Name Assignment and License Agreement;

                  (iii) Subject to Section 6.1(p), (A) all required filings and fees necessary to maintain Intellectual Property items set forth on Sections 4.15(b) and 4.15(c) of the Company Disclosure Schedule in full force and effect have been timely made or paid, as applicable, and (B) the items of Intellectual Property set forth in Sections 4.15(b) and 4.15(c) of the Company Disclosure Schedule are subsisting, unexpired, and, to the knowledge of the Company and Company Subsidiaries, valid and enforceable;

                  (iv) No claims are pending or, to the knowledge of the Company or any Company Subsidiary, threatened by any Person against the Company or any Company Subsidiary, challenging the Company's or any Company Subsidiary's rights to own or use any Intellectual Property, or the validity or enforceability of any Intellectual Property, and neither the Company nor any Company Subsidiary has knowledge of any valid basis for such a claim;

                  (v) No claims are pending or, to the knowledge of the Company or any Company Subsidiary, threatened by any Person against Roger T. Staubach, Marianne H. Staubach, the Company, or any Company Subsidiary, challenging their respective rights to own or use any Staubach IP, or the validity or enforceability of any Staubach IP, and neither the Company nor any Company Subsidiary has knowledge of any valid basis for such claim;


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


                  (vi) To the knowledge of the Company or any Company Subsidiary, the conduct of the Tenant Rep Business as currently conducted and in the conduct of the other businesses of the Company and The Staubach Company and the other Company Subsidiaries acquired by Parent as a result of the Merger as such businesses are currently conducted, does not infringe, misappropriate or otherwise violate any valid Intellectual Property rights of any Person;

                  (vii) To the knowledge of the Company or any Company Subsidiary, no Person is infringing, misappropriating or otherwise violating any material Intellectual Property owned or used by the Company or any Company Subsidiary (including the Staubach IP); and no such claims have been asserted or threatened against any Person by the Company or a Company Subsidiary, or by Roger T. Staubach or Marianne H. Staubach, which remain unresolved;

                  (viii) Reasonable measures have been taken by the Company and the Company Subsidiaries to protect the confidentiality of their respective material Trade Secrets; to the knowledge of the Company or any Company Subsidiary, no material Trade Secret of the Company or any Company Subsidiary has been disclosed to any third party other than pursuant to a written nondisclosure agreement or an IP Agreement;

                  (ix) The Company and the Company Subsidiaries are, and have been, in compliance with all applicable laws, rules, and regulations, and their own, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. No claims are pending or, to the knowledge of the Company or any Company Subsidiary, threatened against the Company or any Company Subsidiary, alleging a violation of any Person's privacy, personal information, or data rights, and the consummation of the transactions contemplated by this Agreement will not result in any such violation. The Company and the Company Subsidiaries have taken reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse;

                  (x) The consummation of the transactions contemplated hereby or by any Ancillary Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to the Company's or any Company Subsidiary's rights to own, use, or hold for use any Intellectual Property other than the amounts payable pursuant to the Name Assignment and License Agreement; and

                  (xi) No former or present shareholder, officer or director or employee of the Company or any Company Subsidiary, including Roger T. Staubach and Marianne H. Staubach and no affiliate of the Company or any Company Subsidiary which will, prior or upon the Closing Date become unaffiliated with the Company or any Company Subsidiary, will, after giving effect to the transactions contemplated hereby or by any Ancillary Agreement, retain any rights to use any of the Intellectual Property owned by the Company or any Company Subsidiary except pursuant to the transition services agreement contemplated by Section 7.9 and the Intellectual Property to be transferred to Staubach Retail Services, Inc. pursuant to
      Section 4.8 and to the entity to which certain dispositions are to be made pursuant to Section 7.9.











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


      SECTION 4.16  RELATED PARTY TRANSACTIONS.  Except as set forth on
Section 4.16 of the Company Disclosure Schedule, as of the Effective Time, any agreement (other than (a) agreements in respect to travel and expense account reimbursement in the ordinary course of business consistent with past practice, (b) employment, independent contractor or compensation arrangements, (c) confidentiality agreements, whether entered into in connection with this Agreement or otherwise and (d) the various Contribution Agreements entered into in connection with the Company's 2007 reorganization transaction) between Company or any Company Subsidiary, on the one hand, and any current or former (to the extent there exist any obligations of the Company or any Company Subsidiary continuing after the Effective Time) shareholders, directors, officers or employees of the Company or any Company Subsidiary and any members of the immediate family, affiliates or, to the knowledge of the Company and any Company Subsidiary, associates, of any of the foregoing (each, a "Related Party"), on the other hand, shall be terminated and of no force and effect. Except as set forth in Section 4.16 of the Company Disclosure Schedule, no person set forth on
Section 8.3(i)(i) of the Company Disclosure Schedule (or any members of the immediate family, affiliates or associates of such person) owns, directly or indirectly, any interest in (excepting not more than one percent (1%) stock holdings for investment purposes in securities of publicly-held and traded companies) or is an officer, director, employee or consultant of any Person that is a competitor, lessor, lessee, customer or supplier of the Company or any Company Subsidiary; and no Related Party has any interest in any property, real or personal, tangible or intangible of the Company or any Company Subsidiary.

      SECTION 4.17 LABOR MATTERS. Except as set forth in Section 4.17 of the Company Disclosure Schedule:

            (a) There are no grievances, or arbitrations pending, or, to the knowledge of the Company or any Company Subsidiary, threatened, between the Company or any Company Subsidiary, on the one hand, and any of their respective current or former employees or labor organizations representing such employees, on the other hand. No labor union, group of employees, or other employee organization or representative of the foregoing has sought to organize employees of the Company or any Company Subsidiary, nor has any question concerning representation existed involving such employees. Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreements, memoranda of understanding, work rules or practices or any other agreements or arrangements with a labor union, organization, association or works council. To the knowledge of the Company or any Company Subsidiary, there are no labor union organizing activities involving any employees of the Company or any Company Subsidiary.

            (b) There are no written personnel policies, rules or procedures applicable to employees of the Company or any Company Subsidiary other than those listed on Section 4.17(b) of the Disclosure Schedule, true and complete copies of which have been made available to Parent.

            (c) The Company and all Company Subsidiaries are, and have been, in compliance in all material respects with all applicable laws respecting employment and employment practices, including all laws respecting terms and conditions of employment, classification of employees for purposes of entitlement to overtime pay, health and safety, wages and hours, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers' compensation, labor relations, employee leave issues and unemployment insurance.

            (d) Neither the Company nor any Company Subsidiary nor any of their respective employees, agents or representatives is or has engaged in an unfair labor practice as defined in the National Labor Relations Act or similar foreign law, and there is no unfair labor practice charge, complaint or other allegation of labor law violation against the Company or any Company Subsidiary pending before the National Labor Relations Board or any other Governmental Entity.

            (e) There has been no and there is no actual or threatened labor dispute, strike, slowdown, work stoppage or lockout and, to the knowledge of the Company or any Company Subsidiary, no such action is threatened against or affecting the Company or any Company Subsidiary.

            (f) Neither the Company nor any Company Subsidiary has received notice of any actual or threatened suit, charge, complaint, claim, action, litigation, arbitration, or proceeding against the Company or any Company Subsidiary with respect to current or former employees, applicants for employment, or classes of the foregoing pending before the Equal Employment Opportunity Commission or any other Governmental Entity or in any other forum regarding an unlawful employment practice, breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.

            (g) Since the enactment of the Worker Adjustment and Retraining Notification Act (the "WARN Act"), (i) neither the Company nor any Company Subsidiary has effectuated a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of either the Company or any Company Subsidiary, (iii) neither the Company nor any Company Subsidiary has engaged in layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar state, local or foreign law or regulation, (iv) no employee of the Company or any Company Subsidiary has suffered an "employment loss" (as defined in the WARN Act or any similar state, local or foreign law) during the six-month period prior to the date of this Agreement and (v) neither the Company nor any Company Subsidiary have any outstanding liabilities pursuant to the WARN Act or any other similar state, local or foreign law.

            (h) The Company and/or one or more Company Subsidiary is a "contractor" or "subcontractor" (as defined by Executive Order 11246), and the Company and the Company Subsidiaries are in compliance in all material respects with any obligations under Executive Order 11246, including the maintenance of an affirmative action plan.

            (i) Neither the Company nor any Company Subsidiary is delinquent in any payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

            (j) To the knowledge of the Company or any Company Subsidiary, no employee or independent contractor of the Company or any Company Subsidiary, is in violation of any (i) term of any employment agreement, nondisclosure agreement or non-competition agreement with any former employer or entity for which such person served as an independent contractor, or (ii) common law nondisclosure obligation, restrictive covenant or other obligation or fiduciary duty or other legal duty under any law for the benefit of any former employer or entity for which such employee served as an independent contractor, in each of clause (i) and
(ii), relating to (x) the right of any such employee or independent contractor to be employed or retained by the Company or any Company Subsidiary or (y) the knowledge or use of trade secrets or proprietary information in the course of such employment or relationship with a Company.

            (k) As of the date hereof, to the knowledge of the Company or any Company Subsidiary, no current officer, employee, sales representative or independent contractor of any of the Company or any Company Subsidiary with an annual compensation or payment in excess of $500,000 has given notice of termination of his or her employment or services, whether on account of the transactions contemplated by this Agreement or for any other reason.

            (l)   The Company and each Company Subsidiary has at all times
(i) properly classified, under applicable law, each of its employees as employees, and each of its independent contractors as independent contractors, and has treated each person classified by it as an employee or independent contractor consistently with such status and (ii) there is no proceeding pending or to the knowledge of Company or any Company Subsidiary, threatened against the Company or any Company Subsidiary challenging the classification of any person as an employee or an independent contractor, including any claim for unpaid benefits, for or on behalf of, any such person. To the knowledge of the Company or any Company Subsidiary, neither the Company nor any Company Subsidiary is liable for any arrears of wages or other payments or any penalty relating to the classification of individuals as independent contractors or employees.

            (m) Section 4.17(m) of the Company Disclosure Schedule contains a true and complete list, as of the date hereof and as of the Closing Date, of all Persons who perform services for the Company or any Company Subsidiary and identifies for each such Person: (i) their job title and classification as an employee or independent contractor; (ii) their date of hire or engagement; and (iii) whether such Person is active or inactive.

      SECTION 4.18  COMPLIANCE WITH LAWS; PERMITS.

            (a) Except as set forth in Section 4.18(a) of the Company Disclosure Schedule or which would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries have complied in a timely manner, with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all Governmental Entities which affect the business, properties or assets of the Company and the Company Subsidiaries and (ii) no notice, charge, claim, action or assertion has been received by the Company or any Company Subsidiary or has been filed, commenced or, to the knowledge of the Company or any Company Subsidiary, threatened against the Company or any Company Subsidiary alleging any violation of any of the foregoing, including, without limitation, as required by any Government Contract or Proposal.

            (b) The Company and each Company Subsidiary is and has been in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders from Governmental Entities (collectively, the "Company Permits"), that are necessary to own, lease and operate its properties and to carry on its business as owned, leased, operated or carried on as of the date of this Agreement. The Company Permits are in full force and effect, and there is no action, proceeding or investigation pending or, to the knowledge of the Company or any Company Subsidiary, threatened regarding suspension or cancellation of the Company Permits. Section 4.18(b) of the Company Disclosure Schedule contains a true and complete list of each broker of record of the Company or any Company Subsidiary and the jurisdictions in which such broker is registered.

      SECTION 4.19  ASSETS.

            (a) The assets and properties of the Company and the Company Subsidiaries, considered as a whole, constitute, and as of the Effective Time and after giving effect to the consummation of the Business Dispositions, will constitute, all of the assets and properties which are necessary to conduct the business and operations of the Company and the Company Subsidiaries as presently conducted.

            (b) Section 4.19(b) of the Company Disclosure Schedule sets forth a complete listing of all bank accounts opened in the name of the Company or any of its Subsidiaries. Prior to the Closing Date, the Company shall provide to Parent a complete listing of all bank accounts maintained in the name of the Company, including, but not limited to (a) the name and address of each bank in which the Company has an account or safe deposit box, (b) account numbers, authorization limits and names of all people authorized to draw thereon or to have access thereto, (c) the purpose, current use of said accounts, (d) any banking software, internet access via banking portals or other modes of bank account access used for all said accounts and (e) the name of each person, corporation, firm association or business organization, entity or enterprise holding a general or special power of attorney from the Company and a summary of the terms thereof.

      SECTION 4.20 SIGNIFICANT CLIENTS. Section 4.20 of the Company Disclosure Schedule sets forth (a) the names of the twenty largest clients for each of the Tenant Rep Business and the Company's design and construction consulting business, as measured by combined revenue ("Significant Clients"), of the Company and Company Subsidiaries during the 9-month period ended March 31, 2008 and (b) on a combined basis, the total revenue received in such period from each such Significant Client. Except as set forth in Section 4.20 of the Company Disclosure Schedule, no Significant Client as of the date hereof, (i) has ceased, or indicated to the Company or any Company Subsidiary that it shall cease, to use the services of the Company or any Company Subsidiary, (ii) has made any claim against the Company or any Company Subsidiary or (iii) has sought, or is seeking, to renegotiate the terms of any contract under which the Company or any Company Subsidiary is providing services to such Significant Client, including in each case after the consummation of the transactions contemplated hereby or by any Ancillary Agreement. True and complete copies of all such dispute or termination notices (or a written description of any oral dispute or termination notice) shall have been made available to Parent.

      SECTION 4.21  ENVIRONMENTAL MATTERS.

            (a) The following terms shall have the following meanings for the purposes of this Agreement:

                  (i) "Environmental Laws" shall mean all federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment or human health and safety, including laws, regulations, rules and ordinances relating to the emission, discharge, disposal, release or threatened release of Hazardous Substances into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, release, transport or handling of Hazardous Substances; all laws and regulations with regard to record-keeping, notification, disclosure and reporting requirements respecting Hazardous Substances; all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources; and common law to the extent it relates to or applies to exposure to or impact of Hazardous Substances on persons or property.

                  (ii) "Environmental Claim" shall mean any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Hazardous Substance or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.







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


                  (iii) "Hazardous Substances" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Subsection 300.5, toxic mold, or defined as such by, or regulated as such under, any Environmental Law.

            (b) Except as set forth in Section 4.21(b) of the Company Disclosure Schedule:

                  (i) The Company, each Company Subsidiary and the operations conducted at each property owned, leased, managed, or otherwise operated by the Company or any Company Subsidiary are, and have been, in compliance in all material respects with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession of all permits and governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Neither the Company nor any Company Subsidiary has received any communication (written or oral), whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company, any Company Subsidiary or the operations conducted at each property owned, leased, managed, or otherwise operated by the Company or any Company Subsidiary are not in such material compliance, and, to the knowledge of the Company or any Company Subsidiary, there are no circumstances that may prevent or interfere with such full compliance in the future. All permits and other governmental authorizations currently held by the Company or any Company Subsidiary pursuant to the Environmental Laws are identified in Section 4.21(b) of the Company Disclosure Schedule.

                  (ii) There is no Environmental Claim pending or threatened: (x) against the Company or any of the Company Subsidiaries or, to the knowledge of the Company or any Company Subsidiary, against any person or entity whose liability for any Environmental Claim the Company or any of the Company Subsidiaries has or may have retained or assumed either contractually or by operation of law or (y) involving the operations conducted at any property owned, leased, managed, or otherwise operated by the Company or any Company Subsidiary.

                  (iii) There are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Hazardous Substance that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries or, to the knowledge of the Company or any Company Subsidiary, against any person or entity whose liability for any Environmental Claim the Company or any of the Company Subsidiaries has or may have retained or assumed either contractually or by operation of law.

                  (iv) The Company has made available to Parent all reports, assessments, investigations, studies, analytical results, audits, tests, sampling results and monitoring data relating to (1) the discharge, disposal, arrangement for disposal, release or threatened release of Hazardous Substances by the Company or any Company Subsidiary or affecting any properties currently or formerly owned, leased, managed or otherwise operated by the Company or any Company Subsidiary of the Company or any Company Subsidiary, (2) any Environmental Claim against the Company, any Company Subsidiary, or any property currently or formerly owned, leased, managed or otherwise operated by the Company or any Company Subsidiary or (3) otherwise relating to the Company's or any Company Subsidiaries' liability under or compliance with Environmental Laws, in each case, that are material and in the Company's or a Company Subsidiaries' possession or control.





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


      SECTION 4.22 INSURANCE. Section 4.22 of the Company Disclosure Schedule contains an accurate and complete list of all material policies of fire, liability, workmen's compensation and other forms of insurance owned or held by the Company and each Company Subsidiary. All such policies are in full force and effect, all premiums payable under such policies have been paid in a manner such that the policies continue to be in force, the Company and the Company Subsidiaries are otherwise in, and have been in, material compliance with the terms and conditions of all such policies and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and of all agreements to which the Company or any Company Subsidiary is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage for the assets and operations of the Company and each Company Subsidiary consistent with the Company's past practice; will remain in full force and effect through the respective termination dates of such policies without the payment of additional premiums; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated hereby or by any Ancillary Agreement. To the knowledge of the Company or any Company Subsidiary, there has been no threatened termination of, premium increase with respect to or material alteration of coverage under, any such policy.

      SECTION 4.23 INFORMATION STATEMENT. The Information Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

      SECTION 4.24 FOREIGN CORRUPT PRACTICES. Neither the Company, nor any Company Subsidiary, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, federal or state law or (b) paid, accepted or received any unlawful contributions, payments, expenditures or gifts.

      SECTION 4.25 CUSTOMER NON-DISCRIMINATION. The Company, any Company Subsidiary and each Person acting as an agent of the Company or any Company Subsidiary, is, and has been, in material compliance with all federal, state and local laws, statutes and regulations having the purpose or effect of prohibiting unlawful discrimination against customers or potential customers and, neither the Company nor any Company Subsidiary have received any complaints from any Person or Governmental Entity that the Company, or any Company Subsidiary or any Person acting as an agent of the Company or any Company Subsidiary has engaged in any unlawful discrimination. There is no litigation pending or, to the knowledge of the Company or any Company Subsidiary, threatened by any customers, potential customers or others against the Company or any Company Subsidiary relating to alleged unlawful discrimination or harassment and neither the Company, nor any Company Subsidiary, or any other Person is investigating any such allegation.















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


      SECTION 4.26  INVESTMENT FUNDS.

            (a) The Company and each Company Subsidiary has not at any time (i) sponsored any collective investment vehicles required to be registered as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"), (ii) except as relates to Top Gun Fund, I. L.P. and Staubach Realty Partners, I. L.P. or with respect to the funds as set forth in Section 4.26 of the Company Disclosure Schedule (collectively, the "Private Funds"), acted as an "investment adviser" (within the meaning of the Investment Advisers Act of 1940, as amended (the "Advisers Act") or any analogous foreign law) or performed any activities related or incidental thereto to or through (A) any investment company registered, or required to be registered, under the Investment Company Act, (B) any issuer or other Person that would be an investment company (within the meaning of the Investment Company Act) but for the exclusions from such definition contained in Section 3(c)(1), Section 3(c)(7), 3(c)(5)(C), the final clause of Section 3(c)(3) or the third or fourth clauses of Section 3(c)(11) of the Investment Company Act, or (C) any issuer or other Person that is required to be registered under the laws of the appropriate securities regulatory authority in the jurisdiction in which the issuer is domiciled (other than the United States or the states thereof), which is or holds itself out as engaged primarily in the business of investing, reinvesting or trading in securities.

            (b) As to each Private Fund, there has been in full force and effect an investment advisory agreement at all times that any of the Company or Company Subsidiaries (or any predecessor of the Company or Company Subsidiaries) were performing such services for such Private Fund, and each such investment advisory agreement pursuant to which any of the Company or Company Subsidiaries has received compensation respecting its activities in connection with any of the Private Funds was duly approved in accordance with all applicable laws (as applicable to such Private Fund).

            (c) The private placement memorandum or other offering document (as applicable) of each Private Fund complied in all material respects with all applicable laws, and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, in each such case at all such times as any such private placement memorandum or other applicable offering document was delivered or required to be delivered to investors or potential investors in such Private Fund. Since their initial offering, the shares or other ownership interests of each of the Private Funds have been offered for sale pursuant to, and in compliance with, a private placement or similar exemption from registration under the securities laws of each jurisdiction in which they have been sold or offered for sale and in all cases, without any public offering.

            (d) Each of the investments made by a Private Fund has been made in all material respects in accordance with its investment policies and restrictions set forth in its private placement memorandum (or other applicable offering document) and the applicable investment advisory agreement in effect at the time the investments were made and has been held in accordance in all material respects with its respective investment policies and restrictions, to the extent applicable and in effect at the time such investments were held.

            (e) None of the Company or Company Subsidiaries or any Person who is an "affiliated person" (as defined in the Investment Company Act) or any other "interested person" of any of the Company or Company Subsidiaries (as defined in the Investment Company Act), receives or is entitled to receive any compensation directly or indirectly from any of the Private Funds or their security holders for other than bona fide investment advisory, administrative or other services.

            (f) All material notifications to local regulatory and other bodies required by applicable laws have been made to permit such activities as are carried out by the Private Funds and all material authorizations, licenses, consents and approvals required by applicable laws have been obtained in relation to the Private Funds.

      SECTION 4.27  GOVERNMENT CONTRACTS.

            (a) All representations and certifications executed, acknowledged or set forth in or pertaining to Government Contracts or Proposals were true and accurate, and in the case of those involving cost or pricing data, were current, accurate and complete when made, and the Company and any Company Subsidiary, as applicable, has complied in all material respects with all such representations and certifications to the extent they impose ongoing obligations.

            (b) Neither the Company nor any Company Subsidiary, nor to the knowledge of the Company or any Company Subsidiary, any of their respective directors, officers or employees is or has been suspended or debarred from doing business with any Governmental Entity, or has been declared nonresponsible or ineligible for contracting with any Governmental Entity. There are no circumstances that would warrant (x) the institution of suspension or debarment proceedings against the Company or any Company Subsidiary, (y) criminal or civil fraud or other criminal or civil proceedings against the Company, any Company Subsidiary or any of the officers, directors or employees of the Company or any Company Subsidiary, or (z) a determination of nonresponsibility or ineligibility of the Company or any Company Subsidiary in the future.

            (c) Neither the Company nor any Company Subsidiary, nor to the knowledge of the Company or any Company Subsidiary, any of their respective current or former directors, officers, employees or any agents is or has been under administrative, civil (including, but not limited to, claims made under the False Claims Act) or criminal investigation, indictment or writ of information, audit or internal investigation or has pled guilty to or been convicted of any felony, or any offense related to commission of fraud or a criminal offense (or had a civil judgment rendered against them comparable thereto) with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Proposal.

            (d) There exists no written notice of any outstanding claims, written notice of any requests for equitable adjustments or written notice of any outstanding disputes, or any written notice challenging, questioning or disallowing any material cost against the Company or any Company Subsidiary by any Governmental Entity, or any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract. Neither the Company nor any Company Subsidiary has any interest in any pending or potential claim against any Governmental Entity or any prime contractor, higher or lower tier subcontractor or vendor arising under or relating to any Government Contract or Proposal.

            (e) Neither the Company nor any Company Subsidiary has, with respect to any Government Contract, received a cure notice or show cause notice advising the Company or any Company Subsidiary that it was in default or would, if it failed to take remedial action, be in default under such Government Contract. No termination for convenience, termination for default, cure notice or show cause notice has ever been issued, is currently in effect, has been issued and remains unresolved, or is expected, with respect to any Government Contract.

            (f) Other than routine contract audits (including, without limitation, with respect to security clearances and obligations) by the Government Entities, neither the Company nor any Company Subsidiary has been audited by any Governmental Entity and, to the knowledge of the Company and the Company Subsidiaries, no such audit is underway or threatened. Neither the Company nor any Company Subsidiaries has conducted or initiated any internal investigation (other than inquiries made in the ordinary course of business) or made any voluntary disclosure to any Governmental Entity arising under or relating to a Government Contract or Proposal or any law applicable thereto. Except as set forth in Section 4.27(f) of the Company Disclosure Schedule, no audit has resulted in an adverse finding with respect to any alleged material irregularity, misstatement or fraudulent omission relating to a Government Contract or Proposal.

      SECTION 4.28 OPINION OF FINANCIAL ADVISOR. The Company Board of Directors has received the written opinion, dated as of June 16, 2008, of J.P. Morgan Securities Inc., financial advisor to the Company (the "Company Financial Advisor"), to the effect that, as of such date, the Merger Consideration is fair to the Company's shareholders from a financial point of view, and a true and complete copy of such opinion has been delivered to Parent and Merger Sub. The Company has been authorized by the Company Financial Advisor to include such opinion in its entirety in the Information Statement.

      SECTION 4.29 BROKERS. No broker, investment banker, financial advisor or other person, other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby or by any Ancillary Agreement based upon arrangements made by or on behalf of Company. True and complete copies of all agreements between the Company and the Company Financial Advisor have been delivered to Parent and Merger Sub.


                                  ARTICLE V

                       REPRESENTATIONS AND WARRANTIES
                          OF PARENT AND MERGER SUB


      Parent and Merger Sub represent and warrant to the Company as follows (any statement qualified as to the "knowledge of Parent" or what is known to Parent shall be limited to the knowledge, after reasonable inquiry, of the persons set forth on Schedule V attached hereto):

      SECTION 5.1 ORGANIZATION. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, impair in any material respect the ability of each of Parent and Merger Sub, as the case may be, to perform its obligations under this Agreement, or prevent or materially delay the consummation of any of the transactions contemplated hereby.











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      SECTION 5.2  AUTHORIZATION; VALIDITY OF AGREEMENT; NECESSARY ACTION.
Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the boards of directors of each of Parent and Merger Sub; as the sole shareholder of Merger Sub, Parent has approved the Merger and this Agreement; and no other corporate authority or approval on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby and thereby. Each of this Agreement and the Ancillary Agreements to which they are a party executed contemporaneously herewith has been, and each of the Ancillary Agreements to be executed after the date hereof will be, duly and validly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof and thereof by the Company and the other parties to each Ancillary Agreement, is, or in the case of any Ancillary Agreements to be executed after the date hereof, will be, a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

      SECTION 5.3 CAPITALIZATION. The authorized capital stock of Parent consists of 100,000,000 shares of common stock, par value $.01 per share ("Parent Common Stock"), and 10,000,000 shares of preferred stock, par value $.01 per share ("Parent Preferred Stock"). As of May 31, 2008, 31,898,742 shares of Parent Common Stock are issued and outstanding and no shares of Parent Preferred Stock are issued and outstanding. All of the outstanding shares of the Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and have not been issued in violation of any pre-emptive or similar rights. The shares of Parent Common Stock to be delivered in connection with the transactions contemplated hereby will be duly authorized, validly issued, fully paid and non-assessable. A sufficient number of shares have been reserved by Parent's board of directors to provide for such issuance.

      SECTION 5.4 CONSENTS AND APPROVALS; NO VIOLATIONS. None of the execution, delivery or performance of this Agreement or any Ancillary Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby, or compliance by Parent or Merger Sub with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the certificate of incorporation (or equivalent) or bylaws of Parent or Merger Sub, (b) require any material filing by Parent or Merger Sub with, or permit, authorization, consent or approval of, any Governmental Entity (except for (A) the filing of the Certificate of Merger pursuant to the TBOC and (B) any filings as may be required under the HSR Act), or (c) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries, or any of their properties or assets, except in the case of clause (b) or (c) such violations, breaches or defaults which would not, individually or in the aggregate, impair in any material respect the ability of each of Parent and Merger Sub to perform its obligations under this Agreement, as the case may be, or prevent or materially delay the consummation of any the transactions contemplated hereby.

      SECTION 5.5 BROKERS. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.



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      SECTION 5.6  FINANCING.  As of the Closing, subject to the availability of financing on the amount and terms provided in the Credit Agreement, Parent will have, together with cash on hand, sufficient funds available to consummate the transactions contemplated by this Agreement.

      SECTION 5.7  SEC FILINGS; FINANCIAL STATEMENTS.

            (a) Parent has filed all registration statements, prospectuses, forms, reports and documents required to be filed by it under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, during the past three (3) years (collectively, the "Parent SEC Filings"). Each Parent SEC Filing (a) as of its date complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (b) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

            (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly, in all material respects, the consolidated financial position of Parent as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

            (c) Since Parent's quarterly report on Form 10-Q for the quarter ended March 31, 2008, neither Parent nor any of its Subsidiaries has incurred any material liabilities or obligations (whether direct, indirect, accrued or contingent), except for liabilities or obligations (a) incurred in the ordinary course of business and consistent with past practice or in connection with this Agreement and the transactions contemplated hereby, (b) disclosed, shown, accrued or reserved against in the Parent SEC Filings, or (c) that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent's ability to make all payments required pursuant to this Agreement.

      SECTION 5.8 TENANT REP BUSINESS. Parent has made available to the Company a statement of revenues for the Tenant Rep Business for the fiscal year ended December 31, 2007 and the three (3) months ended March 31, 2008, which has been prepared in accordance with GAAP from the books and records of Parent and its Subsidiaries.

      SECTION 5.9 LABOR MATTERS. As of the date hereof, to the knowledge of Parent, no current officer, employee or sales representative of the Tenant Rep Business with an annual cash compensation or payment in excess of $500,000 has given notice of termination of his or her employment or services, whether on account of the transactions contemplated by this Agreement or for any other reason.

      SECTION 5.10 SIGNIFICANT CLIENTS. Schedule 5.10(a) sets forth (a) the names of the 20 largest clients of the Tenant Rep Business ("Tenant Rep Significant Clients"), during the year ended December 31, 2007 and the 3-month period ended March 31, 2008 and (b) the total revenue received in such periods from each such Tenant Representative Significant Client. Except as set forth on Schedule 5.10(b), no Tenant Rep Significant Client as of the date hereof, (i) has ceased, or indicated to Parent or any of its Subsidiaries that it shall cease, to use the services of the Tenant Rep Business, (ii) has made any claim against the Americas Business with respect to the Tenant Rep Business or (iii) has sought, or is seeking, to renegotiate the terms of any contract under which the Americas Business is



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providing Tenant Rep Business services to such Tenant Rep Significant
Client, including in each case after the consummation of the transactions contemplated hereby or by any Ancillary Agreement. True and complete copies of all such dispute or termination notices (or a written description of any oral dispute or termination notice) shall have been made available to the Company.


                                 ARTICLE VI

                  COVENANTS RELATING TO CONDUCT OF BUSINESS


      SECTION 6.1 CONDUCT OF BUSINESS OF THE COMPANY. From and after the date of this Agreement and prior to the Effective Time or the earlier termination of this Agreement, and except (i) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or (ii) as set forth in Section 6.1 of the Company Disclosure Schedule or as otherwise expressly contemplated by this Agreement, the Company shall, and shall cause each of the Company Subsidiaries to (i) conduct its business in the ordinary and usual course consistent with past practices and (ii) use commercially reasonable efforts to maintain intact its business organization and to preserve its relationships with its employees, customers, clients, suppliers, consultants, independent contractors and others having business dealings with it. Without limiting the generality of the foregoing, except as set forth in Section 6.1 of the Company Disclosure Schedule, the Company agrees that between the date of this Agreement and the Effective Time or the earlier termination of this Agreement the Company shall not, and shall not permit any of the Company Subsidiaries to, directly or indirectly, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

            (a) (i) issue, sell, transfer, dispose of, encumber or pledge any shares of capital stock of the Company or any capital stock of any Company Subsidiary, other than (A) issuances of Common Stock for cash or services rendered to directors, employees or independent contractors of the Company or any Company Subsidiary, which issuances are completed prior to the Effective Time and (B) the registering of transfers of Common Stock pursuant to transfers of Common Stock by shareholders of the Company in accordance with the Shareholders Agreement; (ii) amend its certificate of formation or bylaws or similar organizational documents; or (iii) split, combine, sub-divide or reclassify any outstanding shares of its capital stock;

            (b) (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than (A) cash dividends by a Company Subsidiary to the Company or another Company Subsidiary paid in full prior to the Effective Time and
(B) cash dividends by the Company to holders of Common Stock paid in full prior to the Effective Time; or (ii) issue, sell, transfer, dispose of, encumber or pledge any securities convertible into or exchangeable for, or options, warrants or rights of any kind to acquire, any shares of capital stock of the Company or any Company Subsidiary;

            (c) (i) acquire, sell, lease or dispose of any tangible assets having a value of $200,000 or more, individually or in the aggregate, except in the ordinary course of business consistent with past practice; (ii) acquire, sell, lease or sublease any real property or any interest therein, except as expressly permitted in accordance with Section 6.1(g) herein below and except in the ordinary course of business consistent with past practice; (iii) license, assign, grant to any other Person, or otherwise transfer or dispose of, or acquire, any rights in or to any Intellectual Property except in the ordinary course of business consistent with past practice; (iv) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership




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or other business organization or division thereof or any equity interest therein; or (v) enter into any commitment or transaction involving the payment to or from the Company or any Company Subsidiary of more than $200,000, individually or in the aggregate; other than agreements and engagements with clients and employees and independent contractors in the ordinary course of business consistent with past practice;

            (d) (i) except to the extent required by applicable law or any agreement or arrangement in effect as of the date hereof, change the compensation or benefits payable or to become payable to any of its officers, directors, employees or independent contractors (other than increases in wages in the ordinary course of business consistent with past practice to employees who are not executive officers, directors or affiliates and payments of bonuses paid prior to the Effective Time); (ii) other than at Parent's request, enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan; or (iii) make any loans to any of its officers, directors, employees or affiliates or change its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an employee benefit plan or otherwise;

            (e) terminate the services of person identified on Section 8.3(i)(i) or (ii) of the Company Disclosure Schedule, unless the Company Board of Directors determines, in consultation with Parent, that such action is in the best interests of the Company;

            (f) (i) pay or arrange for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee, independent contractor or affiliate or pay or make any arrangement for payment to any officers, directors, employees, independent contractors or affiliates of the Company of any amount relating to unused vacation days, except payments and accruals required under the terms of the Plan or made in the ordinary course of business consistent with past practice; (ii) adopt, grant, issue or accelerate payments or benefits pursuant to any pension, profit-sharing, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, but specifically excluding any bonus plan agreement or arrangement with respect to bonuses to be paid prior to the Effective Time, or any employment, consulting or independent contractor agreement with or for the benefit of any director, officer, employee, or independent contractor, whether past or present; or (iii) amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing except for amendments required by the IRS or otherwise required by law;

            (g) (i) in any material respect, modify, amend or terminate any of the Listed Company Agreements; (ii) waive, release or assign any material rights or claims under any of the Listed Company Agreements; or
(iii) enter into any contracts, agreements, arrangements or understandings that would be required to be set forth in Section 4.13 of the Company Disclosure Schedule, in each case, other than in the ordinary course of business consistent with past practice;

            (h) permit any material insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated without prior notice to Parent;

            (i) (i) incur or assume any long-term indebtedness for borrowed money or any short-term indebtedness for borrowed money; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person other than any Company Subsidiary; (iii) make any loans, advances or capital contributions to, or investments in, any other Person, other than a Company Subsidiary and other than advances to employees and





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independent contractors for travel and other expenses in the ordinary course of business consistent with past practice; or (iv) mortgage or pledge any of its assets, tangible or intangible, or create any Encumbrance of any kind with respect to any such assets, other than Permitted
Encumbrances in the ordinary course of business consistent with past practice;

            (j) enter into or modify any collective bargaining agreement or similar agreement or any successor collective bargaining agreement to any collective bargaining agreement;

            (k) change any of the financial accounting methods used by it except for such changes required by GAAP;

            (l) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than, with respect to the Company, the Merger);

            (m) (i) settle any action, suit, claim, charge, litigation, arbitration or other proceeding, which settlement involves any action other than the payment of cash (including any restrictions on the operations of the business of the Company or any Company Subsidiary) or relates to any litigation or claim by any shareholder of the Company or (ii) enter into any consent decree, injunction or other similar restraint or form of any action, suit, litigation, arbitration or other proceeding;

            (n) take, or agree in writing or otherwise to take, any action that would or is reasonably likely to result in any of the conditions set forth in Article VIII not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at or prior to the Effective Time, or that would impair the ability of the Company to consummate the Merger in accordance with the terms hereof or delay such consummation;

            (o) make any capital expenditure which is not in all material respects in accordance with the annual budget for the fiscal year 2008, a true and complete copy of which has been made available to Parent, or otherwise consistent with past practices;

            (p) (i) allow any Intellectual Property owned by the Company or any Company Subsidiary to lapse or become abandoned, cancelled, dedicated to the public or unenforceable except in the ordinary course of business consistent with past practice, (ii) cease the use of any Trademarks owned by the Company or any Company Subsidiary or fail to maintain the level of quality of the goods or services associated with such Trademarks, or (iii) terminate or allow to lapse any rights to use Intellectual Property under any IP Agreement; or

            (q) enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing.

      SECTION 6.2 NO SOLICITATION. The Company agrees that it shall immediately cease and cause to be terminated all existing discussions, negotiations and communications with any Persons with respect to any Acquisition Proposal. From the date of this Agreement until the earlier of termination of this Agreement or the Effective Time, the Company shall not and shall not authorize or permit any of its officers, directors, employees, investment bankers, attorneys, accountants, affiliates or other agents to directly or indirectly (i) initiate, solicit, encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or which may be reasonably likely to lead to an Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) in the event of an unsolicited Acquisition Proposal, engage in any negotiations or discussions with, or provide any information




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


or data to, any Person (other than Parent or any of its affiliates or representatives) relating to any Acquisition Proposal. As used in this Agreement, "Acquisition Proposal" means any tender or exchange offer involving the Company, any proposal for a merger, consolidation or other business combination involving the Company, or any proposal or offer to acquire in any manner an equity interest in, or a portion of the business or assets (other than purchases or sales of inventory in ordinary course of business, acquisitions by the Company of Common Stock as contemplated by Sections 4.2, 4.3, Article 5 and Article 6 of the Shareholders Agreement, the Pre-Closing Transactions and issuances of shares of Common Stock to employees, directors and contractors of the Company and any Company Subsidiary) of, the Company or any Company Subsidiary, any proposal or offer with respect to any recapitalization or restructuring with respect to the Company or any Company Subsidiary or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to the Company or any Company Subsidiary, other than the Merger and the other transactions contemplated by this Agreement. The Company shall promptly notify Parent after receipt of any Acquisition Proposal or any inquiries indicating that any Person is considering making or wishes to make an Acquisition Proposal, identifying such Person and the terms thereof.

      SECTION 6.3 TAX MATTERS.

            (a)   PRE-CLOSING TAX RETURNS.

                  (i) The Company shall prepare and file, or shall cause to be prepared and filed, all Tax Returns that include the Company or any Company Subsidiary for all Pre-Closing Tax Periods that end on or before the Closing Date and are required to be filed on or before the Closing Date. The Company shall provide a copy of each such Tax Return filed after the date of this Agreement to Parent as soon as practicable prior to the filing thereof in order to give Parent the opportunity to review such Tax Returns prior to filing.

                  (ii) The Shareholders' Representative shall, at its own cost and expense, prepare and file, or shall cause to be prepared and filed, all Tax Returns that include the Company or any Company Subsidiary for all Pre-Closing Tax Periods that end on or before the Closing Date and are required to be filed after the Closing Date.
      The Shareholders' Representative shall provide a copy of each such Tax Return no later than 30 days prior to the filing due date of each such Tax Return (including any extensions that the Shareholders' Representative has timely filed for) in order to give Parent the opportunity to review and comment on such Tax Return prior to filing. For the avoidance of doubt, Parent's review of Tax Returns described in this Section 6.3(a)(ii) and comments, or lack thereof, on such Tax Returns do not constitute legal or tax advice, and Parent is entitled to seek indemnification under Article X hereof with respect to such Tax Returns. Tax Returns described in this Section 6.3(a)(ii) shall be signed (i) by William Leiser, and (ii) in the event that William Leiser is no longer employed by the Company at the time of the signing of any such Tax Return, then by the designee of the Shareholders' Representative, which designee shall be an officer of the Company. None of the transactions contemplated under this Agreement is intended to be subject to Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) (next day rule).

                  (iii) All Tax Returns referred to in this Section 6.3(a) shall be prepared in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, prior years' Tax Returns, using, to the extent permitted by law, methods, conventions and elections consistent with those previously used by or with respect to the Company and any Company Subsidiary.







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


            (b)   COOPERATION AND CONTESTS.

                  (i) COOPERATION. The Shareholders' Representative, on the one hand, and Parent and the Company, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the completion and filing of all Tax Returns and any audit or other proceeding with respect to Taxes.
      Such cooperation shall include the retention and (upon the other party's request) the provision of records and information that are reasonably relevant to any such audit or other proceeding and making representatives available on a mutually convenient basis to provide additional information and explanation of any material made available hereunder.

                  (ii) NOTICE. After the Closing, Parent shall notify the Shareholders' Representative in writing (a "Tax Notice") of any demand or claim received by Parent or the Company from any tax authority or any other party relating to Taxes of the Company or any Company Subsidiary (a "Tax Claim") for which indemnification may be sought under Article X of this Agreement within thirty (30) days of the receipt of such Tax Claim by Parent or the Company; provided, however, that a failure to give such Tax Notice will not affect the rights of Parent or the Surviving Corporation to indemnification under Article X unless, or except to the extent that, such failure precludes the Shareholders' Representative from contesting such Tax Claim. Such Tax Notice shall contain factual information (to the extent known) describing the Tax Claim in reasonable detail and shall include copies of any notice or other document received from any Tax authority in respect of any such Tax Claim.

                  (iii) CONTROL. The Shareholders' Representative shall have the right, but not the obligation, to control, at its own expense, the conduct, prosecution and defense of any audit or other proceeding (a "Contest") relating to a Tax Claim for which indemnification may be sought under Article X of this Agreement; provided, however, that: (i) the Shareholders' Representative shall not be entitled to control the conduct of any Contest unless it provides Parent with notice of its intent to exercise its right to control such Contest within fifteen (15) days of receiving the related Tax Notice and acknowledges in writing that Parent and the Surviving Corporation are entitled to be indemnified for such Taxes under Article X of this Agreement, and (ii) Parent may participate (at its own cost and expense) in any such Contest. Notwithstanding any other provision of this Agreement, Parent shall, at its own expense, control: (i) any Contest pertaining to any taxable year or period beginning after the Closing Date (a "Post-Closing Tax Period"), (ii) any Contest relating or pertaining to amounts together with the Aggregate Claimed Amount and Established Losses that would exceed the limit set forth in Section 10.1(g), and (iii) any Contest, the resolution of which would affect the Tax liability of the Company or any Company Subsidiary for any Post-Closing Tax Period, including, without limitation, any Contest concerning Tax Returns filed by the Company or any Company Subsidiary with respect to a Pre-Closing Tax Period, and shall not settle or contest any such Contest without the consent of the Shareholders' Representative, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that a Contest involves a Straddle Period (a "Straddle Contest") and the Shareholders' Representative elects to control such Straddle Contest, the parties shall endeavor to cause the Straddle Contest proceeding to be separated into two or more separate proceedings, each of which involves exclusively (i) Contests applicable to Pre-Closing Tax Periods, which shall be controlled by Shareholders' Representative, and (ii) Contests applicable to all other taxable periods, which shall be controlled by Parent. In the event that such separation cannot, after diligent efforts, be achieved, Parent shall control the Straddle Contest; provided, however, that Parent shall not settle, compromise and/or concede such Contest without the consent of the Shareholders' Representative, which consent shall not be unreasonably


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


      withheld, conditioned or delayed. To the extent the Shareholders' Representative controls all or a portion of any Contest or Straddle Contest, the Shareholders' Representative shall keep Parent informed regarding the status of such Contest or Straddle Contest. Except as otherwise provided for in this Section 6.3(b), Parent shall control the conduct, prosecution and defense of all other Contests and shall have the exclusive right to settle or contest any such Contest without the consent of the Shareholders' Representative; provided, however, that if Parent is entitled to indemnification under Article X hereof with respect to such Contest, Parent shall not settle such Contest without the consent of the Shareholders' Representative, which shall not be unreasonably withheld, conditioned, or delayed.
      As used herein, (i) the term "Straddle Period" means a taxable period that begins before the Closing Date and ends after the Closing Date, and (ii) the term "Pre-Closing Tax Period" means any taxable period that ends on or prior to the Closing Date and that portion of a Straddle Period that ends on or prior to the Closing Date.

            (iv) PARENT'S CONSENT. With respect to a Contest or Straddle Contest that is described in paragraph (iii) of this Section 6.3(b) and that the Shareholders' Representative controls, the ability of the Shareholders' Representative to settle, compromise and/or concede any such Contest or Straddle Contest shall be subject to Parent's written consent, not to be unreasonably withheld, conditioned or delayed, if the proposed settlement, compromise or concession of the Shareholders' Representative would adversely affect a Tax liability of Parent, the Company, or any Company Subsidiary for any taxable period that ends after the Closing Date; provided, however, if Parent does not provide the Shareholders' Representative with such written consent, and the Shareholders' Representative agrees to provide indemnification to Parent pursuant to Article X with respect to the amount that the Shareholders' Representative was willing to pay the Tax authority and the Tax authority was willing to accept to settle the Contest or Straddle Contest, Parent shall receive such indemnification pursuant to Article X and release any further right to indemnification with respect to the Tax Claim that was the subject of such proposed settlement, and Parent shall assume control over the conduct of the related Contest or Straddle Contest and shall have all rights to make decisions, settle, compromise, and/or concede such Contest or Straddle Contest.

            (c) CERTIFICATES. Parent, the Company and the Shareholders' Representative shall, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement or the Ancillary Agreements).

            (d) INFORMATION REPORTING. Parent and the Shareholders' Representative agree, upon request, to provide one another with all information that the requesting party may be required to report under
Section 6043A of the Code or Treasury Regulations promulgated thereunder.

            (e) TAX SHARING AGREEMENTS. Notwithstanding anything in any other agreement to the contrary, all Tax allocation or Tax sharing agreements or arrangements of any kind to which the Company and any Company Subsidiary is a payor on or prior to the Closing Date (other than this Agreement) shall cease and terminate as of the Closing Date.












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


            (f) CERTAIN COVENANTS. From and after the date of this Agreement and prior to the Effective Time or the earlier termination of this Agreement, the Company shall not, and shall not permit any of the Company Subsidiaries to, directly or indirectly, without providing at least ten (10) days' notice to Parent, amend any Tax Return, make any Tax election or change any Tax election already made, adopt any Tax accounting method, change any Tax accounting method, enter into any closing agreement or settle any material claim or material assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment. With respect to any Pre-Closing Tax Period and except as otherwise required by law, neither Parent, the Company, nor any Company Subsidiary shall, without the prior written consent of the Shareholders' Representative, make or change any election, file or cause the amendment of a Tax Return, change an annual accounting period, adopt or change any accounting method, or take any other similar action relating to the filing of any Tax Return relating to the Company or the Company Subsidiaries. Parent agrees that it will not take a position, and will not permit the Company or the Company Subsidiaries to take a position, on any Tax Return for a Post-Closing Tax Period that is inconsistent with the Company's reporting of the Company's 2007 reorganization transaction, including the exchange offer and other transactions related to the formation of the Company and the issuance of securities of the Company in connection therewith, including issuance of the Contingent Issuance on its 2007 and its short period 2008 federal income Tax Return ending at the Closing Date.

            (g) TAX REFUNDS. Any refund of Taxes of the Company or the Company Subsidiaries (including any interest with respect thereto) attributable to any Pre-Closing Tax Period or the portion of a Straddle Period that ends on the Closing Date shall be the property of the shareholders of the Company in existence immediately prior to the Effective Time, and the amount of any such Tax Refund, shall be paid promptly to the Shareholders' Representative and, if received by Parent, the Company or a Company Subsidiary, shall be payable promptly to the Shareholders' Representative. In the event that the Company or the Company Subsidiaries are entitled by law to a refund of Taxes attributable to any Pre-Closing Tax Period or the portion of a Straddle Period that ends on the Closing Date, Parent agrees to cooperate with the Shareholders' Representative to file or cause to be filed, at the expense of the Shareholders' Representative, an amended Tax Return or refund claim relating to such Tax refund. To the extent that any Tax benefit resulting from an amended Tax Return or claim for Tax refund of the Company or a Company Subsidiary attributable to any Pre-Closing Tax Period or the portion of a Straddle Period that ends on the Closing Date is carried forward to a Post-Closing Tax Period, Parent agrees that as such Tax benefit is actually realized in a Post Closing Period, Parent will promptly remit the cash equivalent of such realized Tax benefit to the Shareholders' Representative. Notwithstanding the previous sentence, the cash equivalent of a Tax benefit referred to in this Section 6.3(g) shall not be due from Parent to the Shareholders' Representative if such Tax benefit was taken into account in determining the Closing Consideration Amount or Receivables Payment.

            (h) SECTION 338 ELECTION. Parent covenants not to make or cause to be made (and Parent covenants that the sole shareholder of Merger Sub will not make or cause to be made) any election or deemed election under Section 338 of the Code (or any analogous or similar rules in any relevant domestic or foreign Tax jurisdiction) with respect to the acquisition of the Company and any Company Subsidiary.

            (i) NO REPRESENTATION OR WARRANTY. Parent and Merger Sub make no representation or warrant to any shareholders of the Company concerning (i) the tax treatment of the Company's 2007 reorganization transaction or (ii) the transactions contemplated by, or payments made under, this Agreement.






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            (j)   TAX TREATMENT OF MERGER CONSIDERATION.  Except as
otherwise required by the Code, the parties hereby acknowledge and agree that (i) the right to the Future Payments shall be treated as deferred payment consideration issued solely in exchange for the Common Stock issued and outstanding immediately prior to the Closing and any rights to receive Common Stock outstanding immediately prior to the Closing and (ii) no portion of the Merger Consideration shall be treated as compensation, and no party hereto shall take any action or filing position inconsistent with this provision. Further, the parties hereby acknowledge and agree for Tax purposes that the Merger Sub will be disregarded in the Merger and that the Merger will be treated as a purchase by the sole shareholder of the Merger Sub of the Common Stock owned by the Shareholders immediately before the Closing in exchange for the Merger Consideration, which will be paid by the sole shareholder of Merger Sub. Parent covenants that Merger Sub, as a newly incorporated entity formed to consummate the Merger, will conduct no operations other than related to the Merger.


                                 ARTICLE VII

                            ADDITIONAL AGREEMENTS


      SECTION 7.1 INFORMATION STATEMENT. As promptly as practicable after the date hereof, in consultation with Parent, the Company shall prepare an information statement (together with any supplements or amendments thereto, the "Information Statement") relating to the Merger, which shall contain the notices required pursuant to the TBOC in connection with the Merger and otherwise comply with all applicable laws, and cause the Information Statement to be mailed to its shareholders.

      SECTION 7.2 COMMERCIALLY REASONABLE EFFORTS; CONSENTS AND APPROVALS.

            (a) Subject to the terms and conditions of this Agreement, each of the Company, Parent and Merger Sub agree to use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby. Each of the Company, Parent and Merger Sub agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

            (b) Each of Parent, Merger Sub and the Company shall take reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include, furnishing all information required under the HSR Act or any comparable laws of foreign jurisdictions and in connection with approvals of, filings with, and inquiries or requests from, any Governmental Entity); shall promptly cooperate with and furnish information to each other or their counsel in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement and the transactions contemplated hereby; and shall not take any action that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing. Each of the Company, Parent and Merger Sub shall, and shall cause its respective Subsidiaries to, take commercially reasonable actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the transactions contemplated hereby or the taking of any action contemplated thereby or by this Agreement. Notwithstanding the foregoing, or any other covenant herein contained, in connection with the receipt of any necessary approvals under the HSR Act or any comparable laws of foreign jurisdictions, neither Parent nor the Company shall be required to (i)

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divest or hold separate or otherwise take or commit to take any action that limits Parent's or the Company's freedom of action with respect to, or their ability to retain, the Company or any portions thereof or any of the businesses, product lines, properties or assets of the Company or Parent or
(ii) in the event any action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity challenging the transactions contemplated hereby, contest or resist any such action or proceeding, including any administrative or judicial action, or have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated hereby.

            (c) Prior to the Closing, each of the Company and Parent shall promptly consult with the other with respect to, provide any necessary information with respect to, and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby. Each of the Company and Parent shall promptly inform the other of any communication from any Governmental Entity regarding any of the transactions contemplated hereby unless otherwise prohibited by law. If either the Company or Parent or any of their respective affiliates receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated hereby, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of permits (including environmental permits) are required as a result of the execution of this Agreement or consummation of the transactions contemplated hereby, the Company shall use commercially reasonable efforts to effect such transfers, amendments or modifications.

      SECTION 7.3 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate as of the date hereof or as of the Closing Date, (b) any litigation or investigation commenced or, to its knowledge, threatened against, relating to or otherwise involving Parent or Merger Sub or the Company or any of the Company Subsidiaries, as the case may be, that relates to the consummation of the transactions contemplated by this Agreement and (c) any failure of the Company, Merger Sub or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties or the conditions to the obligations of the parties hereto.

      SECTION 7.4 ACCESS; CONFIDENTIALITY. From the date hereof until the Effective Time, upon reasonable notice and subject to the terms of the Confidentiality Agreement, dated as April 24, 2006, between Parent and the Company (the "Confidentiality Agreement"), the Company shall (and shall cause each Company Subsidiary to) afford the officers, employees, accountants, counsel, financing sources and other representatives of Parent and Merger Sub, reasonable access during normal business hours to all of its employees, properties, books, contracts, commitments and records (including Tax Returns). During the period from the date hereof until the Effective Time, the Company shall (and shall cause each of the Company Subsidiaries to) furnish promptly to Parent and Merger Sub (a) a copy of each report or other document provided to the shareholders of the Company and (b) all other information concerning its business, properties and personnel as Parent or Merger Sub may reasonably request, to the extent in the possession or under the control of the Company or any Company Subsidiary. All obligations of Parent and its representatives under the Confidentiality Agreement shall terminate at the Effective Time.


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      SECTION 7.5  PUBLICITY. Except as may be required by law or the rules and regulations of any national security exchange, from the date hereof through and including the Closing Date, none of the parties hereto, nor any of their respective affiliates, shall issue any press release or make any public statement with respect to the transactions contemplated by this Agreement without the prior approval of the other parties.

      SECTION 7.6  INDEMNIFICATION.

            (a) Parent agrees that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors of the Company as provided in its certificate of formation or bylaws shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six (6) years following the Effective Time. In addition, for a period of six (6) years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless all individuals who at any time prior to the Effective Time were directors or officers of the Company to the maximum extent permitted by applicable law for any acts or omission occurring at or prior to the Effective Time, and the Surviving Corporation shall advance periodically and promptly upon a request therefor to such individual his or her legal and other expenses, subject to the provision by such individual of an undertaking to reimburse the amounts so advanced in the event of a determination that such individual is not entitled thereto.

            (b) Prior to the Effective Time, (i) the Company may purchase, at its sole cost and expense, a fully prepaid "tail" policy providing substantially equivalent benefits as the Company's current directors' and officers' liability insurance and (ii) the Company shall purchase, with the costs thereof to be an Integration Cost, a fully prepaid "tail" policy (reasonably acceptable to Parent) providing substantially equivalent benefits as the Company's current errors and omissions liability insurance with respect to matters arising on or before the Effective Time.

The Surviving Corporation shall use commercially reasonable efforts to cause any such policy so purchased to be maintained in full force and effect for its full term; provided, however, that neither the Surviving Corporation nor any of its affiliates shall be required to incur any costs or expenses or otherwise have any liability in connection with such policy or claims made thereunder.

            (c) The obligations under this Section 7.6 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.6 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section applies shall be third party beneficiaries of this
Section 7.6).

      SECTION 7.7 TAKEOVER LAWS. If any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to any of the transactions contemplated hereby or to the Company, then the Company and the Company Board of Directors shall take all action necessary to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby.

      SECTION 7.8 INTERIM FINANCIAL STATEMENTS; FINANCING. During the period prior to the Effective Time, the Company shall provide to Parent consolidated monthly financial statements within 30 calendar days following the end of each fiscal month. Further, the Company shall use, and shall cause the Company Subsidiaries and their respective representatives to use commercially reasonable efforts to cooperate and assist Parent with respect to Parent's financing in connection with the transactions contemplated hereby and by the Ancillary Agreements (the "Financing") and in connection with Section 7.14. The Company agrees to provide, and shall cause the Company Subsidiaries and its and their respective officers, employees, consultants and advisors, including legal and accounting, to provide on a


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timely basis, reasonable cooperation in connection with the foregoing as may be reasonably requested by Parent, including (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies; (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, business projections and similar documents required in connection with the Financing; (iii) using commercially reasonable efforts to cause its independent accountants to provide assistance and cooperation to Parent, including participating in accounting due diligence sessions, providing consent to Parent to use their audit reports relating to the Company and providing any necessary "comfort letters"; (iv) executing and delivering definitive financing documents, including pledge and security documents or other certificates, legal opinions or documents as may be reasonably requested by Parent (including certificates of the chief financial officer of the Company or any Company Subsidiary with respect to solvency matters) and otherwise reasonably facilitating the pledging of collateral; provided that no obligation of the Company or any of the Company Subsidiaries under any such agreement, document or pledge shall be effective until the Effective Time; (v) using commercially reasonable efforts to obtain title insurance reasonably requested by Parent; (vi) as promptly as practicable, use commercially reasonable efforts to furnish to Parent and its Financing sources with all financial and other pertinent information regarding the Company reasonably requested by Parent including all financial statements and data of the type required by Regulation S-X and Regulation S-K, including audits thereof to the extent so required (which audits shall be unqualified), and the other accounting rules and regulations of the SEC (the "Required Financial Information"); (viii) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company's current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing; provided that no right of any lender, nor obligation of the Company or any of the Company Subsidiaries, thereunder shall be effective until the Effective Time; (ix) entering into one or more credit or other agreements on terms satisfactory to Parent in connection with the Financing immediately prior to the Effective Time; provided that no obligation of the Company or any of the Company Subsidiaries under such credit or other agreement shall be effective until the Effective Time; (x) procuring the release of liens and pay- off letters related to any indebtedness of the Company or any Company Subsidiary to be repaid in connection with the transactions contemplated hereby or that have otherwise been repaid; and
(xi) taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Financing and the direct borrowing or incurrence of all of the proceeds of the Financing; provided that neither the Company nor any of its Subsidiaries shall be required to pay any commitment fee or similar fee or incur any liability with respect to the Financing prior to the Effective Time. The Company hereby consents to the use of its and the Company Subsidiaries' logos as may be reasonably necessary in connection with the Financing; provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries and its or their marks.

      SECTION 7.9 PRE-CLOSING TRANSACTIONS. The Company shall use commercially reasonable efforts to, prior to the Closing Date, consummate
(i) the disposition of the Private Funds (and the general partners thereof), the equity interests in Staubach Retail Services, Inc. and the licenses held by Staubach Retail Services, Inc. and Cypress Equities, LLC (collectively, the "Business Dispositions") in the manner as described on
Section 7.9 of the Company Disclosure Schedule, (ii) the reorganizations with respect to The Staubach Company - San Diego, Inc. and Staubach Great Lakes Inc. (collectively, the "Roll-Up Transactions") pursuant to the transaction agreements substantially in the forms set forth as Exhibits C and D, respectively, (iii) the termination of the existing licenses held by



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Corporacion Mexicana de Inmuebles, S.A. de C.V. and its subsidiaries;
Staubach Western Canada Corp., RGM Holdings Inc. and Robert Muzyka; and Staubach Eastern Canada, Inc. and Jean Chalifour, pursuant to the termination notices substantially in the forms set forth as Exhibits E, F and G, respectively (collectively, the "License Terminations") and (iv) the transactions referenced in Section 7.9(A) of the Company Disclosure Schedule (the "Other Pre-Closing Transaction" and together with the License Terminations, Business Dispositions and the Roll-Up Transactions, the "Pre-Closing Transactions") (it being understood that Parent may not assert a failure of the condition set forth in Section 8.3(g) due to the failure of the Other Pre-Closing Transaction to be consummated at or prior to the Closing if the failure to consummate the Other Pre-Closing Transaction was caused by the failure by a Subsidiary of Parent to comply in all material respects with its obligations with respect to such transaction as described on Section 7.9(A) of the Company Disclosure Schedule). The Company shall keep Parent informed on a regular basis concerning material developments in the Pre-Closing Transactions and the means by which such transactions are to be effected. As part of the Business Dispositions, Parent and the Company shall use commercially reasonable efforts to provide for a transition services agreement to be entered into at Closing by the Surviving Corporation for the provision of certain transition services (to be mutually agreed upon by Parent and the Company) to Staubach Retail Services, Inc. and Cypress Equities, LLC. Also as part of the Pre-Closing Transactions, Parent and the Company shall use commercially reasonable efforts to provide for a transition services agreement to be entered into at Closing by the Surviving Corporation for the provision of certain transition services (to be mutually agreed upon by Parent and the Company) to Columbus Realty. Except as set forth in any such transition services agreements, the Company agrees that after the Effective Time, none of Parent, the Surviving Corporation or any of their respective Subsidiaries will have any obligations or liabilities under any license agreement between the Company or any Company Subsidiary, on the one hand, and Staubach Retail Services, Inc., Cypress Equities, LLC or their respective Subsidiaries, on the other hand. For the avoidance of doubt, nothing in this Section 7.9 shall limit or expand the indemnity provided in Article X.

      SECTION 7.10 SARBANES-OXLEY COMPLIANCE. The Company shall, and shall cause the Company Subsidiaries and its and their respective representatives, to take all actions that Parent reasonably may deem necessary or appropriate, including to permit representatives of Parent to meet from time to time with the representatives of the Company and the Company Subsidiaries responsible for the financial statements and the internal controls of the Company and the Company Subsidiaries, to enable Parent, immediately following the Closing, to satisfy its obligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the United States Securities and Exchange Commission (the "SEC") pursuant thereto (the "SOA") and the other requirements of the SOA with respect to the Company and the Company Subsidiaries, including establishing and maintaining adequate disclosure controls and procedures and internal controls over financial reporting as such terms are defined in the SOA. Any out of pocket expenses incurred by the Company or the Company Subsidiaries, at the request of Parent, in connection with the foregoing shall be Integration Costs.

      SECTION 7.11 CERTAIN APPOINTMENTS. As of the Effective Time, Parent shall cause Roger T. Staubach to be appointed to the board of directors of Parent. Thereafter, unless Roger T. Staubach's employment with Parent or one of its Subsidiaries is terminated by Parent without "cause," by Roger
T. Staubach for "good reason" or due to Roger T. Staubach's "disability" (as such terms are defined in Roger T. Staubach's employment agreement with Parent or one of its Subsidiaries) and as long as Roger T. Staubach complies with Parent's policies and guidelines applicable to all members of its board of directors, Parent shall cause Roger T. Staubach to be included in the slate of persons nominated to serve as directors on Parent's board of directors during any Earnout Calculation Period. Upon any termination of Roger T. Staubach's employment with Parent or one of its Subsidiaries by




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Parent with "cause," by Roger T. Staubach without "good reason" or due to
"disability," Roger T. Staubach shall promptly resign from the board of directors. As of the Effective Time, Parent shall cause Greg P. O'Brien and John A. Gates to be appointed to the Americas Executive Committee, and while such persons are employed by Parent or one of its Subsidiaries, they shall continue to serve on such committee (or its successor) during any Earnout Calculation Period. For the avoidance of doubt, the sole and exclusive remedy for any breach of this Section 7.11 by Parent shall be specific performance in accordance with Section 11.10, and in no event shall Parent have any liabilities for Losses arising from any breach of this Section 7.11.

      SECTION 7.12 STOCK EXCHANGE LISTING. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued as Stock Consideration to be approved for listing on the NYSE, subject to official notice of issuance.

      SECTION 7.13 CERTAIN PROHIBITED ACTIVITIES. The Company shall not, and shall cause each Company Subsidiary not to, directly or indirectly, without the prior written consent of Parent, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to any Parent Common Stock or securities convertible into or exchangeable or exercisable for Parent Common Stock, or warrants or other rights to purchase Parent Common Stock or any such securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Parent Common Stock or any securities convertible into or exchangeable or exercisable for Parent Common Stock, or warrants or other rights to purchase Parent Common Stock or any such securities, whether any such transaction is to be settled by delivery of Parent Common Stock or such other securities, in cash or otherwise or (iii) publicly announce an intention to, or solicit or encourage any other Person to, effect any transaction specified in clause (i) or (ii) above.

      SECTION 7.14  REGISTRATION RIGHTS.

            (a) Parent shall (i) as soon as practicable after the Closing Date, but in no event before the second trading day after Parent's earnings release for the period ended June 30, 2008 (subject to receipt of the Required Financial Information), file with the SEC a registration statement under the Securities Act on Form S-3 (or any successor short form registration involving a similar amount of disclosure; or if then ineligible to use any such form, then any other available form of registration statement) for a public offering of the shares of Parent Common Stock received by the Electing Holders in the Merger (the "Registrable Stock") to be made on a continuous basis pursuant to Rule 415 of the Securities Act (the "Registration Statement") and, unless such Registration Statement is automatically effective upon filing, use commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable after filing and (ii) use commercially reasonable efforts to cause the Registration Statement to remain effective until the earlier of (A) the date when all Registrable Stock covered by the Registration Statement has been sold or (B) 180 days after the Registration Statement is declared effective and (iii) to prepare and file with the SEC any required amendments and supplements to the Registration Statement and the prospectus (including any prospectus supplement) used in connection therewith ("Prospectus"). Notwithstanding the foregoing, Parent shall have no obligation to register or to maintain the effectiveness of the Registration Statement after the Registrable Stock first becomes eligible for sale pursuant to Rule 144. In connection with the foregoing, the Company shall take all actions contemplated by
Section 7.8 whether such actions are required to be taken before or after the Effective Time.



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            (b) (i) Upon the issuance by the SEC of a stop order suspending the effectiveness of the Registration Statement or the initiation of proceedings with respect to the Registration Statement under Section 8(d) or 8(e) of the Securities Act or (ii) if the Registration Statement shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or any Prospectus forming a part of the Registration Statement shall contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (including, in any such case, as a result of the non-availability of financial statements, (A) (1) in the case of clause
(ii) above, Parent shall as promptly as practicable prepare and file a post effective amendment to such Registration Statement or a supplement to the related Prospectus so that such Registration Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and such Prospectus does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, as thereafter delivered to the purchasers of the Registrable Stock being sold thereunder, and in the case of a post effective amendment to the Registration Statement, use commercially reasonable efforts to cause it to be declared effective as promptly as is reasonably practicable and (2) in the case of clause (i) above, use commercially reasonable efforts to cause such stop order to be lifted, and
(B) give notice to the Electing Holders that the availability of such Registration Statement is suspended (a "Deferral Notice") and, upon receipt of any Deferral Notice, each Electing Holder agrees that it shall not sell any Registrable Stock pursuant to the Registration Statement until such Electing Holder receives copies of the supplemented or amended Prospectus provided for in clause (A) above and/or is notified of the effectiveness of the post-effective amendment to the Registration Statement provided for in clause (A) above, or until it is advised in writing by Parent that the Prospectus may be used.

            (c) In connection with the performance of its obligations under this Section 7.14, Parent shall pay all registration fees under the Securities Act, all printing expenses and all fees and disbursements of Parent's legal counsel, Parent's independent registered public accounting firm and any other persons retained by Parent, and any other expenses incurred by Parent. Each Electing Holder shall pay any discounts, commissions and transfer taxes, if any, attributable to the sale of Registrable Stock and any other expenses incurred by it.

            (d)   Indemnity.

                  (i) Parent agrees to indemnify each Electing Holder against any and all loss, liability, claim and damage arising out of any untrue statement of a material fact contained in the Registration Statement (or any amendment thereto) or the omission therefrom of a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or arising out of any untrue statement of a material fact included in any Prospectus (or any amendment or supplement thereto) or the omission therefrom of a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this indemnity shall not apply to any loss, liability, claim or damage to the extent arising out of any untrue statement or omission made in reliance upon and in conformity with information furnished to Parent in writing by or on behalf of an Electing Holder for use in the Registration Statement (or any amendment thereto) or any Prospectus (or any amendment or supplement thereto).





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                  (ii)  Each Electing Holder agrees to indemnify Parent,
      and each person, if any, who controls Parent within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act against any and all loss, liability, claim and damage described in the indemnity contained in subsection Section 7.14(d)(i) but only with respect to untrue statements or omissions made in the Registration Statement (or any amendment thereto) or any Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with information furnished in writing to Parent by or on behalf of such Electing Holder for use in the Registration Statement (or any amendment thereto) or any Prospectus (or any amendment or supplement thereto).

                  (iii) Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action or proceeding commenced against it in respect of which indemnity may be sought under this Section 7.14, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability Section 7.14, except to the extent the indemnifying party demonstrates that its defense of such action is actually and materially prejudiced thereby. In case any such action shall be brought against any indemnified party, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, such indemnifying party shall not be liable to such indemnified party under this Section 7.14 for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof, unless the indemnifying party has failed or is failing to vigorously defend such claim, provided, however, that the indemnifying party shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys
      at any time for all indemnified persons.   No indemnifying party
      shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution is sought under this Section 7.14(d) (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party. No indemnified party shall, without the prior written consent of the indemnifying party, effect any settlement of any commenced or threatened litigation, investigation, proceeding or claim in respect of which any indemnification is sought under this Section 7.14(d).

                  (iv) If the indemnification provided for in Section 7.14(d) from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages or liabilities referred to in Section 7.14(d), the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

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                  (v)   The obligations of Parent and each Electing Holder
      under this Section 7.14(d) shall survive the completion of any offering of Registrable Stock pursuant to any Registration Statement.

            (e) Each Electing Holder (i) shall furnish to Parent such information regarding themselves, their relationship to Parent and its affiliates, their beneficial ownership of common stock of Parent, the Registrable Stock held by them, and the intended method of disposition, if any, of such securities as is required to be included under the Securities Act in the Registration Statement (or any amendment thereto) or any Prospectus (or any amendment or supplement thereto), (ii) shall comply with the prospectus delivery requirements under the Securities Act in connection with the sale or other distribution of Registrable Stock pursuant to the Registration Statement, (iii) shall report to Parent all sales or other distributions of Registrable Stock pursuant to the Registration Statement and (iv) agrees to be bound by Sections 11.7, 11.8, 11.9, 11.13, and 11.14 as if it were a party to this Agreement. The inclusion of any Electing Holder's Registrable Stock in the Registration Statement is subject to the receipt of the information specified in Section 7.14(e)(i).

            (f) The rights of any Electing Holder under this Section 7.14 with respect to any Registrable Stock are not transferable or assignable.

      SECTION 7.15 SEVERANCE. With respect to employees of the Company or any Company Subsidiary immediately prior to the Effective Time who will be terminated upon the Effective Time (or after the Effective Time as mutually agreed by Parent and the Company prior to the Effective Time) in connection with the consummation of the transactions contemplated by this Agreement and whose severance cost is an Integration Cost, Parent shall cause the Surviving Corporation to honor the Company's ordinary course severance practices and arrangements consistent with the Company's past practices as of the date hereof, and such severance shall be in lieu of Parent's or its affiliate's severance plans or arrangements or any other benefit plan of Parent or its affiliates that would result in duplication of benefits. Without limiting the generality of Section 11.12, no provision of this Section 7.15 shall create any third party beneficiary rights in any individual or any beneficiary of any such individual.


                                ARTICLE VIII

                                 CONDITIONS


      SECTION 8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each of the Company, Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of each of the following conditions:

            (a) No statute, law, rule or regulation shall be in effect or have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect prohibiting consummation of the Merger; and

            (b) The applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated.

            (c) The shares of Parent Common Stock to be issued as Stock Consideration shall have been approved for listing on the NYSE, subject to official notice of issuance.








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      SECTION 8.2  CONDITIONS TO THE COMPANY'S OBLIGATION TO EFFECT THE
MERGER. The obligation of the Company to effect the Merger is subject to satisfaction or waiver (to the extent permitted by applicable law) at or prior to the Effective Time of each of the following conditions:

            (a) The representations and warranties of Parent and Merger Sub set forth herein (i) that are qualified as to "materiality" shall be true and correct both when made and at and as of the Effective Time, as if made at and as of such time (except to the extent such representations and warranties are expressly made as of an earlier date, in which case as of such date), and (ii) that are not qualified as to "materiality" shall be true and correct both when made and at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) in all material respects.

            (b) Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them at or prior to the Effective Time under this Agreement.

            (c) The Company shall have received a certificate, dated as of the Effective Time, signed by an officer of Parent, to the effect that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

            (d) Since March 31, 2008, there shall not have occurred any change, event, occurrence, development or circumstance which, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the ability of Parent to make all payments required pursuant to this Agreement.

      SECTION 8.3 CONDITIONS TO PARENT'S AND MERGER SUB'S OBLIGATIONS TO EFFECT THE MERGER. The obligation of each of Parent and Merger Sub to effect the Merger is subject to satisfaction or waiver (to the extent permitted by applicable law) at or prior to the Effective Time of each of the following conditions:

            (a) The representations and warranties of the Company set forth herein (i) that are qualified as to "materiality," "Company Material Adverse Effect" or "Company Material Adverse Change" shall be true and correct both when made and at and as of the Effective Time, as if made at and as of such time (except to the extent such representations and warranties are expressly made as of an earlier date, in which case as of such date), and (ii) that are not qualified as to "materiality," "Company Material Adverse Effect" or "Company Material Adverse Change" shall be true and correct both when made and at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) in all material respects.

            (b) The Company shall have performed in all material respects all obligations required to be performed by it at or prior to the Effective Time under this Agreement.

            (c) Parent shall have received a certificate, dated as of the Effective Time, signed by the chief executive officer of the Company, to the effect that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

            (d) There shall not be pending any action or proceeding by any Governmental Entity seeking (i) to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger or the other transactions contemplated by this Agreement or to obtain any damages or other remedy in connection with the Merger or the transactions contemplated by this Agreement, (ii) to restrain or prohibit Parent's (including its affiliates') ownership or operation of all or any portion of the business or assets of the Surviving Corporation or the Company, or to compel Parent or any of its affiliates to dispose of or hold




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separate all or any portion of the business or assets of the Surviving
Corporation or the Company or (iii) to impose or confirm limitations on the ability of Parent or any of its affiliates to effectively control the business or operations of the Surviving Corporation or the Company, and no court, arbitrator or Governmental Entity shall have issued any judgment, order, decree or injunction, and there shall not be any statute, rule or regulation, that is likely, directly or indirectly, to result in any of the consequences referred to in the preceding clauses (i) through (iii).

            (e) Since the date of this Agreement, there shall not have occurred any change, event, occurrence, development or circumstance which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

            (f)   [Reserved]

            (g) Each of the Pre-Closing Transactions shall have been consummated in accordance with Section 7.9.

            (h) Each of the parties thereto shall have executed and delivered the Name Assignment and License Amendment, and such agreement shall be in full force and effect and all the parties thereto shall be in compliance in all material respects with the terms thereof.

            (i) (i) The employment agreements between each individual set forth on Section 8.3(i)(i) of the Company Disclosure Schedule shall be in full force and effect, and such individuals shall not have terminated or otherwise repudiated such agreement and (ii) not less than 85% of the individuals set forth on Section 8.3(i)(ii) of the Company Disclosure Schedule shall have entered into an employment agreement with Parent (or one of its Affiliates) substantially in the form attached to such schedule.

            (j) The Company shall have provided to Parent a duly executed certificate, substantially in the form of Exhibit H attached hereto, to the effect that Parent and Merger Sub are not required to withhold under
Section 1445 of the Code from any of the consideration to be paid hereunder (a "FIRPTA Certificate"). Notwithstanding any provision of this Agreement to the contrary, if Parent does not receive a FIRPTA Certificate prior to Closing, Parent may waive the condition to Closing set forth in this
Section 8.3(j) and withhold from consideration payable hereunder in accordance with the requirements of Section 1445 of the Code.

            (k) The Company shall have delivered to Parent the opinion of Gardere Wynne Sewell LLP, special counsel to the Company, covering the matters set forth on Exhibit I and otherwise in a form and substance reasonably satisfactory to Parent (such opinion to provide that Parent's financing sources may rely on such opinion as if the opinion were addressed to them).

            (l) Electing Holders shall have specified a sufficient number of Election Shares such that the Per Share Closing Consideration payable to all Non-Election Shares in accordance with the terms of this Agreement may be satisfied in full from the Cash Closing Consideration.

















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                                 ARTICLE IX

                                 TERMINATION


      SECTION 9.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time
(notwithstanding the approval of the Merger and adoption of this Agreement by the shareholders of the Company):

            (a)   by the mutual written consent of Parent and the Company;

            (b)   by either Parent or the Company if:

                  (i) a statute, law, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger, or there shall be an order or injunction of a court of competent jurisdiction in effect prohibiting consummation of the Merger, and such order or injunction shall have become final and nonappealable; or

                  (ii) the Merger shall not have been consummated by July 31, 2008; PROVIDED, HOWEVER, that in the event that the Federal Trade Commission or Department of Justice issues a "second request" in connection with any review of the transactions contemplated by this Agreement under the HSR Act, such date shall be extended until September 1, 2008; PROVIDED, FURTHER, HOWEVER, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in the failure of the Merger to occur on or before such date;

            (c)   by Parent if:

                  (i) any representation or warranty of the Company set forth herein (i) that is qualified as to "materiality," "Company Material Adverse Effect" or "Company Material Adverse Change" shall not be true and correct both when made and at and as of the date of termination, as if made at and as of such time (except to the extent such representations and warranties are expressly made as of an earlier date, in which case as of such date), or (ii) that is not qualified as to "materiality," "Company Material Adverse Effect" or "Company Material Adverse Change" shall not be true and correct both when made and at and as of the date of termination, as if made at and as of such time (except to the extent such representations and warranties are expressly made as of an earlier date, in which case as of such date), in each case, in any material respect; PROVIDED that such failure to be true and correct is not cured, or is incapable of being cured, within 60 days after the receipt by the Company of written notice of such failure; or

                  (ii) the Company shall have failed to perform in any material respect any obligation required to be performed by it at or prior to the Effective Time under this Agreement, which failure to perform has not been cured within 60 days following receipt by the Company of notice of such failure to perform from Parent or Merger Sub;













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            (d)   by the Company if:

                  (i) any representation or warranty of Parent or Merger Sub set forth herein (i) that is qualified as to "materiality" shall not be true and correct both when made and at and as of the date of termination, as if made at and as of such time (except to the extent such representations and warranties are expressly made as of an earlier date, in which case as of such date), or (ii) that is not qualified as to "materiality" shall not be true and correct both when made and at and as of the date of termination, as if made at and as of such time (except to the extent such representations and warranties are expressly made as of an earlier date, in which case as of such date), in each case, in any material respect; provided that such failure to be true and correct is not cured, or is incapable of being cured, within 60 days after the receipt by Parent of written notice of such failure; or

                  (ii) Parent or Merger Sub shall have failed to perform in any material respect any obligation required to be performed by it at or prior to the Effective Time under this Agreement, which failure to perform has not been cured within 60 days following receipt by Parent of notice of such failure to perform from the Company.

      SECTION 9.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall forthwith become null and void (except for this Section 9.2 and Article XI which shall survive such termination) and there shall be no liability on the part of Parent, Merger Sub or the Company, except (i) as set forth in this Section 9.2, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement. The Confidentiality Agreement shall survive any termination of this Agreement.


                                  ARTICLE X

                               INDEMNIFICATION


      SECTION 10.1  INDEMNIFICATION.

            (a) From and after the Effective Time, Parent and the Surviving Corporation and their respective officers, directors, agents and affiliates (each a "Parent Indemnified Party") shall be entitled to be indemnified, defended and held harmless as provided in Article X from and against any and all losses, liabilities, damages, deficiencies, claims, Taxes, costs and expenses (collectively, "Losses") that they may suffer, sustain, incur or become subject to arising out of, in connection with or due to, directly or indirectly, (i) any inaccuracy of any representation or breach of any warranty of the Company contained in Article IV of this Agreement without giving effect to any "materiality," "Company Material Adverse Effect," "Company Material Adverse Change" or similar qualifier contained therein; (ii) any pre-Closing breach by the Company of any of its covenants and agreements contained in this Agreement; (iii) Tax Losses;
(iv) any action, suit, charge, complaint, claim, litigation, arbitration or other proceeding (including, alternative dispute resolution) or investigation pending or, to the knowledge of the Company or any Company Subsidiary, threatened prior to the Effective Time, against, affecting or naming as a party thereto (A) the Company or any Company Subsidiary or any of their respective properties, assets or businesses or (B) any of the Company's or any Company Subsidiary's current or former directors or officers or any other Person who may be entitled to indemnification by the Company or any Company Subsidiary in connection therewith, all of which are set forth on Section 10.1(a)(iv) of the Company Disclosure Schedule as of the date hereof and any other item that would be set forth on such schedule if such schedule were updated as of the Effective Time; (v) this Agreement,




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the Ancillary Agreements, or the transactions contemplated hereby or thereby, including (A) any action or claim by any shareholder or former shareholder of the Company in connection therewith and (B) the exercise of any dissenters' rights under Chapter 10, Subchapter H of the TBOC by any holders of Common Stock (but in the case of clause (B) only to the extent such Losses exceed the Dissenters Holdback); (vi) the Company's 2007 reorganization transaction, including the exchange offer and other transactions related to the formation of the Company and the issuance of securities of company in connection therewith, including compliance with applicable securities laws and any liabilities or obligations with respect to the Contingent Issuance; (vii) (A) the Persons or businesses subject to the Business Dispositions, the Roll-Up Transactions, the License Terminations or the Other Pre-Closing Transaction, including the business, operations and licensees of such Persons or businesses, (B) the Pre-Closing Transactions and(C) the items identified on Section 10.1(a)(vii) of the Company Disclosure Schedule; and (viii) the exercise of any "guarantee of value" or equivalent right provided by the Company or any Company Subsidiary with respect to any services provided by the Company or a Company Subsidiary prior to the Effective Time.

            (b) From and after the Effective Time, the former shareholders of the Company (the "Shareholder Indemnified Parties") shall be entitled to be indemnified and held harmless as provided in Article X for any Shareholder Losses that they may suffer, sustain, incur or become subject to, arising out of, in connection with or due to, directly or indirectly, (i) any inaccuracy of any representation or any breach of any warranty of Parent or Merger Sub contained in Article V of this Agreement without giving effect to any "materiality" or similar qualifier contained therein (except with respect to Section 5.7(c), in which case any "materiality" or similar qualifier contained therein shall be given effect), (ii) any pre-Closing breach by Parent or Merger Sub of their respective covenants and agreements contained in this Agreement or (iii) any failure by Parent to pay an amount required to be paid by Parent pursuant to Article III in breach of this Agreement.

            (c)   Certain Definitions.

                  (i) The term "Losses" shall include interest, penalties, fees and reasonable professional fees and expenses incurred in connection with any of the foregoing and in investigating and seeking indemnification pursuant to this Article X and all amounts paid or payable pursuant to Section 7.6(a). For all purposes of this Article X, "Losses" shall be net of (i) any insurance recoveries actually paid to the Parent Indemnified Party under any insurance policy maintained by the Company or any Company Subsidiary prior to the Effective Time in connection with the facts giving rise to the right of indemnification under Article X of this Agreement (if requested by the Shareholders' Representative, Parent agrees to use commercially reasonable efforts to seek coverage, at the sole cost and expense of the Shareholders' Representative, for any Losses for which coverage may be available under an insurance policy maintained by the Company or any Company Subsidiary prior to the Effective
      Time); provided, however, the amount of such recovery shall be reduced by any costs and expenses incurred in obtaining such recovery (to the extent not otherwise reimbursed by the Shareholders' Representative as provided above) and by the amount of any increase in insurance premiums resulting from making the claim giving rise to such recovery and (ii) any Tax benefits actually realized (either by cash refund of a Tax or an actual reduction of Taxes shown to be due on a Tax Return), as reduced by the amount of any Tax detriments actually realized (either by reduction of a cash refund or increase









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      in Taxes shown to be due on a Tax Return), by the Indemnified Party during, after, or prior to the tax period in which the indemnification payment is made in connection with the accrual, incurrence or payment of any such Losses. The term "Shareholder Losses" means, in the case of indemnification pursuant to Section 10.1(b)(i) or (ii), "Losses," and in the case of indemnification pursuant to Section 10.1(b)(iii), the amount Parent was required to pay pursuant to Article III of this Agreement that Parent did not pay in breach of this Agreement plus reasonable professional fees and expenses incurred in seeking indemnification pursuant to this
      Article X.

                  (ii) The term "Tax Losses" shall mean: (1) Taxes imposed on or with respect to the Company or any Company Subsidiary with respect to a Pre-Closing Tax Period; (2) Taxes imposed on any Parent Indemnified Party (including the loss of any Tax benefits or Tax attributes) as a result of a breach (x) of any representation or warranty set forth in Sections 4.11(g), (i), (k), (m) and 4.12 (in each case construed as if they were not qualified by the terms "knowledge," "material" or materiality or similar language, if any, and without reduction for items set forth in the Company Disclosure Schedule to this Agreement) or (y) of any covenant contained in
      Section 6.3; (3) Taxes of any member of an affiliated, consolidated, combined, unitary or similar group of which the Company or any Company Subsidiary (or any predecessor of the Company or any Company Subsidiary) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar laws; (4) Taxes for which the Company or any Company Subsidiary is liable as a transferee or successor, which Taxes relate to an event or transaction occurring on or before the Closing Date (other than Taxes attributable to actions taken by Parent out of the ordinary course of business following the Closing on the Closing Date); (5) Taxes or other payments in respect of Taxes owed by a Person other than the Parent, the Company, or a Company Subsidiary required to be made to any party after the Closing Date by the Company or any Company Subsidiary pursuant to a contract (other than this Agreement), including any Tax sharing, indemnity, or allocation agreement (whether or not written), that was entered into on or before the Closing Date (other than Taxes attributable to actions taken by Parent out of the ordinary course of business following the Closing on the Closing Date); (6) all applicable sales, transfer, recording, deed, stamp and other similar Taxes, including any real property transfer or gains Taxes (if any), resulting from the consummation of the transactions contemplated by this Agreement; and (7) the amount of any Taxes payable by the Company or any Company Subsidiary in any Post-Closing Tax Period, or the portion of a Straddle Period that ends after the Closing Date, to the extent such Taxes relate to any adjustment to such entity's items of income, gain, loss, deduction, or credit made pursuant to Section 481 of the Code or any corresponding provision of foreign, state, or local law as a result of an action or event that occurred on or before the Closing Date (the "Section 481 Adjustment"). Notwithstanding any other provision of this Agreement, solely for purposes of determining the amount of any Tax Loss attributable to a Section 481 Adjustment, the amount of such Section 481 Adjustment shall be treated as the only item of income or gain earned by the Company or Company Subsidiary, as the case may be, in the taxable year or portion thereof to which such Section 481 Adjustment relates.
      Notwithstanding any other provision of this Agreement, a Tax Loss shall be reduced to the extent of the amount of such Tax, if any, taken into account in determining the Closing Consideration Amount or Receivables Payment.








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                  (iii)  APPORTIONMENT.  In order to apportion
      appropriately any Taxes (other than Taxes described in clause (6) of the definition of "Tax Losses") relating to any taxable year or period that includes a Straddle Period, the parties hereto shall, to the extent permitted under applicable law, (x) elect with the relevant Governmental Entity to treat, for all purposes, the Closing Date as the last day of the taxable year or period of the Company or any Company Subsidiary and (y) elect the "closing of the books" method of accounting with respect to allocations between taxable periods ending on the Closing Date and any taxable periods ending after the Closing Date. The portion of a Straddle Period ending on the Closing Date shall be treated as a short taxable year and a Pre-Closing Tax Period for purposes of Section 10.1(c). In any case where applicable law does not permit the Company or any Company Subsidiary to treat the Closing Date as the last day of the taxable year or period of such Company or Company Subsidiary with respect to Taxes that are payable with respect to a Straddle Period, the amount of any Taxes for the portion of such Straddle Period ending on the Closing Date shall:

                        (1) in the case of Taxes that are either (a) based upon or related to income or receipts or (b) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) be determined based on an interim closing of the books as of the end of business on the Closing Date (except that, solely for purposes of determining the marginal tax rate applicable to income or receipts during such period in a jurisdiction in which such tax rate depends upon the level of income or receipts, annualized income or receipts shall be taken into account, if appropriate, for an equitable sharing of such Taxes), and

                        (2) in the case of all other Taxes not described in subparagraph (1) above (including those imposed on a periodic basis or measured by the level of any item), be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant period.

For the avoidance of doubt, any Taxes described in clause (6) of the definition of Tax Losses shall not be subject to apportionment as described above, and Parent shall be entitled to indemnification with respect to the full amount of such Taxes.

            (d) No indemnification shall be available under Section 10.1(a)(i) or 10.1(b)(i):

                  (i) unless and until (A) all Losses incurred by all Parent Indemnified Parties or Shareholder Indemnified Parties, as applicable, with respect to any particular single matter, circumstance, event or occurrence or related group of matters, circumstances, events or occurrences exceed $20,000 ("Covered Losses") and (B) the aggregate amount of all such Covered Losses exceeds $4,000,000 (the "Basket Amount"), in which case, indemnification shall be available for all Covered Losses, in excess of the Basket Amount; or











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                  (ii)  for Losses in excess of $155,885,000, in the
      aggregate;

      PROVIDED that none of the foregoing limitations shall apply to any breach of the representations and warranties contained in Sections 4.1, 4.3, 4.4, 5.1 or 5.2 hereof or any fraudulent breach of any representation or warranty; PROVIDED FURTHER, that the limitations set forth in Section 10.1(d)(i) shall not apply to the first $500,000 of Losses resulting from any breach of the representations and warranties contained in Section 4.11 hereof, it being understood that all such Losses in excess of $500,000 shall be subject to the foregoing limitations.

            (e) No indemnification shall be available under Section 10.1(a)(ii), (v), (vi) or (viii) or 10.1(b)(ii) unless and until all the aggregate amount of all Losses incurred by all Parent Indemnified Parties or Shareholder Indemnified Parties, as applicable, with respect to the matters covered thereby exceeds $1,000,000, in which case, indemnification shall be available for all Losses, in excess of such amount.

            (f) No indemnification shall be available under Section 10.1(a)(ii), (iv) (v), (vi) or (viii) or 10.1(b)(ii) for Losses in excess of $124,708,000, in the aggregate.

            (g) No indemnification shall be available under Section 10.1(a)(iii) or (vii) for Losses in excess of the total amount of the Future Payments, in the aggregate (without giving effect to any reduction in the amount paid with respect thereto in accordance with Sections 3.3(d)(ii) or 10.4).

            (h) Except (i) in the case of fraud, (ii) as provided in Sections 3.3(c), 3.7 or 7.14 or (iii) with respect to claims for specific performance or other equitable remedies, from and after the Effective Time, the remedies set forth in this Article X shall be the sole and exclusive remedies by Parent or the shareholders of the Company for any inaccuracy of any representation or breach of any warranty, covenant or agreement by Parent, Merger Sub or the Company contained in this Agreement.

            (i) Notwithstanding anything to the contrary contained herein, from and after the Effective Time, in no event shall Parent have any obligation to make aggregate payments to the former shareholders of the Company pursuant to Article III with respect to the Future Payments, in respect of Losses pursuant to this Article X or otherwise in excess of the total amount of the Future Payments.

      SECTION 10.2  SURVIVAL.

            (a) The representations and warranties of the parties contained in this Agreement shall survive the Effective Time and shall expire on the date that is 30 months after the Effective Time; provided, however, that (i) the representations and warranties set forth in Sections 4.11, 4.12 and 4.17(l) shall survive until the date that is 90 days after the expiration of the applicable statute of limitations (as such period may be extended by tolling or waiver); (ii) the representations and warranties set forth in Sections 4.1, 4.3, 4.4, 5.1 and 5.2 shall survive until the expiration of the applicable statute of limitations (as such period may be extended by tolling or waiver); and (iii) if, at any time prior to expiration of the applicable representation and warranty, written notice is delivered to the Shareholders' Representative, in the case of a claim by the Parent Indemnified Parties, or to Parent, in the case of a claim by the Shareholder Indemnified Parties, alleging the existence of an inaccuracy in or a breach of such representation and warranty and asserting a claim for recovery under Article X based on such alleged inaccuracy or breach, then the representation or warranty underlying the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.





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            (b)   A Parent Indemnified Party's right to indemnification
pursuant to Section 10.1(a)(ii), (iv), (v), (vi) or (viii) and a Shareholder Indemnified Party's right to indemnification pursuant to
Section 10.1(b)(ii) shall expire on the date that is 30 months after the Effective Time; PROVIDED, HOWEVER, if, at any time prior to expiration of such right, written notice is delivered to the Shareholders' Representative, in the case of a claim by a Parent Indemnified Party, or to Parent, in the case of a claim by a Shareholder Indemnified Party, asserting a claim for recovery under Section 10.1(a)(ii), (iv), (v), (vi) or (viii) or 10.1(b)(ii), as applicable, then the indemnification rights thereunder shall survive until such time as such claim is fully and finally resolved.

            (c) A Parent Indemnified Party's right to indemnification pursuant to Section 10.1(a)(iii) and a Shareholder Indemnified Party's right to indemnification pursuant to Section 10.1(b)(iii) shall expire on the date that is 90 days after the expiration of the applicable statute of limitations (as such period may be extended by tolling or waiver); provided, however, if, at any time prior to expiration of such right, written notice is delivered to the Shareholders' Representative, in the case of a claim by a Parent Indemnified Party, or to Parent, in the case of a claim by a Shareholder Indemnified Party, asserting a claim for recovery under Section 10.1(a)(iii) or 10.1(b)(iii), as applicable, then the indemnification rights thereunder shall survive until such time as such claim is fully and finally resolved.

            (d) A Parent Indemnified Party's right to indemnification pursuant to Section 10.1(a)(vii) shall expire on the date that is 36 months after the Effective Time; provided, however, if, at any time prior to expiration of such right, written notice is delivered to the Shareholders' Representative, asserting a claim for recovery under Section 10.1(a)(vii), then the indemnification rights thereunder shall survive until such time as such claim is fully and finally resolved.

      SECTION 10.3 INFORMATION; WAIVER. The right to indemnification based on representations, warranties, covenants and obligations in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Effective Time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification based on such representations, warranties, covenants and obligations.

      SECTION 10.4  SET-OFF RIGHTS.

            (a) Parent shall have the right to withhold and set-off against any Future Payment, the amount of any claim for indemnification or payment of Losses pursuant to Section 10.1(a) in accordance with this
Section 10.4. In addition, Parent shall also be entitled to the right to recoup the Merger Consideration paid to any shareholder in accordance with
Section 10.5, but only to the extent the amount of the remaining Deferred Payments minus (i) the Aggregate Claimed Amount then outstanding, if any, and (ii) the aggregate amount of Established Losses that have not been satisfied in full, if any, is not in excess of the amount sought to be recouped.












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            (b)   Parent shall exercise its set-off and withholding rights
by delivering written notice to the Shareholders' Representative (the "Claim Notice"). The Claim Notice shall set forth in reasonable detail with respect to the claim asserted thereby, to the extent known by Parent,
(i) the facts and circumstances giving rise to such claim and (ii) the amount of Losses actually suffered or incurred and a good faith estimate of the amount of Losses expected to be suffered or incurred (to the extent then estimable by Parent) in connection with such claim (the aggregate of such amounts, the "Claimed Amount"). Parent may, in good faith, increase the Claimed Amount in connection with any claim by delivering another Claim Notice with respect thereto.

            (c) The Shareholders' Representative shall have 30 days after receipt of a Claim Notice to dispute all or any portion of the Claimed Amount set forth in the Claim Notice by delivering a written notice of dispute to Parent. If Parent does not receive timely notice of such dispute, the Claimed Amount set forth in such Claim Notice shall be deemed established and conclusive for all purposes and shall not be subject to appeal or other proceedings disputing the right to indemnification with respect to such claim or the Claimed Amount with respect thereto (an "Undisputed Claim").

            (d) If the Shareholder's Representative delivers timely notice of a dispute with respect to all or any portion of a Claimed Amount as provided in Section 10.4(c) and the Shareholders' Representative and Parent are unable to resolve the dispute within 30 days of the delivery of such notice of dispute, at the request of either the Shareholders' Representative or Parent, the dispute shall be submitted to binding arbitration as the sole and exclusive method of resolving such dispute.

            (e) If, as set forth in Section 10.4(d), any dispute is submitted to binding arbitration, the arbitration shall be conducted (i) by a single arbitrator agreed upon by the Shareholders' Representative and Parent within fifteen days of the receipt by respondent of a copy of the demand for arbitration, or (ii) in the absence of such timely agreement, by three arbitrators one appointed by each of the Shareholders' Representative and Parent within thirty days of the receipt by respondent of a copy of the demand for arbitration and the third appointed by the two party appointed arbitrators within fifteen days of the appointment of the second arbitrator, or in default of such timely appointment, by the American Arbitration Association ("AAA") in accordance with the AAA's Commercial Arbitration Rules (the "Rules"), (the arbitrator agreed upon in accordance with clause (i) or the three arbitrators appointed in accordance with clause (ii) being referred to herein as the "Arbitral Tribunal"). The arbitration shall be conducted and administered by the AAA in accordance with the Rules then in effect and the following provisions:

                  (i) In the event of any conflict between the Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

                  (ii) The arbitration shall be held and the award shall be rendered in New York, New York.

                  (iii) Not later than 30 days after the conclusion of the arbitration hearing (or as soon thereafter as practicable), the Arbitral Tribunal shall prepare and distribute to the parties a writing setting forth the arbitral award and the findings of fact and conclusions of law on which it is based. Any award rendered by the Arbitral Tribunal shall be final, conclusive and binding upon the parties and judgment thereon may be entered and enforced in any court of competent jurisdiction.

                  (iv) The Arbitral Tribunal shall have no power or authority, under the Rules or otherwise, to (i) modify or disregard any provision of this Agreement or (ii) address or resolve any issue not submitted by the parties.



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                  (v)   In connection with any arbitration proceeding
      pursuant to this Agreement, the fees and costs of the AAA and the Arbitral Tribunal, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitral Tribunal may determine to be directly related to the conduct of the arbitration shall be the responsibility of the non-prevailing party. If the Shareholders' Representative is the non-prevailing party, then such fees and expenses shall be deemed Established Losses for purposes of this Agreement.

                  (vi) By agreeing to arbitration, the parties do not intend to deprive any New York Court of its jurisdiction to issue a pre-arbitral injunction to maintain the status quo or prevent irreparable harm, a pre-arbitral attachment or other order in aid of arbitration proceedings. Without prejudice to such provisional remedies as may be available under the jurisdiction of a national court, the Arbitral Tribunal shall have full authority to grant provisional remedies or order the parties to request that a court modify or vacate any temporary or preliminary relief issued by a such court, and to award damages for the failure of any party to respect the Arbitral Tribunal's orders to that effect.

            (f) The full amount of each Claimed Amount shall remain a Claimed Amount except to the extent (i) such amount is an Undisputed Claim,
(ii) Parent and the Shareholders' Representative enter into a written agreement to reduce the amount of the Claimed Amount in connection with the settlement of any claim for indemnification with respect thereto (a "Settlement Agreement"), (iii) an Arbitral Tribunal has finally determined that a Parent Indemnified Party is entitled to all or any portion of the Claimed Amount (a "Final Determination") or (iv) an Arbitral Tribunal has finally determined that a Parent Indemnified Party is not entitled to all or any portion of the Claimed Amount. The aggregate amount of all Claimed Amounts outstanding is referred to as the "Aggregate Claimed Amount." The amount of any Losses finally established pursuant to a Settlement Agreement, an Undisputed Claim or Final Determination is referred to as an "Established Loss."

            (g) The amount of each Future Payment shall be reduced by the sum of (i) the Aggregate Claimed Amount, if any, plus (ii) the aggregate amount of Established Losses that have not been satisfied in full by a reduction in a prior Future Payment, in each case, as of the date such Future Payment was otherwise due to have been paid pursuant to this Agreement (the "Payment Date"). The amount by which a Future Payment is reduced as a result of the Aggregate Claimed Amount as of a Payment Date is referred to as the "Withheld Amount."

            (h) If at any time the aggregate amount of Withheld Amounts exceeds the sum of (1) the Aggregate Claimed Amount, plus (2) the aggregate amount of Established Losses that have not been not been satisfied in full by a reduction in a prior Future Payment, in each case, as of such time, Parent shall pay an amount in cash equal to such excess (and, if such excess results from a final determination from an Arbitral Tribunal that a Parent Indemnified Party is not entitled to all or any portion of a Claimed Amount, a notional amount equal to interest on the amount of such excess at the Agreed Rate for the period beginning on the most recent date on which a Future Payment was paid or payable and amounts were withheld from such payment and ending on the date such excess amount is paid) in accordance with Section 3.10(b).












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      SECTION 10.5  RECOUPMENT.  The shareholders of the Company, by approving this Agreement and the transactions contemplated hereby or accepting any Merger Consideration, hereby acknowledge and agree that the Merger Consideration is intended to be an amount net of any Losses recoverable by the Parent Indemnified Parties hereunder under Section 10.1(a)(i) (with respect to any breach of the representations and warranties contained in Sections 4.1, 4.3 or 4.4 or any fraudulent breach of any representation or warranty) or Section 10.1(a)(iii) or (vii). The Merger Consideration shall be reduced by, and Parent shall be entitled to recoup therefrom, an amount equal to any such Losses. Accordingly, the right of any shareholder of the Company to receive any Merger Consideration is subject to the right of Parent to recoup such Losses from such shareholder to the full extent of the Merger Consideration received by such shareholder. By accepting any Merger Consideration, each such shareholder is accepting the provisions of this Agreement, including this Article X that reduce the net amount that is ultimately payable as Merger Consideration, and acceptance by any such shareholder of benefits pursuant to this Agreement binds such shareholder to this Section 10.5 and entitles Parent to recovery on account of any such Losses as provided herein. For the avoidance of doubt, for purposes of recouping any Losses from a shareholder of the Company who received Parent Common Stock pursuant to this Section 10.5, the value of each such share of Common Stock received by such holder shall be deemed equal to the Parent Closing Trading Price (or Parent Adjustment Trading Price or Floor Price, if applicable), and any Losses so recouped from such a shareholder shall be paid by such shareholder in cash or shares of Parent Common Stock (up to the number of shares issued to such person pursuant to this Agreement).

      SECTION 10.6  THIRD PARTY CLAIMS.

            (a) In the event that any written claim or demand is received for which indemnification will be sought under this Article X in respect of any claim or any action or proceeding by any Person who is not a party to this Agreement or an affiliate of a party to this Agreement or is asserting a claim in respect of the rights of a party to this Agreement or an affiliate of a party to this Agreement or is or was a shareholder of the Company at or prior to the Effective Time or is asserting a claim in respect of the rights of Person who is or was a shareholder of the Company at or prior to the Effective Time (a "Third Party Claim"), Parent, in the case of such a written claim or demand received by a Parent Indemnified Party, shall promptly notify the Shareholders' Representative, and the Shareholders' Representative, in the case of such written claim or demand received by the Shareholder Indemnified Parties, shall promptly notify Parent (the person seeking such indemnification (the "Indemnified Party"), of such Third Party Claim (a "Third Party Claim Notice"). Subject to
Section 6.3(b) and Section 10.6(d), Parent, in the case of a Third Party Claim Notice submitted to Parent by the Shareholders' Representative, and the Shareholders' Representative on the behalf of such former shareholders of the Company in the case of a Third Party Claim Notice submitted to the Shareholders' Representative by Parent (the recipient of a Third Party Claim Notice, the "Indemnifying Party") shall have the right, upon delivery of written notice to the Indemnified Party (the "Defense Notice") within ten (10) days after receipt of the Third Party Claim Notice, which Defense Notice shall specify the counsel the Indemnifying Party will appoint to defend such claim, to conduct at its expense the defense against such claim; PROVIDED, that the Indemnifying Party acknowledges in writing and without qualification the right of the Indemnified Party to be indemnified for all Losses incurred in connection with such Third Party Claim. The Indemnified Party shall be entitled to be indemnified for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense of any such Third Party Claim in accordance with this Section 10.6(a). Notwithstanding the foregoing, the failure to promptly notify the Indemnifying Party of a Third Party Claim shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent the Indemnifying Party demonstrates that the defense of such action is actually and materially prejudiced thereby.



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            (b)   In the event that the Indemnifying Party does deliver a
Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnifying Party shall have the right to conduct such defense, including asserting affirmative defenses available to the Surviving Corporation or its Subsidiaries, subject to Section 10.6(d)(iii) below.
The Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as the Indemnifying Party may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. The Indemnified Party shall not settle any Third Party Claim for which indemnification is sought without consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

            (c) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement without the prior written consent of the Parent Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.

            (d) The Indemnifying Party shall not be entitled to control any Third Party Claim if (i) such claim for indemnification is with respect to a criminal proceeding, action, indictment, allegation or investigation,
(ii) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party or its affiliates, (iii) the Indemnifying Party has failed or is failing to vigorously prosecute or defend such claim, (iv) such claim seeks an injunction or other equitable relief against the Indemnified Party or any of its affiliates, (v) in the case where the Indemnified Party is a Parent Indemnified Party, such claim would materially interfere with or materially and adversely affect the business, reputation, operations or assets of the Parent Indemnified Party or any of its affiliates or (vi) in the case where the Indemnified Party is a Parent Indemnified Party, the amount of damages reasonably anticipated to result from such claim, together with the Aggregate Claimed Amount and Established Losses, would exceed the applicable indemnification limitations set forth in Sections 10.1(d)(ii), 10.1(f) or 10.1(g).

      SECTION 10.7 TREATMENT OF INDEMNIFICATION PAYMENTS. Any indemnification payments made pursuant to this Article X shall be treated as adjustments to the Merger Consideration for all income Tax purposes. If a Parent Indemnified Party has any rights against a third party pursuant to a Contribution Agreement in connection with a claim for indemnity pursuant to this Article X, upon the written request of the Shareholders' Representative, the Surviving Corporation shall assign, to the extent assignable in accordance with the terms of the applicable Contribution Agreement (without recourse and only to the extent of such indemnity payment) such rights to the Shareholders' Representative on behalf of the former shareholders of the Company.

      SECTION 10.8 ADVANCEMENT OF EXPENSES. With respect to any claim by Parent for indemnification pursuant to this Article X, Parent shall advance, as incurred and promptly following the request of the Shareholders' Representative, all costs of investigation and defense that are incurred by the Shareholders' Representative or his representatives in connection therewith, provided, that the amount so advanced shall not exceed the lesser of (i) $2,000,000 or (ii) the amount of remaining Deferred Payments minus (A) the Aggregate Claimed Amount then outstanding, if any, and (B) the aggregate amount of Established Losses that have not been satisfied in full. Any such amounts so advanced shall be deemed to be Established Losses under this Article X.










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                                 ARTICLE XI

                                MISCELLANEOUS


      SECTION 11.1  SHAREHOLDERS' REPRESENTATIVE.

            (a) The shareholders of the Company, by approving this Agreement and the transactions contemplated hereby or accepting any Merger Consideration, hereby irrevocably appoint Roger T. Staubach, Gregory P. O'Brien and John A. Gates (each, a "Shareholders' Representative Member" and collectively, the "Shareholders' Representative") as their agent and attorney-in-fact for all purposes under this Agreement with full and exclusive power and authority to bind such shareholders with regard to all matters arising under and pursuant to this Agreement and the transactions contemplated hereby, including for purposes of Article X and Sections 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.10, 3.11, 6.3 and 11.2 or otherwise relating to the rights to receive payments hereunder and consent to the taking by the Shareholders' Representative of any and all actions and the making of any decisions in connection with or related to the foregoing; provided that only the act of a majority of Shareholders' Representative Members shall be binding and determinative as the act of the Shareholders' Representative. By its execution below, the Shareholders' Representative hereby accepts its appointment as the Shareholders' Representative for purposes of this Agreement. Parent shall be entitled to deal exclusively with the Shareholders' Representative on all matters arising under and pursuant to this Agreement and the transactions contemplated hereby and shall be entitled to rely on any and all action taken or not taken by the Shareholders' Representative without independent investigation and notwithstanding any knowledge of any dispute or disagreement among the shareholders of the Company or the Shareholders' Representative Members.
If any of the Shareholders' Representative Members shall die, become disabled or otherwise be unable to fulfill his or her responsibilities as agent and attorney-in-fact of the Company shareholders, then the remaining Shareholders' Representative Members shall, within ten (10) days after a request by Parent, appoint a successor Shareholders' Representative Member reasonably satisfactory to Parent. If there are no remaining Shareholders' Representative Members or the remaining Shareholders' Representative Members fail to designate a successor Shareholders' Representative Member within ten (10) days after Parent's request as provided above, then Parent may appoint a Shareholders' Representative. Any such successor shall become the "Shareholders' Representative" for purposes of this Agreement.

            (b) Shareholders' Representative shall be authorized to act on behalf of each shareholder of the Company for all purposes of this Agreement with the full and exclusive power and authority to represent and bind such shareholder with respect to all matters arising under and pursuant to this Agreement and the transactions contemplated hereby (including the taking by the Shareholders' Representative of any and all actions, asserting any rights and the making of any decisions required or permitted to be taken) on such shareholder's behalf, including (i) to consummate the transactions contemplated herein, (ii) to pay all previously unpaid expenses incurred by the Company in connection with the negotiation and performance of this Agreement (whether incurred on or after the date hereof), (iii) to determine any amounts paid or payable with respect to, and pay from the aggregate Merger Consideration, any amounts due in connection with the Contingent Issuance and to disburse any funds received hereunder to such shareholder and each other shareholder, (iv) to execute such further instruments of assignment as Parent shall reasonably request,
(v) to execute and deliver on behalf of any shareholder any waiver hereto,
(vi) to take all other actions to be taken by or on behalf of the shareholders in connection herewith, (vii) to withhold funds to pay shareholder expenses and obligations related to this Agreement, (viii) execute and deliver any consent or waiver contemplated hereby, including under Section 3.5, and (ix) to do each and every act and exercise any and all rights which the Company or the shareholders are permitted or required to do or exercise under this Agreement.



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            (c)   As part of the power and authority granted under this
Section 11.1 and not in limitation, the Shareholders' Representative is authorized to (i) bring, defend and/or resolve any claim made pursuant to
Article X or other disputes under this Agreement or relating to the transactions contemplated hereby, (ii) to agree to, negotiate, enter into settlements and compromises of, to bring suit or seek arbitration and to comply with orders of courts and awards of arbitrators with respect to such claims, and (iii) to take all actions necessary in the judgment of the Shareholders' Representative for the accomplishment of the foregoing.
(d) Neither the Shareholders' Representative nor any agent employed by him shall incur any liability to any shareholder by virtue of the failure or refusal of the Shareholders' Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud, gross negligence or intentional misconduct.

            (d) Neither the Shareholders' Representative nor any agent employed by him shall incur any liability to any shareholder by virtue of the failure or refusal of the Shareholders' Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud, gross negligence or intential misconduct.

      SECTION 11.2 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified and supplemented in any and all respects by written agreement of Parent, Merger Sub and the Company, but, no amendment shall be made which by law requires further approval by the shareholders of the Company without obtaining such further approval PROVIDED, HOWEVER, that after the Effective Time, the Agreement may be amended, modified or supplemented in any and all respects by written agreement between Parent and the Shareholders' Representative, but no such amendment may increase the liability of any former shareholder of the Company hereunder, without the consent of such former shareholder.

      SECTION 11.3 COMPANY DISCLOSURE SCHEDULE. The information in the Company Disclosure Schedule constitutes (a) exceptions or qualifications to representations, warranties, covenants and obligations of the Company as set forth in this Agreement or (b) descriptions or lists of assets and liabilities and other items referred to in this Agreement. The Company Disclosure Schedule shall not be construed as indicating that any disclosed information is required to be disclosed, and no disclosure shall be construed as an admission that such information is material to, or required to be disclosed by, the Company. Capitalized terms used in the Company Disclosure Schedule that are not defined therein shall have the meaning given them in this Agreement. From time to time prior to the Closing, the Company will promptly amend and supplement the sections of the Company Disclosure Schedule under Article IV with respect to any matter, condition or occurrence (i) existing as of the date of this Agreement that was required to be set forth or described therein but which was not so set forth or described or (ii) hereafter arising which, if existing or occurring as of the date of this Agreement, would have been required to be set forth or described therein; PROVIDED, HOWEVER, that no such amendment or supplement shall have any effect for the purpose of determining the satisfaction by Company of the conditions set forth in Article VIII or indemnification under Article X; PROVIDED, FURTHER, HOWEVER, that the Parent Indemnified Parties shall not be entitled to be indemnified pursuant to Section 10.1(a)(i) for the first $500,000 of Losses arising out of, in connection with or due to any such matter, condition or occurrence unless such matter, condition or occurrence was known to the Company or any Company Subsidiary as of the date of this Agreement (in which case the foregoing limitation shall not apply). In addition, sections of the Company Disclosure Schedules under the provisions of this Agreement other than Article IV may be amended and supplemented as mutually agreed to in writing by Parent and the Company.






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      SECTION 11.4  EXPENSES.  All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses. Prior to the Closing, the Company shall use commercially reasonable efforts to deliver to Parent copies of final invoices for all amounts owed by the Company or any of its affiliates to all third-party service providers, including counsel, accountants, and financial and other advisors, which constitute unpaid Company Transaction Expenses.

      SECTION 11.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service, such as Federal Express (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a)   if to Parent or Merger Sub, to:

                  Jones Lang LaSalle Incorporated
                  200 East Randolph Drive
                  Chicago, Illinois 60601
                  Facsimile:  (312) 228-2277
                  Attention:  Chief Financial Officer

                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  333 West Wacker Drive
                  Chicago, Illinois 60606
                  Facsimile:  (312) 407-0411
                  Attention:  Rodd M. Schreiber, Esq.
                              Richard C. Witzel, Jr., Esq.

                  and

                  if to the Company, to:

                  Staubach Holdings, Inc.
                  c/o The Staubach Company
                  15601 Dallas Parkway
                  Suite 400
                  Addison, Texas 75001
                  Facsimile:  (972) 361-5940
                  Attention:  Stephanie Phillips, General Counsel

                  with a copy to:

                  Gardere Wynne Sewell LLP
                  1601 Elm Street, Suite 3000
                  Dallas, Texas 75201-4761
                  Facsimile:  (214) 999-4667
                  Attention:  David H. Segrest, Esq.
                              David R. Earhart, Esq.

            (b)   if to the Shareholders' Representative:

                  To the address set forth below the Shareholders' Representative's name on the signature page hereto.

      SECTION 11.6 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the terms "affiliates" and "associates" shall have the meanings set forth in Rule 12b-2 of the Exchange Act and "made available" shall mean as posted in the Company's electronic data room (https://services. intralinks.com/AZ?w=597922&br=9976138786&p=3) prior to the date hereof or as otherwise provided to Parent in writing prior to the date hereof. The words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

      SECTION 11.7 JURISDICTION. Except as provided in Sections 3.3(f), 3.7(c) and 10.4(e), each of the parties hereby expressly and irrevocably submits to the exclusive personal jurisdiction of the United States District Court for the Southern District of New York and to the jurisdiction of any other competent court of the State of New York sitting in the Borough of Manhattan of The City of New York (collectively, the "New York Courts"), preserving, however, all rights of removal to such federal court under 28 U.S.C. Section 1441, in connection with all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby and agrees not to commence any litigation relating thereto except in such courts. Each such party hereby waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated hereby to which any of them may be entitled by reason of its present or future domicile. Notwithstanding the foregoing, each such party agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the New York Courts in any other court or jurisdiction.

      SECTION 11.8 SERVICE OF PROCESS. Each of the parties hereby irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 11.7 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 11.5. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

      SECTION 11.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

      SECTION 11.10 SPECIFIC PERFORMANCE. Each of Parent, Merger Sub and the Company acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement.

      SECTION 11.11 COUNTERPARTS. This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

      SECTION 11.12 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, the Confidentiality Agreement and the documents referred to herein and delivered in connection with this Agreement:

            (a) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, including that certain Letter of Intent, by and between Parent and the Company, dated as of April 1, 2008, among the parties or any of them with respect to the subject matter hereof and thereof (provided that the provisions of this Agreement shall supersede any conflicting provisions of the Confidentiality Agreement), and

            (b) except as provided in Article X and Section 11.1, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

      SECTION 11.13 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

      SECTION 11.14 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to the principles of conflicts of law thereof (other than with respect to matters governed by the TBOC, with respect to which such law shall apply).

      SECTION 11.15 HEADINGS. Headings of the Articles and Sections of this Agreement, the Table of Contents and the Index of Defined Terms are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

      SECTION 11.16 WAIVERS. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

      SECTION 11.17 ASSIGNMENT. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that (i) Merger Sub may assign any or all of its rights, interests and obligations hereunder to Parent, one or more direct or indirect wholly-owned Subsidiaries of Parent, or a combination thereof and (ii) Parent and Merger Sub may assign any or all of its rights hereunder, but not its obligations hereunder to any of its financing sources. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and permitted assigns.

      IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                              STAUBACH HOLDINGS, INC.


                              By    /s/ Roger T. Staubach
                                    ------------------------------
                                    Name:  Roger T. Staubach
                                    Title: Executive Chairman



                              JONES LANG LASALLE TENANT
                              REPRESENTATION, INC.


                              By    /s/ Joseph J. Romenesko
                                    ------------------------------
                                    Name:  Joseph J. Romenesko
                                    Title: Vice President



                              JONES LANG LASALLE INCORPORATED


                              By    /s/ Lauralee S. Martin
                                    ------------------------------
                                    Name:  Lauralee S. Martin
                                    Title: COO and CFO

                              SHAREHOLDERS' REPRESENTATIVE


                              By    /s/ Roger T. Staubach
                                    ------------------------------
                                    Name:  Roger T. Staubach

                                    c/o The Staubach Company
                                    15601 Dallas Parkway
                                    Suite 400
                                    Addison, Texas 75001


                              By    /s/ Gregory P. O'Brien
                                    ------------------------------
                                    Name:  Gregory P. O'Brien

                                    c/o The Staubach Company
                                    15601 Dallas Parkway
                                    Suite 400
                                    Addison, Texas 75001


                              By    /s/ John A. Gates
                                    ------------------------------
                                    Name:  John A. Gates

                                    c/o The Staubach Company
                                    15601 Dallas Parkway
                                    Suite 400
                                    Addison, Texas 75001

Index of schedules and exhibits*


STAUBACH HOLDINGS, INC. DISCLOSURE SCHEDULE

Schedule 3.6(b)         Earnout Payment Calculations
Schedule 3.12           Early-Terminated Employees
Schedule 4.1            Company Qualifications
Schedule 4.2(a)         Company Subsidiaries and Affiliates
Schedule 4.2(b)         Company Subsidiary Foreign Qualifications
                        and Licenses
Schedule 4.3(a)         Company Shareholders
Schedule 4.3(b)         Restrictions and/or Obligations
                        of the Common Stock, Capital Stock or Equity
                        Interests of the Company and Company Subsidiaries
Schedule 4.3(c)         Company or Company Subsidiary Voting Trust
                        Agreements
Schedule 4.3(d)         Dividends
Schedule 4.4            Changes to the Broker-Splits
Schedule 4.6            Consents and Approvals; No Violations
Schedule 4.8            Absence of Certain Changes
Schedule 4.9            Company Liabilities, Indebtedness or Obligations
Schedule 4.10           Litigation
Schedule 4.11(a)        Employee Benefit Plans; ERISA
Schedule 4.11(j)        Plans Extending Beyond an Employee's Retirement
                        or Other Termination of Service
Schedule 4.11(q)        Plans Terminated Between June 30, 2006 and
                        December 31, 2007
Schedule 4.12           Taxes
Schedule 4.13           Listed Company Agreements
Schedule 4.14(a)        Encumbrances on Real and Personal Property
Schedule 4.14(b)        Purchase and Sale Agreement Liabilities
Schedule 4.14(c)        Leased Real Property
Schedule 4.14(e)        Defaults Relating to Leased Real Property
Schedule 4.15(b)        Domestic and/or Foreign (i) Patents, (ii)
                        registered and applied-for trademarks and service
                        marks, (iii) Domain Names and (iv) registered and
                        applied for Copyrights owned by the Company
Schedule 4.15(c)        RTS/MHS Trademarks and Domain Names
Schedule 4.15(d)        Proprietary Software
Schedule 4.15(e)        Issues Relating to Intellectual Property
Schedule 4.16           Related Party Transactions
Schedule 4.17           Labor Matters
Schedule 4.17(b)        Company or Company Subsidiary Personnel Policies,
                        Rules or Procedures
Schedule 4.17(m)        All Persons Who Performed Services for the Company
                        or any Company Subsidiary
Schedule 4.18(a)        Compliance with Laws; Permits
Schedule 4.18(b)        Company Permits
Schedule 4.19(b)        Company and Company Subsidiary Bank Accounts
Schedule 4.20           Significant Clients
Schedule 4.21(b)        Environmental Issues
Schedule 4.22           Company or Company Subsidiary-Owned Insurance
                        Policies/Self-Insured Risks
Schedule 4.26           Investment Funds
Schedule 4.27(f)        Government Contracts
Schedule 6.1            Conduct of Business of the Company and Company
                        Subsidiaries
Schedule 7.9            Pre-Closing Activities
Schedule 7.9(a)         Pre-Closing Activities
Schedule 8.3(i)(i)      Company Employees
Schedule 8.3(i)(ii)     Employment Agreements with Parent or its Affiliates
Schedule 10.1(a)(iv)    Indemnified Parties
Schedule 10.1(a)(vii)   Indemnity Items






                     Index of schedules and exhibits - 1

JONES LANG LASALLE INCORPORATED DISCLOSURE SCHEDULE

Schedule V              Knowledge Persons
Schedule 5.10           Tenant Rep Significant Clients

EXHIBITS

Exhibit A               Form of Amendment to Name Assignment and
                        License Agreement
Exhibit B               Shareholder Election Form and Agreement
Exhibit C               Form of Staubach Company - San Diego, Inc.
                        Roll-Up Agreement
Exhibit D               Form of Staubach Company Great Lakes Inc.
                        Roll-Up Agreement
Exhibit E               Form of License Termination for Corporacion
                        Mexicana de Inmuebles, S.A. de C.V. and
                        its subsidiaries
Exhibit F               Form of License Termination for Staubach
                        Western Canada Corp., RGM Holdings Inc. and
                        Robert Muzyka
Exhibit G               Form of License Termination for Staubach
                        Eastern Canada, Inc. and Jean Chalifour
Exhibit H               Form of FIRPTA Certificate
Exhibit I               Form of Opinions of Gardere


  * Exhibits and schedules to the Agreement and Plan of Merger are not being filed herewith. The Registrant undertakes to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request, pursuant to Item 601(b)(2) of Regulation S-K.







































                     Index of schedules and exhibits - 2